EXHIBIT 10.1

Those portions of the Schedules to this

Agreement marked with an [*] have been omitted

pursuant to a request for confidential treatment

and have been filed separately with the SEC.

Confidential Treatment Requested Under 17

C.F.R. §§ 200.83 and 240.24b-2

DEAL: 02553NAC0

REVOLVER: 02553NAD8

Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of January 30, 2019 among

AMERICAN EAGLE OUTFITTERS, INC.,

as the Company

The Subsidiaries from time to time party hereto, as U.S. Subsidiary Borrowers

AMERICAN EAGLE OUTFITTERS CANADA CORPORATION,

and the other Subsidiaries from time to time party hereto, as Canadian Borrowers

The other LOAN PARTIES party hereto The LENDERS Party Hereto

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

PNC CAPITAL MARKETS, LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION and

JPMORGAN CHASE BANK, N.A.,

As Joint Bookrunners & Joint Lead Arrangers

WELLS FARGO BANK, NATIONAL ASSOCIATION AND JPMORGAN CHASE BANK, N.A.,

Co-Syndication Agents

BANK OF AMERICA, N.A., ROYAL BANK OF CANADA and HSBC Bank USA, N.A.,

as Co-Documentation Agents

i

(continued)

(continued)

(continued)

(continued)

SCHEDULES:

Commitment Schedule

Schedule 1.01(a)	–	Eligible Real Property
Schedule 1.01(b)	–	Existing Letters of Credit
Schedule 1.01(g)	–	Eligible Real Property Deliverables and Performance
Schedule 3.06	–	Disclosed Matters
Schedule 3.10	–	Canadian Benefit Plans and Canadian Pension Plans
Schedule 3.15	–	Capitalization and Subsidiaries
Schedule 5.18	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.10	–	Existing Restrictions
Schedule 9.01	–	Foreign Currency Notice Address

EXHIBITS:
Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Base Certificate
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of Interest Election Request
Exhibit F	–	Joinder Agreement
Exhibit G-1	–	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	–	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	–	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	–	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

v

AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 30, 2019, among AMERICAN EAGLE OUTFITTERS, INC., a Delaware corporation (the “Company”), each of the U.S. Subsidiary Borrowers from time to time party hereto, each of the Canadian Borrowers from time to time party hereto, the other Loan Parties party hereto, the Lenders party hereto, and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.

WITNESSETH:

WHEREAS, the Company, certain other Borrowers, certain Guarantors, the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Agent”), are party to that certain Credit Agreement dated as of December 2, 2014 (such date, the “Original Closing Date”) (as amended, modified and supplemented from time to time prior to the date hereof, the “Existing Credit Agreement”), pursuant to which, among other things, the Lenders and Existing Agent agreed to provide a revolving credit facility to such Borrowers on the terms and conditions set forth therein.

WHEREAS, pursuant to the Resignation and Appointment Agreement (as defined herein), the Existing Agent has resigned as administrative and collateral agent under the Existing Credit Agreement and the Administrative Agent has been appointed as successor administrative agent thereunder; and

WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety as set forth herein.

The parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” means an “Account” as defined in Article 9 of the UCC or the PPSA, as applicable.

“Account Debtor” means any Person that is or may become obligated to any Loan Party under, with respect to or on account of an Account or Credit Card Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or Restricted Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder and under the other Loan Documents, and including any of its Affiliates (including, without limitation, PNC Bank, Canada Branch) performing any of the functions of the Administrative Agent at any time, and their successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Borrowing Base” means, as of any date of determination, an amount equal to (a) the U.S. Borrowing Base as of such date plus (b) the lesser of (i) the Canadian Sublimit and (ii) the Canadian Borrowing Base as of such date.

“Aggregate Canadian Revolving Exposure” means, at any time, the aggregate Canadian Revolving Exposure of all the Lenders at such time.

“Aggregate Commitments” means, at any time, the aggregate Commitments of all Lenders.

“Aggregate Credit Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Aggregate U.S. Revolving Exposure” means, at any time, the aggregate U.S. Revolving Exposure of all the Lenders at such time.

“ALTA” means the American Land Title Association.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Overnight Bank Funding Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Overnight Bank Funding Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Overnight Bank Funding Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. If the Alternative Base Rate determined as above would be less than zero, then such rate shall be deemed to be zero.

“Alternative Currency” means any currency other than U.S. Dollars, Sterling, Euros or Canadian Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at that time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations in this definition.

“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “ABR/Canadian Prime Rate Margin” or “LIBOR/CDOR/EURIBOR Margin”, as the case may be, based upon the daily average Gross Availability (the “Average Gross Availability”) for the fiscal quarter of the Company ending on the most recent Determination Date (as defined below), provided that for the period from the Effective Date through and including February 2, 2019, the “Applicable Rate” shall be the applicable rate per annum set forth below in Level I:

Level	Average Gross Availability	LIBOR / CDOR/ EURIBOR Margin	ABR/ Canadian Prime Rate Margin
I	≥ 66% of the Aggregate Commitments	1.125%	0.125%
II	< 66% of the Aggregate Commitments but ≥ 33% of the Aggregate Commitments	1.250%	0.250%
III	< 33% of the Aggregate Commitments	1.375%	0.375%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company (each a “Determination Date”) based upon the Borrowing Base Certificate(s) delivered with respect to such Determination Date and (b) each change in the Applicable Rate resulting from a change in the Average Gross Availability shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the consolidated financial statements for the most recent Determination Date and ending on the date immediately preceding the effective date of the next such change; provided that if the Borrowers shall fail to deliver any Borrowing Base Certificate with respect to any Determination Date as and when due, at the option of the Administrative Agent or at the request of the Required Lenders, Average Gross Availability shall be deemed to be in Level III during the period from the expiration of the time for delivery thereof until the date five (5) days after such Borrowing Base Certificate is delivered.

If any Borrowing Base Certificate shall prove to have been inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment or accrual of any interest or fees at rates lower than those that would have been paid or accrued for any period, then the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders or Issuing Banks (or former Lenders or Issuing Banks) as their interests may appear, the interest and fees that would have accrued and would have been required to be paid but were not accrued or paid as a result of such inaccuracy.

“Applicable Trigger Amount” means, with respect to any test of Availability hereunder by reference to the Applicable Trigger Amount at a specified Level, the following:

Level		Maximum Credit Amount	Floor
I	Greater of:	10.0% of the Maximum Credit Amount	$20,000,000
II	Greater of:	12.5% (or, solely with respect to Restricted Payments, 15.0%) of the Maximum Credit Amount	$30,000,000
III	Greater of:	12.5% of the Maximum Credit Amount	$37,500,000
IV	Greater of:	15.0% (or, solely with respect to Restricted Payments, 20.0%) of the Maximum Credit Amount	$42,500,000
V	Greater of:	15.0% of the Maximum Credit Amount	$50,000,000

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to the lesser of (a) the Aggregate Commitments minus the Aggregate Credit Exposure, and (b) the sum of (i) an amount equal to (A) the U.S. Borrowing Base minus (B) the Aggregate U.S. Revolving Exposure minus (C) the Canadian Over-Usage Amount, plus (ii) an amount not less than zero but otherwise equal to (A) the lesser of (1) the Canadian Borrowing Base and (2) the Canadian Sublimit, minus (B) the Aggregate Canadian Revolving Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitment” means, at any time, the Aggregate Commitments minus the Aggregate Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Banking Services” means (a) each and any of the following bank services provided to any Loan Party or its Subsidiaries by any Lender or any of its Affiliates: (i) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards, (iii) merchant processing services, (iv) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (v) foreign exchange and currency management services, and (b) letters of credit issued under any Specified L/C Facility for so long as the issuer thereof is a Lender or an Affiliate of a Lender.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services/Swap Reserves” means, in respect of a specified Banking Service Obligation or Swap Agreement Obligation, all reserves, if any, that the Borrower Representative and the applicable provider of such Banking Service Obligation or Swap Agreement Obligation agree shall be established with respect thereto, to the extent the Administrative Agent receives a written notice of such Banking Service Obligations or Swap Agreement Obligations in accordance with Section 2.22 specifying the amount of such agreed reserves.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Billing Statement” has the meaning assigned to such term in Section 2.18(g).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” or “Borrowers” means, individually or collectively, the U.S. Borrowers and the Canadian Borrowers.

“Borrower Representative” has the meaning assigned to such term in Section 12.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, CDOR Loans and EURIBOR Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, individually and collectively as the context may require, the U.S. Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent in its Permitted Discretion from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Deposit Account” has the meaning set forth in the definition of “Eligible Cash/Cash Equivalents.”

“Borrowing Base Reporting Date” means fifteen (15) Business Days after each of the end of each fiscal quarter of the Company; provided, however, during any period in which Availability is less than (a) 50% of the Maximum Credit Amount at any time, within fifteen (15) Business Days after each such fiscal month, and (b) twelve and one half percent (12.5%) of the Maximum Credit Amount at any time, within four (4) Business Days after the end of each calendar week.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey; provided that (a) when used in connection with a LIBOR Loan in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros, (c) when used in connection with a CDOR Loan, an ABR Loan to a Canadian Borrower or a Canadian Prime Rate Loan (including any Swingline Loan denominated in Canadian Dollars), the term “Business Day” shall also exclude any day on which banks are authorized or required by law to remain closed in Toronto or London.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Benefit Plan” means any material plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including such medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans and excluding any stock option or share purchase plan that is an employee benefit plan that is required to be registered under any applicable Canadian federal or provincial employee benefit legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary.

“Canadian Blocked Person” means any Person that is a “politically exposed foreign person” or “terrorist group” or similar person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrowers” means, collectively (a) American Eagle Outfitters Canada Corporation, and (b) each Canadian Subsidiary of the Company that becomes a party to this Agreement as a “Canadian Borrower” following the Effective Date pursuant to Section 5.14, in each case, until such time as such Canadian Subsidiary is released from its obligations under the Loan Documents in accordance with this Agreement.

“Canadian Borrowing Base” means, at any time, the sum of:

(a)    the amount of Eligible Cash/Cash Equivalents of the Canadian Loan Parties at such time; plus

(b)    the product of (i) 85% multiplied by (ii) the Eligible Trade Accounts of the Canadian Loan Parties at such time, plus

(c)    the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the Canadian Loan Parties at such time, plus

(d)    the product of 90% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the Canadian Loan Parties’ Eligible Inventory (other than Eligible LC Inventory and Eligible In-Transit Inventory) at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative (the amount resulting from the foregoing calculation, the “Canadian Inventory Availability”), plus

(e)    the lesser of (i) ten percent (10%) of Canadian Inventory Availability or (ii) (1) the product of 90% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the Canadian Loan Parties’ Eligible In-Transit Inventory and Eligible LC Inventory at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative minus (2) Reserves for in-transit delivery, minus

(f)    applicable Reserves.

Subject to the provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(m)).

“Canadian Collateral” means any and all property of any Canadian Loan Party covered by the Collateral Documents and any and all other property of any Canadian Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Canadian Secured Obligations.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and “Cdn$” means dollars in the lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.

“Canadian Guaranteed Obligation” has the meaning assigned to such term in Section 11.01.

“Canadian Guarantor” means each Subsidiary of a Canadian Borrower that is listed on the signature pages hereto as a Canadian Guarantor or that becomes a party hereto as a Canadian Guarantor pursuant to Section 5.14, in each case, until such Subsidiary’s Canadian Guaranty is released in accordance herewith.

“Canadian Guaranty” means Article XI of this Agreement.

“Canadian Loan Parties” means, individually and collectively as the context may require, the Canadian Borrowers and the Canadian Guarantors.

“Canadian Loans” means, individually and collectively as the context may require, the Canadian Revolving Loans and the Canadian Swingline Loans.

“Canadian MEPP” means any plan that is a multi-employer pension plan as defined under the applicable pension standards legislation.

“Canadian Obligated Party” has the meaning set forth in Section 11.02.

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans to the Canadian Borrowers, all accrued and unpaid fees and all expenses, reimbursements (including pursuant to Section 2.06(a)), indemnities and other obligations of the Canadian Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents (including guarantee obligations and interest, costs, fees and other amounts accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding).

“Canadian Overadvance” means any Overadvance made to or for the benefit of a Canadian Borrower.

“Canadian Over-Usage Amount” means, as of any date of determination, an amount not less than zero but otherwise equal to the amount (if any) by which the Aggregate Canadian Revolving Exposure on such date exceeds the Canadian Borrowing Base as of such date.

“Canadian Pension Plans” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary, other than any Canadian MEPP or plans established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the Province of Quebec.

“Canadian Prime Rate” means on any day, the greater of (a) the annual rate of interest announced from time to time by PNC Bank, Canada Branch as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and which it refers to as its prime rate (or its equivalent or analogous rate) and (b) the yearly rate of interest to which the CDOR Rate for a one-month term in effect from time to time is equivalent plus 1.00% per annum.

“Canadian Prime Rate Loan” or “Canadian Prime Rate Borrowing” means a Loan or Borrowing, respectively, denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Protective Advance” means a Protective Advance made to, on behalf of or in respect of a Canadian Borrower.

“Canadian Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Canadian Revolving Loans and Canadian Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Canadian Overadvances and Canadian Protective Advances outstanding at such time.

“Canadian Revolving Loan” means a Revolving Loan made by the Lenders to any Canadian Borrower.

“Canadian Secured Obligations” means all Canadian Obligations together with all (a) Banking Services Obligations of the Canadian Loan Parties and (b) Swap Agreement Obligations of the Canadian Loan Parties owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Canadian Secured Obligations of such Loan Party.

“Canadian Security Agreements” means each of the Amended and Restated Canadian Security Agreement, dated as of the Effective Date, among the Canadian Loan Parties and the Administrative Agent, the Deed of Hypothec, dated on or prior to the Effective Date, between American Eagle Outfitters Canada Corporation and the Administrative Agent, in its capacity as hypothecary representative for the Secured Parties, and, as the context requires, any other pledge or security agreement or deed of hypothec entered into, after the Effective Date by any other Canadian Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Sublimit” means $40,000,000.

“Canadian Subsidiary” means any Subsidiary of the Company that has been formed or is organized under the laws of Canada or any province or territory thereof.

“Canadian Swingline Exposure” means, at any time, the aggregate Dollar Amount of all outstanding Canadian Swingline Loans at such time. The Canadian Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Canadian Swingline Exposure at such time.

“Canadian Swingline Loan” means a Swingline Loan made to a Canadian Borrower.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” has the meaning assigned to such term in Section in Section 2.06(j). Derivatives of such term have corresponding meanings.

“Cash Equivalents” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S. or Canada), in each case maturing within two years from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof each having, at such date of acquisition, a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 90 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S., Canada or any State or province thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d)    repurchase agreements for securities described in clause (a) above and entered into with any Lender or any commercial bank satisfying the criteria described in clause (c) above;

(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)    marketable direct obligations issued by any state of the U.S., or by the Canadian federal government, or any province, commonwealth or territory of Canada, or any political subdivision of any such state, province, commonwealth or territory or any public instrumentality thereof, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, in each case having the highest rate obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent), and in the case of any Foreign Subsidiary, other short-term investments that are (i) analogous to the foregoing, (ii) comparable credit quality and (iii) customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes;

(g)    overnight investments with any Lender or any commercial bank satisfying the criteria described in clause (c) above; and

(h)    other readily marketable instruments issued or sold by any Lender or any commercial bank satisfying the criteria described in clause (c) above.

“Casualty” has the meaning assigned to such term in Section 5.11.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended.

“CDOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM Canada, rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 11:00 a.m. Eastern Time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg page BTMM Canada on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day. If the CDOR Rate determined as above would be less than zero, then such rate shall be deemed to be zero.

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“CIP Regulations” shall have the meaning set forth in Section 8.11 hereof.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans or Canadian Revolving Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the U.S. Secured Obligations or the Canadian Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the U.S. Security Agreement or Canadian Security Agreement, as applicable.

“Collateral and Guaranty Requirement” means, at any time, the requirement that:

(a)    the Administrative Agent shall have received from the Company and each Designated Subsidiary either (i) (A) in the case of the Company and each Designated Subsidiary that is a Domestic Subsidiary, a counterpart of this Agreement and the U.S. Security Agreement, duly executed and delivered on behalf of such Person or (B) in the case of each Designated Subsidiary that is a Canadian Subsidiary, a counterpart of this Agreement and the Canadian Security Agreement, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, (A) a Joinder Agreement, duly executed and delivered on behalf of such Person, and (B) instruments in the form or forms specified in the applicable Security Agreement under which such Person becomes a party to the applicable Security Agreement, duly executed and delivered on behalf of such Person, together with such certificates, documents and opinions with respect to such Designated Subsidiary as may reasonably be requested by the Administrative Agent;

(b)    The Administrative Agent shall have received all Deposit Account Control Agreements, Securities Account Control Agreements and other Collateral Documents required to be provided to it hereunder or under the applicable Security Agreement;

(c)    all documents and instruments, including UCC financing statements, PPSA registrations and recordations of deeds of hypothec required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(d)    each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.

Notwithstanding the foregoing, any Designated Subsidiary formed or acquired after the Effective Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.14. The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its sole discretion grant extensions of time for the creation and perfection of security interests in, or the delivery of legal opinions or other deliverables with respect to, particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without unreasonable effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents. Notwithstanding the foregoing, no action required to be taken by any Person to effect compliance by the Administrative Agent and the Lenders with any applicable Requirement of Law shall be deemed to cause unreasonable effort or expense hereunder.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages, any Intercreditor Agreement, any deposit account control agreement, any securities account control agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, the Guarantees contained in this Agreement or any joinder or supplement hereto or any other Guaranty of all or any portion of the Obligations, subordination agreements, pledges, and collateral assignments, whether theretofore, now or hereafter executed by any Borrower or any of its Subsidiaries and delivered to the Administrative Agent.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding commercial Letters of Credit plus (b) the aggregate Dollar Amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of an Issuing Bank (in its capacity as such) shall be the Commercial LC Exposure in respect of commercial Letters of Credit issued by such Issuing Bank. The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of all of the Lenders’ Commitments is $400,000,000.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means American Eagle Outfitters, Inc., a Delaware corporation.

“Compliance Certificate” means a certificate executed by a Financial Officer of the Borrower Representative in substantially the form of Exhibit D.

“Concentration Account” means (a) with respect to the U.S. Loan Parties, a “Concentration Account” as defined in the U.S. Security Agreement, and (b) with respect to the Canadian Loan Parties, a “Concentration Account” as defined in the Canadian Security Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means any account of any Borrower maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of a Borrower, any Loan Party and any Designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Credit Card Accounts” means any “payment intangibles,” as defined in the UCC or PPSA, receivables or other rights to payment of a monetary obligation due to any Loan Party from a credit card issuer or a credit card processor in connection with purchases of Inventory of such Loan Party in the ordinary course of business on (a) credit cards issued by Visa, MasterCard, American Express, Discover, each of their respective Affiliates, and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any Loan Party issued under non-recourse arrangements substantially similar to those in effect on the Effective Date or (c) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case, which have been earned by performance by such Loan Party but not yet paid to such Loan Party by such credit card issuer or credit card processor.

“Credit Card Agreement” means any agreement between a Loan Party, on the one hand, and a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Loan Party through debit cards or mall cards), on the other hand relating to any Credit Card Account included or intended to be included in the Borrowing Base.

“Credit Card Notifications” means each Credit Card Notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Loan Parties and delivered by such Loan Parties to credit card issuers or credit card processors that are party to any Credit Card Agreement.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Designated Currency” means, in relation to any Loan or Borrowing, any currency (a) that is freely transferable and convertible into U.S. Dollars in the London interbank market, (b) for which LIBO Rates can be determined by reference to the applicable Reuters screen as provided in the definition of “LIBO Rate” and (c) that has been designated by the Administrative Agent as a Designated Currency at the request of the Borrower Representative and with the consent of each Lender.

“Designated Subsidiary” means each Subsidiary other than any Excluded Subsidiary.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Maturity Date. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Dollar Amount” means (a) with regard to any Obligation or calculation denominated in U.S. Dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in any other currency, the amount of U.S. Dollars which is equivalent to the amount so expressed in such currency at the Spot Rate on the relevant date of determination.

“Document” has the meaning assigned to such term in each Security Agreement, as applicable.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“Dominion Period” means (a) any period during which any Event of Default has occurred and is continuing or (b) any period (i) commencing at any time when Availability shall be less than the Applicable Trigger Amount (Level I), and (ii) ending when Availability shall have been greater than the Applicable Trigger Amount (Level I) for a period of 30 consecutive days; provided that no more than two (2) Dominion Periods may end in any consecutive twelve (12) month period.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period, plus

(a)    the following without duplication and to the extent deducted in calculating such Net Income:

(i)    Interest Expense for such period;

(ii)    the provision for Federal, state, local and foreign income taxes (excluding Federal, state, local and foreign income tax credits of the Company) payable by the Company and its Subsidiaries for such period;

(iii)    depreciation and amortization expense;

(iv)    any (A) non-cash compensation charge or expense, including charges arising from any grant of stock, stock options or other equity based awards and any non- cash deemed finance charges in respect of any pension liabilities or other provisions and (B) income (loss) attributable to deferred compensation plans or trusts

(v)    non-recurring non-cash charges (including asset impairment charges and unrealized foreign currency losses, but for avoidance of doubt, excluding non-cash charges that relates to the write-down or write-off of inventory) for such period;

(vi)    other non-recurring losses, costs, charges, or cash expenses (including without limitation restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), and non-recurring severance, relocation, consolidation, transition, integration or other similar charges and expenses in an amount not to exceed $20,000,000 in the aggregate for such period;

(vii)    costs, fees, expenses, premiums or penalties incurred during such period in connection with Acquisitions (whether or not consummated) and permitted asset sales (whether or not consummated), other than asset sales effected in the ordinary course of business;

(viii)    [reserved];

(ix)    [reserved]; and

(x)    costs, fees, and expenses incurred in connection with the Transactions; and minus

(b)    the following without duplication and to the extent included in calculating such Net Income:

(i)    Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period;

(ii)    all non-recurring non-cash items increasing Net Income for such period (including, without limitation, foreign currency gains, but excluding normal accruals in the ordinary course of business);

(iii)    all non-recurring cash gains of the Company and its Subsidiaries increasing Net income for such period;

(iv)    interest income for such period; and

(v)    any cash payments for such period that were deducted in determining Net Income and added back in determining EBITDA in such testing period or a previous testing period under clause (a)(iv) or (a)(v) above.

For purposes of calculating EBITDA (except for purposes of determining compliance with Section 6.12) for any period in connection with the determination of whether the Payment Conditions have been satisfied, if during any period the Company or any Subsidiary shall have consummated a Pro Forma Event since the first day of such period, EBITDA for such period shall be calculated on a Pro Forma Basis after giving effect thereto.

“EBITDAR” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of EBITDA plus Rentals.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including email, Syndtrak, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Cash/Cash Equivalents” means cash and Cash Equivalents balances in U.S. Dollars or Canadian Dollars held in one or more Deposit Accounts or Securities Accounts with the Administrative Agent subject to a blocked account control agreement in form and substance reasonably satisfactory to the Administrative Agent over which the Administrative Agent has sole dominion and control, subject to the terms of Section 5.13 this Agreement (each a “Borrowing Base Deposit Account”).

“Eligible Credit Card Accounts” means at the time of any determination thereof, each Credit Card Account of a Loan Party that at the time of creation and continuing to the time of such determination is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (p) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account, such Credit Card Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Account shall be reduced by, without duplication, to the extent not reflected in such face amount or reflected in a Reserve, (i) the amount of all accrued and actual fees and charges due to the credit card issuer or credit card processor by any Loan Party or Subsidiary, discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a credit card issuer or credit card processor pursuant to the terms of any agreement or understanding), and (ii) the aggregate amount of all cash received in respect of such Credit Card Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Account. Any Credit Card Account included within any of the following categories shall not constitute an Eligible Credit Card Account:

(a)    which is not earned or does not represent the bona fide amount due to a Loan Party from a credit card processor or a credit card issuer that originated in the ordinary course of business of the applicable Loan Party;

(b)    which is not owned by a Loan Party or to which a Loan Party does not have good title;

(c)    in which the payee of such Credit Card Account is a Person other than a Loan Party;

(d)    which does not constitute an “Account” (as defined in the UCC or the PPSA) or a “payment intangible” (as defined in the UCC or the PPSA);

(e)    which has been outstanding for more than five (5) Business Days (or, in the case of American Express, ten (10) Business Days) from the date of sale;

(f)    with respect to which the applicable credit card issuer, credit card processor or debit card or mall card issuer or provider has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Insolvency Law, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(g)    which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

(h)    which is not subject to a duly perfected first priority security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(i)    which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) any Permitted Encumbrances contemplated by the applicable processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established, (iii) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable and (iv) Liens securing Permitted Term Loan Indebtedness that are subject to an Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(j)    with respect to which (i) the applicable Loan Party has failed to comply in all material respects with its obligations under the Credit Card Agreements related thereto, or (ii) (A) any covenant has been breached or (B) any representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement, the applicable Security Agreement or in the Credit Card Agreements relating to such Credit Card Account; provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k)    which is subject to risk of set-off, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of the applicable Credit Card Account or the unpaid credit card processor fees;

(l)    which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(m)    which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the applicable credit card processor’s, credit card issuer’s or debit card or mall card issuer’s or provider’s inability to pay;

(n)    which represents a deposit or partial payment in connection with the purchase of Inventory of such Loan Party;

(o)    which is not subject to a Credit Card Notification; or

(p)    which does not meet such other eligibility criteria for Credit Card Accounts as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes.

“Eligible In-Transit Inventory” means, as of the date of determination thereof, without duplication, Inventory of a Loan Party that, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, meets each of the following criteria:

(a)    the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory and (2) evidence of satisfactory marine cargo and casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request,

(b)    if the bill of lading is non-negotiable, the inventory must be in transit within the U.S. or, solely in the case of a Canadian Loan Party, Canada, and the Administrative Agent shall have received, if requested, a duly executed Collateral Access Agreement, in form and substance satisfactory to the Administrative Agent, from the applicable customs broker, freight forwarder or carrier for such Inventory,

(c)    except as otherwise approved in writing by the Administrative Agent, if the bill of lading is negotiable, the inventory must be in transit from outside the U.S. or Canada, and the Administrative Agent shall have received (1) confirmation that the bill is issued in the name of such Loan Party and consigned to the order of the Administrative Agent, and a reasonably acceptable agreement has been executed with such Loan Party’s customs broker and freight forwarder, as applicable, in which each of the customs broker and freight forwarder, as applicable, agrees that it holds the negotiable bill in the United States as agent for the Administrative Agent and has agreed to follow the instructions of the Administrative Agent in respect of the Inventory; and (2) confirmation that such Loan Party has paid for the goods or the payment obligations are assured by a Letter of Credit or a commercial letter of credit,

(d)    the common carrier is not an Affiliate of the applicable vendor or supplier,

(e)    the customs broker is not an Affiliate of any Loan Party,

(f)    such Inventory has not been in-transit for more than 45 days from the date such Inventory first became Eligible Inventory, and

(g)    such Inventory satisfies all of the criteria for Eligible Inventory (except the criteria in clause (g) of the definition of “Eligible Inventory”).

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Loan Party that are finished goods inventory, merchantable and readily saleable in the ordinary course of such Loan Party’s business, in each case that is not excluded as ineligible by virtue of one or more of the criteria set forth below. Eligible Inventory shall not include any Inventory:

(a)    which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and, in the case of any Inventory located in any province or territory of Canada, with respect to which the Administrative Agent has not received a perfection opinion satisfactory to the Administrative Agent;

(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (iii) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable, and (iv) Liens securing Permitted Term Loan Indebtedness that are subject to an Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(c)    which is unmerchantable, defective, used, unfit for sale, unacceptable due to age, type, category and/or quantity or which was not able to be valued under any appraisal conducted from time to time;

(d)    with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Agreement has been breached or is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation and warranty is untrue) and which does not conform in all material respects to all standards imposed by any Governmental Authority;

(e)    in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)    which is not finished goods or which constitutes packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in- place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales);

(g)    which (i) is not located in the U.S. or, solely in the case of Inventory of a Canadian Loan Party, Canada, or (ii) is In-Transit Inventory;

(h)    which is located at any location that is not an operating retail store location, temporary storage locations under the exclusive control of a Loan Party, or distribution center owned or leased by a Loan Party or third party warehouse that has been disclosed to the Administrative Agent, other than (x) Inventory in transit between any of the foregoing locations, and (y) Eligible In-Transit Inventory;

(i)    which is located in any location leased by such Loan Party (other than any retail store of such Loan Party located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants that would be prior or superior to the Liens of the Administrative Agent) unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j)    which is (A) located in any third party warehouse or is in the possession of a bailee (other than a third party processor) unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion, provided that up to $10,000,000 at any one time of such Inventory described in this clause (A) and not meeting the requirements of the preceding subclauses (i) and (ii) may be included as Eligible Inventory to the extent such Inventory is being held for not more than 60 days in a warehouse pending delivery to a retail store upon the initial opening thereof (including the initial opening after the renovation or remodeling of a store), or (B) evidenced by a negotiable Document (other than bills of lading to the extent permitted pursuant to clause (g) above);

(k)    which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(l)    which is the subject of a consignment by such Loan Party as consignor;

(m)    which contains or bears any Intellectual Property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)    which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory or Eligible LC Inventory);

(o)    for which reclamation rights have been asserted by the seller;

(p)    which does not meet such other eligibility criteria for Inventory as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes; or

(q)    which has been designated or demanded to be returned to or retained by the applicable vendor or which has been recognized as damaged or off quality by the applicable Loan Party;

provided further that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication of amounts already accounted for in determining such value, any amounts representing (i) vendor rebates; (ii) costs included in Inventory relating to advertising; (iii) a shrink reserve; and (iv) the unreconciled discrepancy between the general inventory ledger and the perpetual inventory ledger, to the extent the general inventory ledger reflects less Inventory than the perpetual inventory ledger.

“Eligible LC Inventory” means, at any time, the value of the undrawn face amount of issued commercial Letters of Credit that (a) supports the purchase price of Inventory in-transit that would be Eligible In-Transit Inventory but for the fact that the Loan Parties have not paid for such Inventory and (b) has an expiry within 90 days after the date of initial issuance of such commercial Letter of Credit, which value shall be subject to reduction based on eligibility criteria with respect to any such Inventory or Letter of Credit as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes.

“Eligible Real Property” means each identified real property listed on Schedule 1.01(a) so long as:

(a)    a U.S. Borrower has fee simple ownership of such real property free and clear of all Liens other than Permitted Encumbrances and junior Liens securing Permitted Term Loan Indebtedness;

(b)    no covenant, representation or warranty contained in this Agreement or the Mortgages with respect to such real property has been breached or is not true in all material respects (or, to extent qualified by materiality, in not true in all respects);

(c)    the Administrative Agent has, for the benefit of the Secured Parties, a perfected first priority Lien on such real property, including without limitation through the filing of a Mortgage with respect thereto;

(d)    such real property is and remains adequately protected by (i) fully-paid valid title insurance with endorsements and in amounts that are acceptable to the Administrative Agent as of the Effective Date, insuring that the Administrative Agent, for the benefit of the Lenders and the other Secured Parties, shall have a perfected first priority Lien on such real property, evidence of which shall have been provided in form and substance satisfactory to the Administrative Agent, and (ii) casualty insurance as required hereunder;

(e)    if such real property is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, the applicable Borrower has purchased and maintains flood insurance thereon in amounts reasonably satisfactory to the Administrative Agent and each Lender and in any event in compliance with applicable law, including the Flood Disaster Protection Act of 1973, as amended;

(f)    no Material Event has occurred with respect thereto unless, in lieu of excluding such real property from the Borrowing Base the Administrative Agent has, in its Permitted Discretion, imposed a Reserve; provided that, with respect to any such real property with respect to which a Material Event has occurred and has, as a result, been excluded from the Borrowing Base (such real property, a “Subject Property”), such Subject Property may be later redesignated by the Borrower Representative as Eligible Real Property upon satisfaction of certain conditions satisfactory to the Administrative Agent, which may include any or all of the following conditions: (i) at the time of such redesignation, no Default or Event of

Default has occurred and is continuing; (ii) the Borrower Representative notifies the Administrative Agent that the applicable Borrower intends to repair, refurbish, restore, replace or rebuild such Subject Property and such repair, refurbishment, restoration, replacement, or rebuilding occurs within 180 days after the applicable occurrence of the Material Event with respect thereto or such longer period as the Administrative Agent shall agree; (iii) such Subject Real Property otherwise constitutes Eligible Real Property under the other clauses of this definition; and (iv) upon completion of such repair, refurbishment, restoration, replacement, or rebuilding, the Administrative Agent shall have received (A) an appraisal with respect to such Subject Property in form and substance satisfactory to the Administrative Agent, which appraisal shall be at the sole cost and expense of the Loan Parties and shall not count against the number of appraisals able to be performed at the Loan Parties’ expense set forth in Section 5.12 and (B) all other documents and deliverables similar to those originally provided on or about the Effective Date with respect to such Subject Property as requested by the Administrative Agent, all of which shall be in form and substance satisfactory to the Administrative Agent. In the event such Subject Property becomes Eligible Real Property following a Material Event as provided in this clause (f), the Administrative Agent and the Borrower shall be permitted to amend the definition of “Real Property Component”, in a manner satisfactory to the Administrative Agent and the Borrower, but without the consent of any Lender, solely for the purposes of including such Subject Property as Eligible Real Property; and

(g)    the Administrative Agent has received with respect to such real property all of the documents, instruments, agreements and other items specified, and in the respective form required, and the applicable U.S. Borrower(s) shall have rendered all of the performance required, and in the form or pursuant to any other standard of conduct or delivery, set forth on Schedule 1.01(g), all of which must be satisfied on or before the Effective Date for such real property to constitute Eligible Real Property.

“Eligible Trade Accounts” means, at any time, each Account (other than a Credit Card Account) of a Loan Party that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party and in each case is originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the applicable Borrowing Base pursuant to any of clauses (a) through (z) below. Without limiting the foregoing, to qualify as an Eligible Trade Account, such Account shall indicate no Person other than a Loan Party as payee or remittance party. Any Account included within any of the following categories shall not constitute an Eligible Trade Account:

(a)    which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, (iii) Liens in respect of Prior Claims that are unregistered and that secure amounts that are not yet due and payable and (iv) Liens securing Permitted Term Loan Indebtedness that are subject to an Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(c)    (i) with respect to which the scheduled due date is more than 90 days after the date of the original invoice therefor, (ii) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor) (iii) which has been written off the books of such Loan Party or otherwise designated as uncollectible;

(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)    which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 25% of the aggregate amount of Eligible Trade Accounts of all Loan Parties;

(f)    with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Agreement has been breached or is not true in all material respects (or, to the extent qualified by materiality, in all respects);

(g)    which (i) does not arise from the sale of Inventory in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation (the form of which is reasonably satisfactory to the Administrative Agent) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;

(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Insolvency Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)    which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)    which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S., or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, or any province or territory of Canada unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, provided that the Administrative Agent may make up to $5,000,000 of such Accounts eligible in its Permitted Discretion;

(m)    which is owed in any currency other than U.S. Dollars or Canadian Dollars;

(n)    which is owed by (i) any Governmental Authority of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S. or Canada, or any department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada), as amended (or the equivalent law of any province of Canada, if any, in the case of a Governmental Authority of such province) or the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), as applicable, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(o)    which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p)    which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent in its Permitted Discretion, to the extent of such excess;

(q)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r)    which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s)    which is evidenced by any promissory note, chattel paper or instrument;

(t)    which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(u)    with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(v)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal (U.S. or Canadian), state, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(x)    which was created on cash on delivery terms;

(y)    which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay;

(z)    which the Account Debtor is a Sanctioned Person or Sanctioned Country; or

(aa)    which does not meet such other eligibility criteria for Accounts as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes.

In determining the amount of an Eligible Trade Account of a Loan Party, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments or finance charges (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Environment” shall mean any surface water, groundwater, drinking water supply, land surface or subsurface strata or ambient air.

“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with respect to Eligible Real Property, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, and all binding orders, decrees, judgments, injunctions, notices or agreements passed, adopted, issued, promulgated or entered into by any Governmental Authority, relating to protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters to the extent related to exposure to Hazardous Materials.

“Environmental Liability” means (i) any obligation or responsibility to comply with the terms of any order, decree, injunction, claim, notice or obligation of an agreement (including an Environmental Indemnity); or (ii) any obligation or responsibility for damages, costs of environmental investigations or remediation, fines, or penalties of any Borrower or Subsidiary resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials resulting in physical injury or property damage or a claim of such injury or property damage, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed upon any Borrower or Subsidiary with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination or partial termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the EURIBO Rate.

“Euro” or “€” means the single currency of the Participating Member States.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty on the European Union.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Account” has the meaning assigned to such term in the applicable Security Agreement.

“Excluded Asset” has the meaning assigned to such term in the applicable Security Agreement.

“Excluded Subsidiary” means each (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary (unless such Subsidiary becomes a Restricted Subsidiary), (c) solely with respect to the U.S. Obligations, Domestic Subsidiary that is a Subsidiary of a CFC, (d) CFC (other than a Canadian Loan Party or a Canadian Subsidiary of a Canadian Loan Party) or CFC Holdco, (e) Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Effective Date or existing at the time of acquisition thereof after the Effective Date, in each case from guaranteeing the U.S. Obligations or Canadian Obligations, as applicable, or that would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or, solely with respect to the U.S. Obligations, that would result in an adverse Tax consequence to the Company or one of its Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar Requirement of Law or regulation in any applicable jurisdiction) because of providing a guarantee as reasonably determined by the Company and the Administrative Agent; provided that (x) any Domestic Subsidiary of the Company that is a guarantor under any Permitted Term Loan Indebtedness or (y) any other Subsidiary of the Company that guarantees the obligations under any Permitted Term Loan Indebtedness shall become a Guarantor hereunder, and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Agent” has the meaning assigned to such term in the recitals.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals.

“Existing Letters of Credit” means each of the letters of credit described on Schedule 1.01(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the

Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depositary institutions, as determined in such manner as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Financial Officer” means the chief financial and administrative officer; senior vice president, general counsel; chief financial officer; vice president, controller; vice president, financial planning and analysis / treasury; senior director treasury; treasurer or controller of the Borrower Representative, and solely for purposes of certifying information as required in this Agreement, any of the other individual designated in writing to the Administrative Agent by an existing Financial Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) the sum of (i) EBITDAR minus (ii) the unfinanced portion of Capital Expenditures (excluding replacement Capital Expenditures made (x) with the proceeds of insurance or (y) in anticipation of the receipt of insurance proceeds (an “Insurance Anticipation Capital Expenditure”), to the extent that the anticipated insurance proceeds are actually received within 180 days after the date of such Insurance Anticipation Capital Expenditure, and otherwise the amount of such Insurance Anticipation Capital Expenditure (if no insurance proceeds are timely received) or the excess of such Insurance Anticipation Capital Expenditure (if insurance proceeds are timely received but in an amount less than such Insurance Anticipation Capital Expenditure) over the related insurance proceeds received shall be deemed to be part of the unfinanced portion of Capital Expenditures in the fiscal quarter in which such 180-day period expires); to (b) Fixed Charges, all calculated for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus Rentals, plus scheduled principal payments on Indebtedness actually made, plus expenses for taxes paid in cash, plus Restricted Payments paid in cash (other than Restricted Payments permitted to be made under Section 6.08(a)(ii)), plus the principal portion of scheduled Capital Lease Obligation payments actually made, all calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Foreign Currency Sublimit” means an amount equal to $50,000,000.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Accounts” means the deposit account(s) of the Borrowers to which the Administrative Agent or the Swingline Lender is authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Gift Card Reserve” means, at any time, the sum of (a) 50% of the aggregate remaining amount at such time of outstanding gift certificates and gift cards sold, and merchandise credits issued, by the Loan Parties, in each case entitling the holder thereof to use all or a portion of the certificate, gift card or credit to pay all or a portion of the purchase price of Inventory and (b) 100% of the aggregate amount at such time of outstanding customer deposits entitling the holder thereof to use all or a portion of such deposit to pay all or a portion of the purchase price of Inventory.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Gross Availability” means, as of any date of determination, (a) the sum of (i) the U.S. Borrowing Base as of such date, plus (ii) the Canadian Borrowing Base as of such date, minus (b) the Aggregate Credit Exposure as of such date.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) warranties or indemnities made in trade contracts, asset sale agreements, acquisition agreements, commitment letters, engagement letters and brokerage and deposit agreements in the ordinary course of business, and warranties and indemnities to lenders in any documents evidencing Indebtedness permitted pursuant to Section 6.01 with respect to the guarantor, (ii) any indemnities made in connection with liability of a Person’s directors, officers and employees in their capacities as such as permitted by applicable law, and (iii) any contingent liability arising from the endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business, and (iv) any continuing liability of the Company or its Subsidiaries as a lessee under a lease after such lease has been assigned or subleased by such Person.

“Guaranteed Obligations” means U.S. Guaranteed Obligations or Canadian Guaranteed Obligations, as the context requires.

“Guarantors” means all U.S. Guarantors and Canadian Guarantors.

“Hazardous Material” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection

Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is (i) petroleum, petroleum derivative or fraction, or a petroleum by-product, (ii) asbestos or asbestos-containing material, (iii) polychlorinated biphenyls, (iv) ozone depleting substances, (v) radon, or (vi) a pesticide, herbicide, or other substance regulated under the Federal Insecticide, Fungicide and Rodentide Act (“FIFRA”), 7 U.S.C. §136 et seq.

“HSBC” means HSBC USA, N.A.

“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.

“Immaterial Subsidiary” shall mean any Subsidiary (other than a Borrower) designated by the Borrower Representative to the Administrative Agent as an “Immaterial Subsidiary” and that meets each of the following criteria as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Sections 5.01(a) or (b): (a) such Subsidiary and its Subsidiaries accounted for less than (x) 2.5% of Total Assets at such date and (y) 2.5% of the consolidated revenues of the Company and its Subsidiaries for the most recent four fiscal quarter period ending on such date, and (b) all Immaterial Subsidiaries and their respective Subsidiaries accounted for less than (x) 5.0% of Total Assets at such date and (y) 5.0% of the consolidated revenues of the Company and its Subsidiaries for the most recent four fiscal quarter period ending on such date; provided, that no Subsidiary shall be or be designated as an “Immaterial Subsidiary” if such Subsidiary has provided a Guaranty of, or pledged any Collateral as security for, any Permitted Term Loan Indebtedness.

“Increased Reporting Period” means any period (a) commencing on the date when Availability is less than the Applicable Trigger Amount (Level III) and (b) ending on the date when Availability shall have been equal to or greater than the Applicable Trigger Amount (Level III) for a period of 90 consecutive days.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but only to the extent of the lesser of such Indebtedness and the fair market value of such secured property if such Indebtedness has not been assumed by such Person), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) any other Off-Balance Sheet Liability, (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, and (n) obligations, contingent or otherwise, with respect to Disqualified Stock; provided, however, the term “Indebtedness” shall not include (1) trade accounts or accounts payable, accrued expenses and liabilities incurred and customer deposits received, in each instance, in the ordinary course of business and not constituting indebtedness for borrowed money or evidenced by notes or other instruments, (2) capital stock (other than Disqualified Stock) and surplus earned, (3) deferred compensation payable to directors, officers or employees of the Company or any Subsidiary, and (4) any purchase price adjustment or earnout incurred in connection with an Acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Insolvency Laws” means each of the Bankruptcy Code, the BIA, the CCAA, the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, customer lists, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means any intercreditor agreement, by and among the Administrative Agent and the collateral agents or other representatives for the holders of Permitted Term Loan Indebtedness, and acknowledged by the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) for such period with respect to all outstanding Indebtedness (including all commissions, discounts and other fees and charges owed by the Company or any Subsidiary with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan (other than a Swingline Loan), the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any LIBOR Loan, CDOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, the 90th day of such Interest Period and, if applicable the 180th and 270th days of such Interest Period, (c) with respect to any Swingline Loan, the first Business Day of each calendar quarter and the Maturity Date, and (d) the Maturity Date.

“Interest Period” means, with respect to any LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or with consent of each Lender, twelve months) thereafter, as the Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any LIBOR Borrowing denominated in any currency (other than U.S. Dollars) or any EURIBOR Borrowing, in each case for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.

“In-Transit Inventory” means Inventory of a Loan Party which is in transit with a common carrier from vendors or suppliers of the Loan Party.

“Inventory” has the meaning assigned to such term in each Security Agreement, as applicable.

“Investment Policy” means the investment policies of the Company as approved by the Company’s board of directors and in effect from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) PNC, (b) JPMorgan Chase Bank, N.A., (c) HSBC (solely with respect to the Existing Letters of Credit) and (d) any other Lender from time to time designated by the Borrower as an Issuing Bank, with the consent of such Lender and upon notice to the Administrative Agent, in which case the term “Issuing Bank” shall mean PNC, JPMorgan Chase Bank, N.A. and each such Lender, individually or collectively as the context shall require and their respective successors. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit F.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Designated Currency” means (a) Canadian Dollars, (b) with respect to Letters of Credit issued by PNC or its Affiliates in their capacity as Issuing Bank, Pesos, or (c) any other lawful currency (other than U.S. Dollars) acceptable to the Administrative Agent and the applicable Issuing Bank which are, in the case of this clause (c), freely transferable and convertible into U.S. Dollars and freely available to the applicable Issuing Bank.

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure.

“LC Individual Sublimit” means, with respect to any Issuing Bank, an amount equal to (a) with respect to Letters of Credit issued by the Issuing Banks as of the Effective Date, the respective amounts set forth on the Commitment Schedule, and (b) with respect to Letters of Credit issued by any other Issuing Bank, the amount agreed to by the Issuing Bank and the Borrower Representative upon notice to the Administrative Agent, in each case, as such amount may be increased for an Issuing Bank as agreed to by such Issuing Bank and the Borrower Representative upon notice to the Administrative Agent.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit Fees” has the meaning assigned to such term in Section 2.12(b).

“Letters of Credit” has the meaning assigned to such term in Section 2.06, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require; for the avoidance of doubt, letters of credit issued under a Specified L/C Facility shall not constitute Letters of Credit.

“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Resignation and Appointment Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, each environmental indemnity agreement, each Compliance Certificate, each fee letter, and all other agreements, instruments, documents and certificates identified in Section 4.01, and each certificate delivered from time to time in connection with the foregoing and all other documents identified therein as a Loan Document, in each case executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all consents, whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby (excluding any agreement entered into or in connection with any transaction arising out of any Specified L/C Facility, any other Banking Services or any Swap Agreement Obligations). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means the U.S. Guaranty and the Canadian Guaranty.

“Loan Parties” means, collectively, the Borrowers and the Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders or the Administrative Agent pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in U.S. Dollars or any Letter of Credit, New York City time, (b) with respect to a Loan or Borrowing denominated in Sterling, Euros or an Alternative Currency, London time and (c) with respect to a Borrowing denominated in Canadian Dollars, Toronto time.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights or remedies available to the Administrative Agent, the Issuing Banks or the Lenders under any of the Loan Documents.

“Material Event” means, with respect to any Real Estate subject to a Mortgage (a) any portion thereof (the loss of which shall have, in the Permitted Discretion of the Administrative Agent, a material and adverse impact on the use, operation or value of thereof) has been damaged by a Casualty or taken through a Taking, either temporarily or permanently, or (b) any waste, impairment, deterioration or abandonment of such Real Estate has occurred (which shall have, in the Permitted Discretion of the Administrative Agent, a material and adverse impact on the use, operation or value of thereof) other than as a result of (i) ordinary wear and tear and (ii) depreciation in accordance with GAAP.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its

Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means January 30, 2024, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Credit Amount” means the lesser of (a) the Aggregate Commitments and (b) the Aggregate Borrowing Base.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) extraordinary gains and extraordinary losses, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (c) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (d) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (e) any cancellation of Indebtedness income.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any Casualty, Taking, sale, transfer, disposition or similar event in respect of Collateral, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a Casualty, insurance proceeds and (iii) in the case of a Taking or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a Casualty or a Taking or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) that is secured by a Lien in such asset that is not Collateral or is senior to the Liens securing the Secured Obligations or, other than with respect to assets that are

Collateral in which the Administrative Agent has a first priority Lien, otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligated Party” means a U.S. Obligated Party or a Canadian Obligated Party, as the context requires.

“Obligations” means, individually and collectively as the content may require, the U.S. Obligations and the Canadian Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any obligation or liability under an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any insolvency or debtor relief laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Original Closing Date” has the meaning assigned to such term in the recitals.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the

Administrative Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Loan Parties.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c). “Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participation Advance” shall have the meaning set forth in Section 2.06(d) hereof.

“Participating Member State” means any member state of the European Communities that adopts or has adopted (and has not ceased to adopt) the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Payment Conditions” means, at any applicable time of determination with respect to a specified transaction, event, or payment, that (a) no Default or Event Default then exists or would arise as a result of the entering into of such transaction, the occurrence of such event, or the making of such payment, and (b) (i) immediately prior to such transaction, the occurrence of such event, or such payment and (ii) on a Pro Forma Basis and, with respect to the calculation of Availability, at all times during the Pro Forma Period (Payment Conditions), after giving effect to such transaction, the occurrence of such event, or payment and any incurrence or repayment of Indebtedness in connection therewith, either clause (A) or (B) below is satisfied:

(A)    Availability is greater than the Applicable Trigger Amount (Level IV); or

(B)    (I) Availability is greater than the Applicable Trigger Amount (Level II), and (II) the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarter period for which financial statements have been, or have been required to be, delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) is at least 1.0 to 1.0;

provided that, in each case, the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate, a reasonably detailed calculation of such Availability and projections for the Pro Forma Period (Payment Conditions) with respect thereto, and, if applicable, the Fixed Charge Coverage Ratio.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Administrative Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Company or any Restricted Subsidiary in a transaction that satisfies each of the following requirements:

(a)    such Acquisition is not a hostile or contested acquisition;

(b)    the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are reasonably similar, related, complementary or incidental thereto;

(c)    both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except that any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects only as of such specified date, and any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) and no Default exists, will exist, or would result therefrom;

(d)    other than with respect to Immaterial Acquisitions (as defined in clause (j) below), as soon as available, but not less than 15 days prior to such Acquisition (or such shorter period as the Administrative Agent may agree), the Borrower Representative has provided the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent;

(e)    if the Accounts, Credit Card Accounts or Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted an audit and field examination or appraisal of such Accounts, Credit Card Accounts and Inventory, the results of which shall be satisfactory to the Administrative Agent;

(f)    if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(g)    if such Acquisition involves a merger, amalgamation or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving or continuing entity;

(h)    no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, pension or other matters) that could reasonably be expected to have a Material Adverse Effect; provided, however, that if any pension liabilities are assumed or incurred under any Canadian Pension Plan, prior written notice of same shall be provided to the Administrative Agent;

(i)    other than with respect to Immaterial Acquisitions (as defined in clause (j) below), the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within 10 days following the consummation thereof; and

(j)    either (i) the Loan Parties shall have satisfied the Payment Conditions before and immediately after giving effect to such Acquisition or (ii) the total consideration paid or payable (including, without limitation, any earn-outs (calculated, for purposes of this definition only, at the time of incurrence as the aggregate amount reasonably expected to be paid by any Loan Party or its Subsidiaries in connection with such earn-out, as determined by such Loan Party in its reasonable business judgment) with respect to, and all Indebtedness and other liabilities assumed in connection with, such Acquisition shall not exceed $5,000,000 (Acquisitions described in this clause (j)(ii), “Immaterial Acquisitions”).

“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its reasonable (from the perspective of a secured asset-based lender) credit judgment, exercised in good faith in accordance with customary business practices in the retail industry.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations, and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)    deposits and pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)    (i) easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, cross-easement or reciprocal agreements, and similar encumbrances on real property (including, in the case of any Canadian Subsidiary, the reservations, limitations, provisos and conditions expressed in any original grants from the Crown) imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary or the ordinary operation of such real property or (ii) title defects or irregularities with respect to Real Estate which are of a minor nature and which in the aggregate do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary or the ordinary operation of such real property;

(g)    Liens arising from precautionary UCC or PPSA financing statement filings (or similar filings under applicable law) regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(h)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(i)    Liens arising in the ordinary course of business in favor of customs brokers, custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)    Liens or rights of setoff against credit balances of the Company or any Restricted Subsidiary with credit card issuers or credit card processors to secure obligations of the Company or such Restricted Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;

(l)    Bankers’ liens, rights of setoff and other similar Liens in the ordinary course of business in favor of a bank or institution with which accounts or deposits are maintained, liens in favor of collecting banks arising under the UCC (or similar statutes or equivalents thereof under foreign jurisdictions, including Canada) in the ordinary course of business, and other Liens that are contractual rights of set-off;

(m)    possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Cash Equivalents, provided that such liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(n)    statutory Liens of landlords and lessors in respect of rent not past due more than 60 days unless being contested in good faith pursuant to the provisions of Section 5.04 hereof, and customary restrictions on subletting and assignments thereof;

(o)    inchoate or statutory Liens that are related to obligations incurred in the ordinary course of business and not due or delinquent;

(p)    deposits in connection with sweepstakes offerings conducted in the ordinary course of business and consistent with past practice;

(q)    Liens in favor of consignors of inventory and proceeds (other than Accounts or Credit Card Accounts) thereof consigned by such consignors to a Borrower or a Subsidiary thereof, in each case granted in the ordinary course of business and with prior written consent of the Administrative Agent, which consent may, at the Administrative Agent’s Permitted Discretion, be conditioned upon the execution of an intercreditor agreement between the consignor and the Administrative Agent;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Term Loan Indebtedness” means Indebtedness in the form of term loans; provided that (a) immediately before and after the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing; (b) if guaranteed, such Indebtedness shall not be guaranteed by any Person other than the Loan Parties; (c) if such Indebtedness is secured, the Administrative Agent and a representative acting on behalf of the holders of such Indebtedness shall have entered into an Intercreditor Agreement; (d) if such Indebtedness is secured by Accounts, Credit Card Accounts, or Inventory or assets related thereto, then the Collateral hereunder and the collateral securing such Indebtedness shall be substantially identical, with the priorities therefor set forth in the Intercreditor Agreement; (e) such Indebtedness does not have a scheduled maturity date prior to the date that is 91 days after the final Maturity Date and does not contain scheduled payments (other than customary excess cash flow prepayments) in any year in excess of 5% of the original principal amount of such Indebtedness; (f) either (i) the Secured Leverage Ratio before and, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness does not exceed 1.50 to 1.00 or (ii) after giving effect to the incurrence of such Indebtedness the principal amount of all Permitted Term Loan Indebtedness outstanding does not exceed $650,000,000 in the aggregate; (g) the Payment Conditions are satisfied before and after giving effect to the incurrence of such Indebtedness and the removal of the Real Property Component of the Borrowing Base (if applicable); and (h) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer, including reasonably detailed calculations, demonstrating compliance with the conditions above.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pesos” means the lawful money of the Estados Unidos Mexicanos (United Mexican States).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PNC” means PNC Bank, National Association., a national banking association, and shall include its branches, as applicable, and its successors.

“PPSA” means the Personal Property Security Act (Ontario) or such other applicable legislation in effect from time to time in such other jurisdiction in Canada (including the Civil Code (Quebec)) for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection or priority.

“Prime Rate” means the base commercial lending rate of PNC as publicly announced to be in effect from time to time. Each change in the Prime Rate shall be adjusted automatically, without notice, and effective from and including the date such change is publicly announced as being effective. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Prior Claims” means all liabilities and obligations of any Canadian Loan Party secured by any Liens, choate or inchoate, which rank or are capable of ranking pari passu or in priority to the Liens granted to the Administrative Agent to secure the Canadian Secured Obligations, including, (a) any such amounts due and not paid for wages or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due with respect to Taxes including amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property); and (b) (i) all amounts currently or past due and not yet contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Quebec Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation, and (ii) any solvency deficiency or wind-up deficiency with respect to Canadian Defined Benefit Plans that are registered in Ontario.

“Pro Forma Basis” means, as of any day of determination and for the calculation of a specified financial ratio or financial term, the calculation thereof after giving effect on a pro forma basis to the occurrence of any applicable Pro Forma Event, in each case, using, for purposes of making such computation, the consolidated financial statements of the Company and its Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets acquired or to be acquired, or disposed or to be disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Indebtedness or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

“Pro Forma Event” means any event that requires the satisfaction of the Payment Conditions to be permitted under this Agreement.

“Pro Forma Period (Payment Conditions)” means the period of 12 consecutive fiscal months of the Company following date of the applicable transaction, event, or payment made or occurring in reliance on the satisfaction of the Payment Conditions.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Finance Act (Canada), as amended.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of federal and state securities laws.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Counterparties” means each Administrative Agent, each Lender and each Affiliate of a Lender.

“Quotation Day” means (a) with respect to any currency (other than Sterling or Canadian Dollars) for any Interest Period, the day two (2) Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Real Estate” shall mean all real property owned or leased by the Company and its Restricted Subsidiaries.

“Real Property Component” means at any time of determination, the lesser of (a) thirty-five percent (35%) of the Maximum Credit Amount, and (b) fifty percent (50%) of the fair market value of U.S. Loan Parties’ Eligible Real Property, in each case, as set forth in the most recent appraisal of such Eligible Real Property as determined from time to time by an independent appraiser engaged by the Administrative Agent, which appraisal shall use a methodology reasonably acceptable to the Administrative Agent. For the period from and including the Effective Date to the date the Administrative Agent notifies the Company that it has obtained a new appraisal that reflects a different value, the Real Property Component shall be $78,000,000.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any Hazardous Material into the environment.

“Relevant Interbank Market” means (a) with respect to any currency (other than Euros or Canadian Dollars), the London interbank market, (b) with respect to Euros, the European interbank market and (c) with respect to Canadian Dollars, the Toronto interbank market.

“Rentals” means, for any period, for the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP, minimum rent, plus contingent rent, plus rent for office space, distribution facilities, information technology and office equipment, in each case as presented in the Company’s public filings on form 10-K or 10-Q.

“Rent Reserve” means, with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located and no Collateral Access Agreement for such location has been obtained, a reserve equal to three (3) months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation and Appointment Agreement” means that certain Resignation and Appointment of Agent Agreement, dated as of the Effective Date, between the Existing Agent, as resigning agent, Administrative Agent, as successor agent, the lenders party to the Existing Credit Agreement, and the Borrowers.

“Reserves” means (a) without duplication of any other Reserves or items that are otherwise addressed through eligibility criteria, any reserves which the Administrative Agent deems necessary, in its Permitted Discretion, (i) to reflect impediments to the Administrative Agent’s ability to realize upon the Collateral, (ii) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, including, for example, reserves for accrued and unpaid interest on the Obligations, Rent Reserves, Gift Card Reserves, reserves for loyalty programs, reserves for consignee’s, warehousemen’s, mortgagee’s and bailee’s charges, reserves for dilution of Accounts or Credit Card Accounts, reserves for layaway deposits, reserves for customs charges and shipping charges and other foreign landing costs related to any Inventory in transit, reserves for expenses associated with merchandise repurpose processing, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges, reserves for Prior Claims, and reserves in connection with Material Events, and (b) Banking Services/Swap Reserves.

The Administrative Agent may, in its Permitted Discretion and with no less than four (4) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves, provided that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the Reserves described therein, then the Administrative Agent will discuss such Reserves with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such Reserves; provided, that no Borrowings shall be permitted (or Letters of Credit issued) against the newly proposed Reserves during any such four (4) Business Day period.

“Responsible Officer” means the chief executive officer, president, any vice president, any Financial Officer, or any corporate secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party in their capacity as an officer of such Loan Party and not in any individual capacity.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan denominated in Canadian Dollars, Sterling, Euros or any Alternative Currency, each of the following: (i) each date of a Borrowing, (ii) each date of a continuation of such Loan pursuant to Section 2.08, (iii) the date any Borrowing Base Certificate is delivered, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require, and (b) with respect to any Letter of Credit denominated in any LC Designated Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under such Letter of Credit, (iv) the date any Borrowing Base Certificate is delivered and (v) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure, Participation Advances, and Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances and Protective Advances outstanding at such time.

“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) a Canadian Blocked Person, (c) any Person operating, organized or resident in a Sanctioned Country or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) - (c), or (e) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or (c) by a government of Canada pursuant to Canadian Economic Sanctions and Export Control Laws.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, the rate of interest published each Business Day in the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero. If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Leverage Ratio” means, at any date, the ratio of (a) Total Funded Indebtedness on such date that is secured by a Lien on the assets of the Company or any of its Subsidiaries to (b) EBITDA for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Secured Obligations” means all U.S. Secured Obligations and Canadian Secured Obligations; provided however, Banking Services Obligations and Swap Agreement Obligations shall be Secured Obligations solely to the extent there is sufficient Collateral following satisfaction of all other Obligations in accordance with Section 2.18.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) Qualified Counterparties to whom any Banking Services Obligations are owing, (e) Qualified Counterparties to whom Swap Agreement Obligations constituting Secured Obligations hereunder are owing, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means and refers to each of the U.S. Security Agreement and the Canadian Security Agreement.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Specified Environmental Order” means that certain Consent Order and Agreement letter dated April 16, 1998 between the Commonwealth of Pennsylvania, Department of Environmental Protection and the Urban Redevelopment Authority of Pittsburgh.

“Specified L/C Facility” means (a) the Third Amended and Restated Continuing Letter of Credit Agreement dated September 15, 2014 by and among The Hongkong and Shanghai Banking Corporation Limited and the Company and certain of its Subsidiaries, as amended, restated, supplemented or otherwise modified from time to time, together with any refinancings, substitutions and replacements thereof so long as the issuing bank thereunder is a Lender or an Affiliate of a Lender hereunder, and (b) the Commercial Letter of Credit Agreement dated May 25, 2011 by the Company in favor of Wells Fargo Bank, National Association as amended, restated, supplemented or otherwise modified from time to time, together with any refinancings, substitutions and replacements thereof so long as the issuing bank thereunder is a Lender or an Affiliate of a Lender hereunder.

“Specified L/C Obligations” means all obligations and liabilities of any Loan Party or any Subsidiary under any Specified L/C Facility with respect to commercial letters of credit issued thereunder.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time and (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time.

“Spot Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for U.S. Dollars at approximately 11:00 a.m., New York City time, on such date (the “Applicable Quotation Date”); provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., New York City time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate Dollar Amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of an Issuing Bank (in its capacity as such) shall be the Standby Exposure in respect of standby Letters of Credit issued by such Issuing Bank. The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means PNC, in its capacity as lender of Swingline Loans hereunder and shall include any foreign branch or Affiliate of PNC who makes Swingline Loans denominated in Canadian Dollars. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by PNC in its capacity as Administrative Agent or Issuing Bank shall be deemed given by PNC in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Taking” has the meaning assigned to such term in Section 5.11.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the withdrawal of a Canadian Borrower or any other Canadian Subsidiary from a Canadian Defined Benefit Plan which is a Canadian MEPP during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment with the applicable Governmental Authority which terminates a Canadian Defined Benefit Plan, in whole or in part, or the treatment of an amendment as a termination or partial termination of a Canadian Defined Benefit Plan; or (c) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan; or (d) any other event or condition or declaration or application which might constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan, in whole or in part, or the appointment by any Governmental Authority of a replacement administrator or trustee to administer a Canadian Defined Benefit Plan.

“Total Assets” means, at any date of determination, the consolidated total assets of the Company and its Subsidiaries as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) as adjusted to give effect to any Pro Forma Event occurring since such date.

“Total Funded Indebtedness” means, as of any date, with respect to the Company and its Subsidiaries, determined on a consolidated basis, without duplication (a) all obligations of such Persons for borrowed money, (b) all obligations of such Persons evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Persons upon which interest charges are customarily paid, (d) the aggregate amount of Capital Lease Obligations and Off-Balance Sheet Liability of such Persons outstanding as of such date, (e) the aggregate obligations of such Persons as an account party in respect of letters of credit or letters of guaranty to the extent such letter of credit or letter of guaranty supports Indebtedness, (f) all obligations of such Persons with respect to Disqualified Stock, and (g) without duplication, all Guarantees of any of the foregoing. For purposes of this definition, interest paid-in-kind or capitalized (including accreted amounts thereon) shall be deemed Total Funded Indebtedness.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty on the European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the CDOR Rate, the EURIBO Rate, the Alternate Base Rate or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfunded Pension Liability” means, at a point in time, the excess of a Canadian Defined Benefit Plan’s benefit liabilities, over the current value of that Canadian Defined Benefit Plan’s assets, determined in accordance with the assumptions used for funding the Canadian Defined Benefit Plan pursuant to applicable laws for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the Pension Benefits Act (Ontario) or other equivalent provincial legislation.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is identified as an Unrestricted Subsidiary on Schedule 3.15 as of the Effective Date and any other Subsidiary designated by the Company as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Effective Date; provided that no Subsidiary may be, or may be designated as an Unrestricted Subsidiary unless (a) it is a CFC or CFC Holdco (other than any CFC or CFC Holdco that is a Canadian Subsidiary) or (b) it does not have any material liabilities, is not engaged in any business or commercial activities, does not own any assets with a book value of more than $3,000,000 in the aggregate, it is not obligated or liable, directly or indirectly, contingently or otherwise, in respect of any Indebtedness in any material amount, and none of its assets are included in the calculation of Borrowing Base immediately prior to such Subsidiary’s being designated as an Unrestricted Subsidiary.

“U.S.” means the United States of America.

“U.S. Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“U.S. Borrowers” means, individually and collectively as the context may require, the Company and each U.S. Subsidiary Borrower.

“U.S. Borrowing Base” means, at any time, the sum of:

(a)    the amount of Eligible Cash/Cash Equivalents of the U.S. Loan Parties at such time; plus

(b)    the product of (i) 85% multiplied by (ii) the Eligible Trade Accounts of the U.S. Loan Parties at such time, plus

(c)    the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the U.S. Loan Parties at such time, plus

(d)    the product of 90% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the U.S. Loan Parties’ Eligible Inventory (other than Eligible LC Inventory and Eligible In-Transit Inventory) at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative (the amount resulting from the foregoing calculation, the “U.S. Inventory Availability”), plus

(e)    the lesser of (i) ten percent (10%) of U.S. Inventory Availability or (ii) (1) the product of 90% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the U.S. Loan Parties’ Eligible In-Transit Inventory and Eligible LC Inventory at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative minus (2) Reserves for in-transit delivery, plus

(f)    the Real Property Component at such time, minus

(g)    applicable Reserves.

Subject to the provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(m)).

“U.S. Collateral” means any and all property owned, leased or operated by a U.S. Loan Party covered by the Collateral Documents and any and all other property of any U.S. Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Secured Obligations.

“U.S. Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s U.S. Revolving Exposure plus (b) such Lender’s Applicable Percentage of the aggregate amount of U.S. Overadvances and U.S. Protective Advances outstanding.

“U.S. Dollar” or “$”means the lawful money of the United States of America.

“U.S. Guaranteed Obligations” has the meaning set forth in Section 10.01.

“U.S. Guarantor” means a means each Domestic Subsidiary of a Borrower that is listed on the signature pages hereto as a Guarantor or that becomes a party hereto as a Guarantor pursuant to Section 5.14, in each case, until such Subsidiary’s U.S. Guaranty is released in accordance herewith.

“U.S. Guaranty” means Article X of this Agreement.

“U.S. Loan Parties” means the U.S. Borrowers and the U.S. Guarantors.

“U.S. Obligated Party” has the meaning set forth in Section 10.02.

“U.S. Obligations” means, with respect to the U.S. Loan Parties, all unpaid principal of and accrued and unpaid interest on the Loans to the U.S. Borrowers, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements (including pursuant to Section 2.06(a)), indemnities and other obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents (including guarantee obligations and interest, costs, fees and other amounts accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding) but, in each case, excluding any obligations of the U.S. Parties in respect of the Canadian Obligations.

“U.S. Overadvance” means any Overadvance made to or for the benefit of a U.S. Borrower.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Protective Advance” means a Protective Advance made to, on behalf of or in respect of a U.S. Borrower.

“U.S. Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s U.S. Revolving Loans, LC Exposure and U.S. Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of U.S. Overadvances and U.S. Protective Advances outstanding at such time.

“U.S. Revolving Loan” means a Revolving Loan made by the Lenders to any U.S. Borrower.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Borrowers or any Subsidiary (other than a Canadian Loan Party) of a U.S. Borrower; and (b) Swap Agreement Obligations of the U.S. Borrowers or any Subsidiary (other than a Canadian Loan Party) of a U.S. Borrower; provided that Excluded Swap Obligations with respect to any Loan Party shall not be U.S. Secured Obligations of such Loan Party.

“U.S. Security Agreement” means that certain Amended and Restated Security Agreement, dated as of the Effective Date, among the U.S. Loan Parties and the Administrative Agent, and, as the context requires, any other pledge or security agreement entered into, after the Effective Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Subsidiary Borrowers” means, collectively (i) each Domestic Subsidiary of the Company that is a party to this Agreement as a “Borrower” on the Effective Date and (ii) each Domestic Subsidiary of the Company that becomes a party to this Agreement as a “Borrower” following the Effective Date pursuant to Section 5.14, in each case, until such time as such Domestic Subsidiary is released from its obligations under the Loan Documents in accordance with this Agreement.

“U.S. Swingline Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding U.S. Swingline Loans at such time. The U.S. Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. Swingline Exposure at such time.

“U.S. Swingline Loan” means a Swingline Loan made to a U.S. Borrower.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “U.S. Revolving Loan” or a “U.S. Revolving Borrowing”) or by Type (e.g., a “LIBOR Loan” or a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR U.S. Revolving Loan”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, (b) “beneficial ownership” shall be deemed to include “ownership”, (c) “leasehold interest” shall be deemed to include “valid rights resulting from a lease”, (d) “lease” shall be deemed to include a “contract of leasing (crédi-bail)”, (e) “personal property” shall be deemed to include “movable property”, (f) “real property” shall be deemed to include “immovable property”, (g) “tangible property” shall be deemed to include “corporeal property”, (h) “intangible property” shall be deemed to include “incorporeal property”, (i) “security interest”, “lien” and “mortgage” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, as applicable, (j) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (k) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (l) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (m) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (n) an “agent” shall be deemed to include a “mandatary”.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs (a) any change in GAAP or in the application thereof on the operation of any provision hereof or (b) any change in the historical accounting practices, systems or reserves relating to the components of the Borrowing Base that is adverse to the Lenders in any material respect, and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change, then the provisions herein shall be interpreted on the basis of GAAP as in effect and applied, or based on the historical accounting practices, systems or reserves in effect, in each case, immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Borrower Representative, the Administrative Agent and the Lenders agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect or any successor thereto) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in GAAP occurring after the Effective Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Effective Date.

The Borrower Representative may notify the Administrative Agent at any time that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio or related definition set forth in this Agreement, (i) the Borrower Representative shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent setting forth a reconciliation with respect to such ratio or definition made before and after giving effect to such election and (ii) if the Borrower Representative, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrowers shall negotiate in good faith to amend such ratio or related definition to preserve the original intent thereof in light of such change.

Notwithstanding any other provision contained herein, the accounting for operating leases and capital leases under GAAP as in effect on the Effective Date (including, without limitation, FASB ASC 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of “Capital Lease Obligations” and obligations in respect thereof, regardless of any change to GAAP or interpretation thereof by the independent auditors of the Company or its Subsidiaries following the Effective Date which would otherwise require such operating leases to be treated as capital leases, and all financial covenants, requirements and terms in this Agreement shall continue to be calculated or construed as if such change in GAAP or interpretation thereof by the independent auditors had not occurred, and no operating lease shall be treated as a Capital Lease for any purpose hereunder.

SECTION 1.05 Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Borrower or any Subsidiary makes any acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business permitted by Section 6.05 during the period of four (4) fiscal quarters of the Borrowers most recently ended, each of the Secured Leverage Ratio and the Fixed Charge Coverage Ratio, if required to be calculated herein, shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Company), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.

SECTION 1.06 Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07 Exchange Rates; Currency Equivalents.

(a)    Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than U.S. Dollars shall be deemed to refer to the Dollar Amount thereof, as the case may be, and all Borrowing Base Certificates delivered under this Agreement shall express such calculations or determinations in U.S. Dollars or the Dollar Amount thereof, as the case may be. Each requisite currency translation shall be based on the Spot Rate.

(b)    For purposes of this Agreement and the other Loan Documents, the Dollar Amount of any Borrowings, Loans, Letters of Credit and other Obligations shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date. Such Dollar Amount shall become effective as of such Revaluation Date for such Borrowings, Loans, Letters of Credit and other Obligations and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Borrowings, Loans, Letters of Credit and other Obligations.

ARTICLE II.

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees, from time to time during the Availability Period, to make U.S. Revolving Loans to the U.S. Borrowers and Canadian Revolving Loans to the Canadian Borrowers, in an aggregate principal amount that will not result in:

(i)    such Lender’s Revolving Exposure exceeding such Lender’s Commitment;

(ii)    the Aggregate Credit Exposure exceeding the Aggregate Commitments;

(iii)    the sum of (A) the Aggregate U.S. Revolving Exposure plus (B) the Canadian Over-Usage Amount, exceeding the U.S. Borrowing Base;

(iv)    the Aggregate Credit Exposure of all Lenders exceeding the Aggregate Borrowing Base;

(v)    the Aggregate Canadian Revolving Exposure exceeding the Canadian Sublimit; or

(vi)    the Aggregate U.S. Revolving Exposure denominated in currencies other than U.S. Dollars exceeding the Foreign Currency Sublimit;

subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05. The limitations on Borrowings referred to in clauses (i) through (vi) are referred to collectively as the “Revolving Exposure Limitations.” Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(a)    Subject to the Foreign Currency Sublimit, all U.S. Borrowings shall be denominated in U.S. Dollars, Sterling, Euros, Canadian Dollars or other Designated Currencies, and all Canadian Borrowings shall be denominated in U.S. Dollars or Canadian Dollars. Subject to Section 2.14, (i) each Borrowing that is denominated in U.S. Dollars shall be comprised entirely of ABR Loans or LIBOR Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into LIBOR Borrowings in accordance with Section 2.08, (ii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of either CDOR Loans or Canadian Prime Rate Loans, (iii) each Borrowing denominated in Sterling or any Alternative Currency shall be comprised entirely of LIBOR Loans and (iv) each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans. Each Swingline Loan denominated in U.S. Dollars shall be an ABR Loan, and each Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, however, (i) the exercise of such option shall be recorded in the Register in accordance with Section 9.04(b)(iv) and such Affiliate shall have provided the tax forms required by 2.17(f) to the Administrative Agent, and (ii) any that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(b)    At the commencement of each Interest Period for any LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of 1,000,000 U.S. Dollars, Sterling, Euros, Canadian Dollars or other Designated Currency, as applicable and not less than 1,000,000 U.S. Dollars, Sterling, Euros, Canadian Dollars or other Designated Currency, as applicable. At the time that each ABR Revolving Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 or Cdn$100,000, as applicable, and not less than $1,000,000 or Cdn$1,000,000, as applicable; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(d). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 or Cdn$100,000, as applicable and not less than $1,000,000 or Cdn$1,000,000, as applicable. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be, collectively, more than a total of fifteen (15) LIBOR, CDOR and EURIBOR Borrowings outstanding.

(c)    Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request in writing (whether through Administrative Agent’s pinnacle system or other form of electronic submission acceptable to the Administrative Agent) in a form approved by the Administrative Agent and signed by the Borrower Representative not later than (a) in the case of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, 11:00 a.m., Local Time, four (4) Business Days (or, solely in the case of Loans denominated in US. Dollars or Canadian Dollars, three (3) Business Days) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (other than a Swingline Borrowing) or Canadian Prime Rate Borrowing (other than a Swingline Borrowing), noon, Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York time, on the date of such proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile, or emailed pdf to the Administrative Agent of a written Borrowing Request signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the name of the applicable Borrower(s) and whether such Borrowing is a U.S. Borrowing or Canadian Borrowing;

(ii)    the currency and aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)    the date of such Borrowing, which shall be a Business Day;

(iv)    the Type of such Borrowing; and

(v)    in the case of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower Representative and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the U.S. Borrowers or the Canadian Borrowers, as applicable, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the applicable Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (i) the aggregate principal amount of outstanding Protective Advances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding principal amount of Overadvances, 10% of the Aggregate Commitments then in effect; provided further that no Protective Advance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. Subject to Section 9.21, the Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the applicable Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings or Canadian Prime Rate Borrowings, as applicable. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time the making of such Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (subject to Section 9.21) received by the Administrative Agent in respect of such Protective Advance; provided that no Lender holding a Commitment shall be obligated in any event to make Revolving Loans in an amount in excess of its Commitment minus its Applicable Percentage (taking into account any reallocations under Section 2.20) of the LC Exposure of all outstanding Letters of Credit.

SECTION 2.05 Swingline Loans and Overadvances.

(a)    The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing or Canadian Prime Rate Borrowing, the Swingline Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the applicable Borrowers, on the date of the applicable Borrowing to the applicable Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans and Canadian Prime Rate Loans, respectively, funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., New York time, on each Business Day, make available to the Borrowers by means of a credit to the

Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrower Representative shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate Dollar Amount of Swingline Loans outstanding at any time (a) drawn under the U.S. Borrowing Base, shall not exceed $40,000,000 and (b) drawn under the Canadian Borrowing Base, shall not exceed $5,000,000. The Swingline Lender shall not make any Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations. All Swingline Loans in U.S. Dollars shall be ABR Borrowings and all Swingline Loans in Canadian Dollars shall be Canadian Prime Rate Borrowings. Swingline Lender’s agreement to make Swingline Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swingline Loans by Swingline Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swingline Lender shall thereafter be obligated to make Swingline Loans in the future.

(b)    Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance; provided, further that the aggregate amount of outstanding Overadvances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding amount of Protective Advances then outstanding, 10% of the Aggregate Commitments then in effect; provided further that no Overadvance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment. Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances in U.S. Dollars shall be ABR Borrowings and all Overadvances in Canadian Dollars shall be Canadian Prime Rate Borrowings. The applicable Borrowers shall be required to repay each Overadvance no later than the 30th day after the date of the making thereof. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)    Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (subject to Section 9.21) received by the Administrative Agent in respect of such Loan; provided that no Lender holding a Commitment shall be obligated in any event to make Revolving Loans in an amount in excess of its Commitment minus its Applicable Percentage (taking into account any reallocations under Section 2.20) of the LC Exposure of all outstanding Letters of Credit.

(d)    The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects or that Swingline Lender at its own option exercisable for any reason may request, by notifying the Lenders of such requested Settlement by facsimile, telephone, or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan (plus interest accrued thereon to the extent requested by Administrative Agent) with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 5:00 p.m. on such Settlement Date if requested by 3:00 p.m., otherwise not later than 5:00 p.m. the next Business Day. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied or the Commitments have otherwise been terminated. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06 Letters of Credit.

(a)    General. Subject to the terms and conditions hereof, an Issuing Bank shall issue or cause the issuance of standby and/or commercial letters of credit denominated in U.S. Dollars or an LC Designated Currency (“Letters of Credit”) for the account of any U.S. Borrower, either for its support or the support of any of its Subsidiaries’ obligations, so long as, after the issuance thereof, (i) the LC Exposure shall not exceed $40,000,000, (ii) LC Exposure of any Issuing Bank shall not exceed such Issuing Bank’s LC Individual Sublimit, and (iii) the Borrowers will be in compliance with the Revolving Exposure Limitations. All disbursements or payments related to Letters of Credit shall be deemed to be U.S. Revolving Loans and shall bear interest at the Applicable Rate for ABR Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 2.12(b) hereof). Notwithstanding any other provision of this Agreement, no Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing any Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which the Issuing Bank in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally. Each U.S. Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, subject to Section 9.21, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under this Agreement to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).

(b)    Issuance of Letters of Credit.

(i)    Borrower Representative, on behalf of any U.S. Borrower, either for the support of any obligations of any U.S. Borrower’s or any Subsidiary thereof, may request an Issuing Bank to issue or cause the issuance, amendment, or extension of a Letter of Credit by delivering to the Issuing Bank, with a copy to Administrative Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, amendment, or extension (or such shorter period as may be agreed to by the Issuing Bank and Administrative Agent), such Issuing Bank’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Administrative Agent and the Issuing Bank (which shall include, among other things, the amount and currency of such Letter of Credit); and, such other certificates, documents and other papers and information as Administrative Agent or the Issuing Bank may reasonably request. No Issuing Bank shall issue any requested Letter of Credit if such Issuing Bank has received notice at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, from Administrative Agent or any Lender that one or more of the applicable conditions set forth in Section 4.02 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason.

(ii)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, provided that a Letter of Credit may include a provision for the automatic extension of the Letter of Credit, but in no event expire later than the Maturity Date (except that a Letter of Credit may expire up to one year beyond the Expiration Date if such Letter of Credit has been Cash Collateralized on or prior to date of issuance thereof). Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuing Bank, and each commercial Letter of Credit shall be subject to the UCP. In addition, no commercial Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(iii)    Administrative Agent shall use its reasonable efforts to notify Lenders of the request by Borrower Representative for a Letter of Credit hereunder.

(c)    Requirements For Issuance of Letters of Credit.

(i)    Borrower Representative shall authorize and direct any Issuing Bank to name the applicable U.S. Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Administrative Agent is not the Issuing Bank of any Letter of Credit, Borrower Representative shall authorize and direct the applicable Issuing Bank to deliver to Administrative Agent all instruments, documents, and other writings and property received by such Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, and the application therefor.

(ii)    In connection with all commercial Letters of Credit issued or caused to be issued by an Issuing Bank under this Agreement, each U.S. Borrower hereby appoints the Issuing Bank, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and for as long as such Event of Default is continuing: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuing Bank or Issuing Bank’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuing Bank’s, or in the name of Issuing Bank’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Administrative Agent, Issuing Bank nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Administrative Agent’s, Issuing Bank’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

(d)    Disbursements, Reimbursement.

(i)    Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Applicable Percentage of the LC Exposure (as in effect from time to time) and the amount of such drawing, respectively.

(ii)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify Administrative Agent and Borrower Representative. Regardless of whether Borrower Representative shall have received such notice, U.S. Borrowers shall reimburse (such obligation to reimburse Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”) Issuing Bank prior to 12:00 Noon, on each date that an amount is paid by Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the Dollar Amount of such LC Disbursement so paid by the Issuing Bank. In the event the applicable Borrowers or Guarantors fail to reimburse Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuing Bank will promptly notify Administrative Agent and each Lender holding a Commitment thereof, and U.S. Borrowers shall be automatically deemed to have requested that a U.S. Revolving Loan in U.S. Dollars in an amount equal to the Dollar Amount of such payment to be maintained as a LIBOR Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Commitments shall be unconditionally obligated to fund such Revolving Loan (all whether or not the conditions specified in Section 4.02 are then satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason) as provided for in Section 2.06(d)(iii) below. Any notice given by Issuing Bank pursuant to this Section 2.06(d)(ii) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(iii)    Each Lender holding a Commitment shall upon any notice pursuant to Section 2.06(d)(ii) make available to Issuing Bank through Administrative Agent at the Payment Office an amount in immediately available funds equal to its Applicable Percentage (subject to any contrary provisions of Section 2.20) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.06(d)(iv)) each be deemed to have made a U.S. Revolving Loan maintained as an ABR Loan to U.S. Borrowers in that amount. If any Lender holding a

Commitment so notified fails to make available to Administrative Agent, for the benefit of Issuing Bank, the amount of such Lender’s Applicable Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (1) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (2) at a rate per annum equal to the rate applicable to U.S. Revolving Loans maintained as an ABR Loan on and after the fourth day following the Drawing Date. Administrative Agent and Issuing Bank will promptly give notice of the occurrence of the Drawing Date, but failure of Administrative Agent or Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.06(d)(iii), provided that such Lender shall not be obligated to pay interest as provided in Section 2.06(d)(iii)(1) and (2) until and commencing from the date of receipt of notice from Administrative Agent or Issuing Bank of a drawing.

(iv)    With respect to any unreimbursed drawing that is not converted into a U.S. Revolving Loan maintained as an ABR Loan to U.S. Borrowers in whole or in part as contemplated by Section 2.06(d)(ii), for any reason, U.S. Borrowers shall be deemed to have incurred from Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a U.S. Revolving Loan maintained as an ABR Loan. Each applicable Lender’s payment to Administrative Agent pursuant to Section 2.06(d)(iii) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its obligation to participate in respect of the applicable Letter of Credit under this Section 2.06(d).

(v)    Each applicable Lender’s obligations hereunder to participate in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuing Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than U.S. Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(e)    Repayment of Participation Advances. Upon (and only upon) receipt by Administrative Agent for the account of Issuing Bank of immediately available funds from U.S. Borrowers (i) in reimbursement of any payment made by Issuing Bank or Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Administrative Agent, or (ii) in payment of interest on such a payment made by Issuing Bank or Administrative Agent under such a Letter of Credit, Administrative Agent will pay to each Lender holding a Commitment, in the same funds as those received by Administrative Agent, the amount of such Lender’s Applicable Percentage of such funds, except Administrative Agent shall retain the amount of the Applicable Percentage of such funds of any Lender holding a Commitment that did not make a Participation Advance in respect of such payment by Administrative Agent (and, to the extent that any of the other Lender(s) holding the Commitment have funded any portion of such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.20, Administrative Agent will pay over to such non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender). If Issuing Bank or Administrative Agent is required at any time to return to any such Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by such Borrowers to Issuing Bank or Administrative Agent pursuant to Section 2.06(e) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Administrative Agent, forthwith return to Issuing Bank or Administrative Agent the amount of its Applicable Percentage of any amounts so returned by Issuing Bank or Administrative Agent plus interest at the Federal Funds Effective Rate.

(f)    Documentation. Each U.S. Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuing Bank’s interpretations of any Letter of Credit issued on behalf of such U.S. Borrower and by Issuing Bank’s written regulations and customary practices relating to letters of credit, though Issuing Bank’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower Representative’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(g)    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

(h)    Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Loans or Participation Advance as a result of a drawing under a Letter of Credit, and the obligations of U.S. Borrowers to reimburse Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.06(h) under all circumstances, including the following circumstances:

(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuing Bank, Administrative Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)    the failure of any U.S. Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.06(d);

(iii)    any lack of validity or enforceability of any Letter of Credit;

(iv)    any claim of breach of warranty that might be made by any Borrower, Administrative Agent, Issuing Bank or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Administrative Agent, Issuing Bank or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuing Bank, Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuing Bank or any of Issuing Bank’s Affiliates has been notified thereof;

(vi)    payment by Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuing Bank from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)    any failure by Issuing Bank or any of Issuing Bank’s Affiliates to issue any Letter of Credit in the form requested by Borrower Representative, unless Administrative Agent and Issuing Bank have each received written notice from Borrower Representative of such failure within six (6) Business Days after Issuing Bank shall have furnished Administrative Agent and Borrower Representative a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)    the occurrence of any Material Adverse Effect;

(x)    any breach of this Agreement or any other Loan Document by any party thereto;

(xi)    the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii)    the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)    the fact that it may be past the Maturity Date, or the fact that this Agreement or the obligations of Lenders to make Revolving Loans have been terminated; and

(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(i)    Liability for Acts and Omissions.

(i)    As between U.S. Borrowers and Issuing Bank, Swingline Lender, Administrative Agent and Lenders, each U.S. Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuing Bank or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuing Bank from liability for Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuing Bank or Issuing Bank’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(ii)    Without limiting the generality of the foregoing, Issuing Bank and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuing Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(iii)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuing Bank under any resulting liability to any Borrower, Administrative Agent or any Lender.

(j)    Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrowers shall Cash Collateralize all Letters of Credit; provided that the obligation to Cash Collateralize all Letters of Credit shall become effective immediately, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. For the purposes of this Agreement, “Cash Collateralize” shall mean, with respect to any Letter of Credit, the deposit in U.S. Dollars in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to (i) 103% of the amount of the LC Exposure in respect of such Letter of Credit issued and outstanding on such date plus accrued and unpaid interest thereon, plus (ii) 12% of the amount of the LC Exposure in respect of Letters of Credit issued and outstanding in any LC Designated Currency on such date, plus accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the U.S. Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the U.S. Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Secured Obligations. If the U.S. Borrowers are required to Cash Collateralize Letters of Credit solely as a result of the occurrence of an Event of Default, the cash collateral (to the extent not applied as aforesaid) shall be returned to the U.S. Borrowers within three (3) Business Days after all such Events of Default have been waived as confirmed in writing by the Administrative Agent.

(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the U.S. Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each U.S. Borrower hereby acknowledges that the issuance of Letters of Credit requested by such U.S. Borrower for the account of Subsidiaries inures to the benefit of such U.S. Borrower, and that such U.S. Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)    Existing Letters of Credit. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued for the account of the U.S. Borrowers on the Effective Date for all purposes hereof and of the other Loan Documents (whether or not a U.S. Borrower was the applicant with respect thereto or otherwise responsible for reimbursement obligations with respect thereto prior to the Effective Date), and no issuance or similar fees (as distinguished from ongoing participation or fronting fees) will be required in connection with the deemed issuance of the Existing Letters of Credit on the Effective Date.

SECTION 2.07 Funding of Borrowings.

(a)    Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the applicable Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(d) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans or Canadian Prime Rate Loans, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)    To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to change the currency of any Borrowing.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    the Type of Borrowing; and

(iv)    if the resulting Borrowing is a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a LIBOR Borrowing denominated in U.S. Dollars, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of a CDOR Borrowing, such Borrowing shall be converted to a Canadian Prime Rate Borrowing and (iii) in the case of any other LIBOR Borrowing or a EURIBOR Borrowing, such Borrowing shall become due and payable on the last day of such Interest Period.

(f)    Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative (provided that no such notice shall be required in the case of an Event of Default under clause (h) or (i) of Article VII), then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in U.S. Dollars may be converted to or continued as a LIBOR Borrowing and no outstanding Borrowing may be converted to or continued as a CDOR Borrowing, and (ii) unless repaid (A) each LIBOR Borrowing denominated in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) each CDOR Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments; Increase in Commitments.

(a)    Unless previously terminated the Commitments shall terminate on the Maturity Date.

(b)    The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the Cash Collateralization (or at the discretion of the Administrative Agent a back-up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) of all outstanding Letters of Credit, (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c)    The Borrowers may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(d)    The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)    The Borrowers shall have the right to increase the Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Commitments may be increased pursuant hereto on no more than five (5) occasions, (iii) the aggregate amount of all additional Commitments obtained under this clause (e) shall not exceed $150,000,000, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld or delayed, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f)    Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of the Required Lenders if any such increase or addition would cause the Commitments to exceed $550,000,000. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) and (2) no Default exists, and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent reasonably requested by the Administrative Agent.

(g)    On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable

Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each LIBOR Loan, CDOR Loan and EURIBOR Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

SECTION 2.10 Repayment and Amortization of Loans; Evidence of Debt.

(a)    Subject to Section 9.21, the Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the 30th day after such Overadvance is made.

(b)    On each Business Day during any Dominion Period, the Administrative Agent shall apply all funds credited to a Concentration Account of the U.S. Borrowers on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay any U.S. Protective Advances and U.S. Overadvance that may be outstanding, second, to prepay the U.S. Revolving Loans and U.S. Swingline Loans, third [reserved], fourth, to prepay any Canadian Protective Advance and Canadian Overadvance that may be outstanding, fifth, to prepay any Canadian Revolving Loans and Canadian Swingline Loans, and sixth, as the Borrower Representative may direct. The Administrative Agent shall apply all funds credited to a Concentration Account of the Canadian Loan Parties on such Business Day or the immediately preceding Business Day in the order specified in subclauses fourth through sixth above.

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)    Any Lender (including the Swingline Lender) may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a)    The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b)    Except for Overadvances permitted under Section 2.05, in the event and on each occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations (including following any Revaluation Date), the Canadian Borrowers and the U.S. Borrowers shall, subject to Section 9.21, severally prepay the Revolving Loans and/or Swingline Loans (or, if no such Loans are outstanding, Cash Collateralize outstanding Letters of Credit) of such Borrower(s) in an aggregate amount that, after giving effect to such prepayments or Cash Collateralization the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c)    The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder not later than (i) 11:00 p.m., New York time, (A) in the case of prepayment of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing or Canadian Prime Rate Borrowing, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02 and shall be the same currency as the Revolving Borrowing being repaid. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments, if any, pursuant to Section 2.16.

SECTION 2.12 Fees.

(a)    The U.S. Borrowers agree to pay to the Administrative Agent for the ratable account of each Lender a commitment fee, which shall accrue at the rate of 0.20% per annum on the aggregate daily amount of the Available Commitment during the period from and including the Effective Date to but excluding the date on which the Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed, (including the first day but excluding the last day).

(b)    U.S. Borrowers shall pay (x) to Administrative Agent, for the ratable benefit of Lenders holding Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to (A) with respect to Standby LC Exposure, the same Applicable Rate used to determine the interest rate applicable to LIBOR Loans on the aggregate daily amount of such Lender’s Standby LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), and (B) with respect to Commercial LC Exposure, 0.50% less than the Applicable Rate used to determine the interest rate applicable to LIBOR Loans on the aggregate daily amount of such Lender’s Commercial LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter on the Maturity Date, and (y) to Issuing Bank, a fronting fee of 0.125% per annum times the aggregate daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Issuing Bank, for the benefit of such Issuing Bank customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuing Bank’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under clauses (h) or (i) of Article VII, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 2.12(b) shall be increased by an additional two percent (2.0%) per annum; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand.

(c)    The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)    All fees payable hereunder shall be paid on the dates due and shall be paid in U.S. Dollars, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.

(e)    Upon payment, such fees in this Section 2.12 shall not be refundable under any circumstances, absent manifest error in calculation.

SECTION 2.13 Interest.

(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in U.S. Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Revolving Loans comprising each LIBOR Borrowing shall bear interest at (i) in the case of a Borrowing denominated in U.S. Dollars, the Adjusted LIBO Rate and (ii) in the case of a Borrowing denominated in a currency other than U.S. Dollars, the LIBO Rate, in each case for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(c)    The Revolving Loans comprising each CDOR Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d)    The Revolving Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e)    The Loans comprising each Canadian Prime Rate Borrowing (including Swingline Loans denominated in Canadian Dollars) shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(f)    Each Protective Advance and each Overadvance shall (i) if denominated in U.S. Dollars, bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%, and (ii) if denominated in Canadian Dollars, bear interest at the Canadian Prime Rate plus the Applicable Rate plus 2%.

(g)    Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; provided, that (x) the default rate of interest set forth in this clause (g) shall apply automatically and without notice to the Borrower Representative upon the occurrence and during the continuance of any Event of Default under clauses (a), (h) or (i) of Article VII and (y) application of the default rate of interest pursuant to this clause (g) may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates.

(h)    Accrued interest on each Loan (for ABR Loans and Canadian Prime Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (g) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan, CDOR Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(i)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, CDOR Rate or the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest computed by reference to Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, LIBO Rate, CDOR Rate, EURIBO Rate, Alternate Base Rate or Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example).

SECTION 2.14 Alternate Rate of Interest; Successor LIBOR Rate Index.

(a)    Alternative Rate of Interest.

(i)    If prior to the commencement of any Interest Period for a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing in any currency:

(A)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, LIBO Rate, CDOR Rate or EURIBO Rate, as the case may be, for such currency or in respect of a Loan in such currency for such Interest Period; or

(B)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, LIBO Rate, CDOR Rate or EURIBO Rate, as the case may be, for such currency or in respect of a Loan in such currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing that is requested to be continued shall (A) if denominated in U.S. Dollars, be continued as an ABR Borrowing, (B) if denominated in Canadian Dollars, be continued as a Canadian Prime Rate Borrowing, or (C) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (iii) any Borrowing Request for an affected LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing shall (A) if denominated in U.S. Dollars, be deemed a request for an ABR Borrowing, (B) if denominated in Canadian Dollars, be deemed a request for a Canadian Prime Rate Borrowing or (C) otherwise, be ineffective.

(b)    Successor LIBOR Rate Index.

(i)    If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 2.14(a) have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 2.14(a) have not arisen but the applicable supervisor or administrator (if any) of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBO Rate has become a widely recognized benchmark rate for newly originated floating rate commercial loans in Dollars in the U.S. market, then the Administrative Agent shall consult with the Borrower Representative, and the Administrative Agent and the Borrower Representative shall endeavor to agree upon a replacement index for the LIBO Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBO Rate-based interest rate in effect prior to its replacement.

(ii)    The Administrative Agent and the Borrower Representative shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 9.06), such amendment shall become effective without any further action or consent of any other party to this Agreement (other than the Borrower Representative, as set forth in the preceding sentence) at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(iii)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated floating rate commercial loans in the United States and loans converted from a LIBO Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBO Rate to the replacement index and (y) yield- or risk-based differences between the LIBO Rate and the replacement index.

(iv)    Until an amendment reflecting a new replacement index in accordance with this Section 2.14(b) is effective, each advance, conversion and renewal of a LIBOR Loan will continue to bear interest with reference to the LIBO Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Loans shall automatically be converted to ABR Loans (which rate shall be determined without giving effect to clause (c) of the definition of Alternative Base Rate) until such time as an amendment reflecting a replacement index and related matters as described above is implemented.    Further, if a LIBOR Termination Date shall have occurred, (a) any pending requests for LIBOR Loans shall be deemed ineffective, and (b) interest applicable for ABR Loans shall be calculated without giving effect to the Adjusted LIBO Rate.

(v)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

SECTION 2.15 Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative accompanied by a certificate setting forth in reasonable detail any amount or amounts and upon such delivery of such items, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan, CDOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any LIBOR Loan, CDOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan, CDOR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan, CDOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of margin or profit therefrom) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) with respect to a LIBOR Loan, CDOR Loan or EURIBOR Loan, the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, the CDOR Rate or the EURIBO Rate, as the case may be, that would have been applicable to such Loan (but not including the Applicable Rate, margin or profit applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London, European or Canadian interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and upon delivery of such items shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17 Withholding of Taxes; Gross-Up.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. Subject in all cases to Section 9.21, the Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable in a liquidated amount or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such

Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI (or successor form);

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W- 8BEN or W-8BEN-E, as applicable (or successor form); or

(4)    to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W- 8BEN or W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 (or successor form), and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Agent’s Payment Office, or as otherwise directed by the Administrative Agent, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan and all payments in respect of LC Disbursements and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars.

(b)    Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers) or (B) amounts to be applied from a Concentration Account or a Borrowing Base Deposit Account during a Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to Cash Collateralize all outstanding Letters of Credit, eighth, ratably to the payment of any amounts owing with respect to Banking Services Obligations (other than Specified L/C Obligations) and Swap Agreement Obligations for which Banking Services/Swap Reserves have been established but only up to the amount of such Banking Services/Swap Reserves, ninth, to payment of any amounts owing with respect to Banking Services Obligations (other than Specified L/C Obligations) and Swap Agreement Obligations not paid pursuant to clause eighth above up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, tenth, to the payment of any other Secured Obligation (other than Specified L/C Obligations), and eleventh, to payment or cash collateralization of all Specified L/C Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22; provided that (i) any amounts received from any U.S. Collateral or any U.S. Loan Party shall be applied, first, in the order provided above in clauses first through seventh to all amounts constituting U.S. Secured Obligations, second, in the order provided above in clauses first through seventh to the Canadian Secured Obligations, third, in the order provided above in clauses eighth through eleventh to all amounts constituting U.S. Secured Obligations and fourth in the order provided above in clauses eighth through eleventh to the Canadian Secured Obligations and (ii) any such application of proceeds from any Canadian Collateral or any Canadian Loan Party shall be made solely in respect of Canadian Secured Obligations. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any LIBOR Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans, respectively, and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)    At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reasonable and documented reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section, provided that, in the case of any deemed request (other than a payment of principal, interest, LC Disbursements, and fees due under this Agreement), the Administrative Agent shall have provided the Borrower Representative prior written notice that such sums are due and payable, the amount thereof and the date payment is requested to be made, and provided further that no amount from any Canadian Loan Party shall be applied to pay any U.S. Secured Obligations. Each Borrower hereby irrevocably authorizes the Administrative Agent to make a Borrowing for the purpose of paying each payment referred to in the preceding sentence on or after the date any of the same becomes due and payable and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 2.04 and Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable.

(d)    If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lenders, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to Section 9.08, exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)    Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(g)    The Administrative Agent may from time to time provide the Borrowers with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrowers’ convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrowers shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b)    If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative

Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignee is not already a Lender, the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, then within one (1) Business Day following notice by the Administrative Agent (x) first, the U.S. Borrowers or Canadian Borrowers, as applicable, shall prepay such U.S. Swingline Exposure and Canadian Exposure, respectively, and (y) second, the U.S. Borrowers shall Cash

Collateralize, for the benefit of the Issuing Bank, the U.S. Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such LC Exposure is outstanding (and such Cash Collateral shall constitute Eligible Cash/Cash Equivalents to the extent such Cash Collateral satisfies the definition thereof);

(iii)    if the U.S. Borrowers Cash Collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22 Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each Loan Party and each Restricted Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction and, in the case of any Restricted Subsidiary other than any Loan Party, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business and is in good standing in every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions

(a)    do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents,

(b)    will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary,

(c)    will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, except to the extent such violation, default, or payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and

(d)    will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a)    The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended February 3, 2018, reported on by Ernst & Young, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended November 3, 2018, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)    No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since February 3, 2018.

(c)    As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.05 Properties.

(a)    As of the Effective Date, Schedule E of each Security Agreement sets forth the address of each parcel of real property that is owned or leased by any Loan Party party thereto. Each of such leases and subleases of each Loan Party is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except to the extent the failure of the foregoing to be true could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of the Loan Parties and each of its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its material real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)    (b) (i) Each Loan Party and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property necessary to its business as currently conducted, and, except to the extent such infringement would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the use thereof by each Loan Party and each Restricted Subsidiary does not infringe in any respect upon the rights of any other Person; and (ii) each Loan Party’s and each Restricted Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement (other than (A) restrictions relating to software licenses that may limit such Loan Party’s ability to transfer or assign any such agreement to a third party and (B) licensing agreements or similar agreements that do not materially impair the ability of the Administrative Agent or the Lenders to avail themselves of their rights of disposal and other rights granted under the Collateral Documents in respect of Inventory).

SECTION 3.06 Litigation and Environmental Matters.

(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against any Loan Party or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b)    Except for the Disclosed Matters and any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has incurred an Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) has knowledge of any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Restricted Subsidiary is in compliance with (i) all Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. Each Loan Party and each Restricted Subsidiary is in compliance, in all material respects, with the USA PATRIOT Act. No Event of Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. No Loan Party or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No tax liens or claims are being presently asserted with respect to any delinquent Taxes that could reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its respective Restricted Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of the Canadian Pension Plans and the Canada Benefit Plans, employment insurance and employee income taxes, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA; Labor Matters; Canadian Pension Plans and Canadian Benefit Plans.

(a)    Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and (iii) on the Effective Date, the present value of all accumulated benefit obligations under each Plan that is subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans that are subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of all such underfunded Plans.

(b)    Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against Company or any Restricted Subsidiary pending or, to the knowledge of Company, threatened, (ii) the hours worked by and payments made to employees of Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, the Employee Standards Act (Ontario) or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters and (iii) all payments due from Company or any Restricted Subsidiary, or for which any claim may be made against Company or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Company or such Subsidiary to the extent required by GAAP. The consummation of the Transactions do not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Company or any Restricted Subsidiary is bound.

(c)    Schedule 3.10 lists as of the Effective Date all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, as of the Effective Date, the Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), (ii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, and (iii) there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. To the knowledge of the Borrower Representative, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under applicable laws. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect, and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans which could be reasonably expected to have a Material Adverse Effect. The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no material taxes, penalties or interest owing in respect of any such pension fund. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed. No Canadian Benefit Plans (other than any applicable Canadian MEPP) provide for benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependents of such employees. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans which could be reasonably expected to have a Material Adverse Effect. Each of the Canadian Pension Plans is fully funded on both a going concern and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles) and no Termination Event has occurred.

SECTION 3.11 Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Restricted Subsidiary is subject, and all other matters known to it, that, as of the Effective Date, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) other than projections, other forward-looking information and information of a general economic or industry specific nature, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that projections are subject to inherent uncertainties and contingencies which may be outside the control of any Loan Party and that no assurance can be given that such projected financial information will be realized).

SECTION 3.12 [Reserved].

SECTION 3.13 Solvency.

(a)    Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Company and its Restricted Subsidiaries, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its Restricted Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Restricted Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Restricted Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date. The determination of the foregoing shall take into account all properties and liabilities of the Company and its Restricted Subsidiaries regardless of whether, or the amount at which, any such property or liability is included on a balance sheet of any such Person prepared in accordance with GAAP, including properties such as contingent contribution or subrogation rights, business prospects, distribution channels and goodwill.

(b)    No Loan Party intends to, nor will permit any Restricted Subsidiary to, and no Loan Party believes that it or any Restricted Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.

(c)    Immediately after the consummation of the Transactions to occur on the Effective Date, with respect to each Canadian Loan Party, (i) each Canadian Loan Party’s property is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (ii) each Canadian Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due; (iii) each Canadian Loan Party has not ceased paying its current obligations in the ordinary course of business as they generally become due, and (iv) for greater certainty, each Canadian Loan Party is not an “insolvent person” as such term is defined in the BIA.

In respect of each of the foregoing, the determination of the sum of properties at a fair valuation or the present fair saleable value of properties shall be made on a going concern basis. In computing the amount of contingent or unrealized properties or contingent or unliquidated liabilities at any time, such properties and liabilities will be computed at the amounts which, in light of all the facts and circumstances existing at such time, represent the amount that reasonably can be expected to become realized properties or matured liabilities, as applicable. In computing the amount that would be required to pay a Person’s probable liability on its existing debts as they become absolute and matured, reasonable valuation techniques, including a present value analysis, shall be applied using such rates over such periods as are appropriate under the circumstances, and it is understood that, in appropriate circumstances, the present value of contingent liabilities may be zero.

SECTION 3.14 Insurance. Exhibit G to each Security Agreement sets forth a description of all insurance maintained by or on behalf of the Loan Parties party thereto and their Restricted Subsidiaries as of the Effective Date. As of the Effective Date, no premiums in respect of such insurance are overdue. Each Loan Party maintains, and has caused each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate.

SECTION 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth, as of the Effective Date, the name, type of organization and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in each Subsidiary. All of the issued and outstanding Equity Interests in each Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and validly issued and are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived and not as a result of any rights contained in organizational documents). Additionally, Schedule 3.15 sets forth whether any such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary as of the Effective Date.

SECTION 3.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on the Collateral granted by (a) the U.S. Loan Parties in favor of the Administrative Agent (for the benefit of the Secured Parties), securing the Secured Obligations and (b) the Canadian Loan Parties in favor of the Administrative Agent (for the benefit of the Secured Parties), securing the Canadian Secured Obligations, constitute perfected and continuing Liens on the Collateral (to the extent such Liens can be perfected by possession, by filing a UCC financing statement, a PPSA financing statement, a registration in Quebec or equivalent under each applicable jurisdiction, by recording a Mortgage in the appropriate jurisdiction, or by a control agreement), securing the applicable Secured Obligations, enforceable against the applicable Loan Party and having priority over all other Liens on the Collateral except in the case of (x) Liens permitted by Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or an agreement permitted hereunder, (y) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (z) Liens perfected only by control, filing or recording to the extent that Administrative Agent has not obtained control or has not recorded such lien.

SECTION 3.17 Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.18 [Reserved].

SECTION 3.19 Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or , to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.

SECTION 3.20 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.21 Credit Card Agreements. All Credit Card Agreements relating to Eligible Credit Card Accounts are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms. The Loan Parties are in compliance in all material respects with each such Credit Card Agreement.

SECTION 3.22 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.23 Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV.

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, and (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document.

(b)    Opinions. The Administrative Agent shall have received a written opinion of (i) Porter, Wright, Morris & Arthur LLP, counsel to the Loan Parties’ (together with (x) where not covered by such opinion, opinions of local counsel where each U.S. Loan Party is organized and (y) any real estate related opinions separately described herein), and (ii) Osler, Hoskin & Harcourt LLP, Canadian counsel to the Canadian Loan Parties, together with, where not covered by such opinion, opinions of provincial counsel where each Canadian Loan Party is organized and such other opinions as the Administrative Agent shall require, in each case addressed to the Administrative Agent, the Issuing Bank and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)    Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements for the two most recent fiscal years of the Company ended prior to the Effective Date, (ii) unaudited interim consolidated financial statements of each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) the Company’s most recent projected income statement, and cash flows through the end of the Company’s fiscal year ending January 31, 2020 (prepared on a quarterly basis), and (iv) the projected Borrowing Base on a quarterly basis through the end of the Company’s fiscal year ending January 31, 2020.

(d)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(e)    Collateral and Guaranty Requirement. Subject to Section 5.18, the Collateral and Guaranty Requirement shall have been satisfied with respect to all Designated Subsidiaries as of the Effective Date.

(f)    No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower Representative, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(g)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), on or before the Effective Date.

(h)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or subject to satisfactory estoppel letters discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(i)    Reserved.

(j)    Control Agreements. Subject to Section 5.18, the Administrative Agent shall have received each Deposit Account Control Agreement and Securities Account Control Agreement required to be provided pursuant to the Security Agreements.

(k)    Credit Card Notifications. The Administrative Agent shall have received copies of duly executed Credit Card Notifications with respect to all Eligible Credit Card Accounts.

(l)    Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Company.

(m)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the U.S. Borrowing Base and the Canadian Borrowing Base as of the end of the fiscal quarter immediately preceding the Effective Date.

(n)    Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Availability shall not be less than $250,000,000.

(o)    Filings, Registrations and Recordings. Each document (including any UCC or PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(p)    New Agent. The Resignation and Appointment Agreement shall have been duly executed and delivered to the Administrative Agent, and such agreement shall be in full force and effect.

(q)    Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and Section 4.10 of the Security Agreement.

(r)    Letter of Credit Application and Borrowing Request. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable). The Administrative Agent shall have received a Borrowing Request for any Loans to be made on the Effective Date.

(s)    Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(t)    Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Subsidiaries shall be acceptable to the Administrative Agent in its Permitted Discretion.

(u)    Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ Accounts, Credit Card Accounts, Inventory and related working capital matters and of the Loan Parties’ related data processing and other systems (it being agreed that such field examination may have been previously prepared for a third party and assigned to the Administrative Agent), the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion.

(v)    Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its Permitted Discretion.

(w)    Inventory and Eligible Real Property Appraisals. The Administrative Agent shall have received an appraisal of the Loan Parties’ Inventory and an appraisal of each of the Loan Parties’ Eligible Real Properties from one or more firms reasonably satisfactory to the Administrative Agent (it being agreed that such appraisals may have been previously prepared for a third party and assigned to the Administrative Agent), which appraisals shall be satisfactory to the Administrative Agent in its Permitted Discretion.

(x)    USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Proceeds of Crime Act, for each Loan Party, and (ii) to the extent requested by any Lender or the Administrative Agent from the Borrower Representative directly at least five (5) Business Days prior to the Effective Date, each Borrower, to the extent qualifying as a “legal entity customer” under the Beneficial Ownership Regulation, shall deliver to each such Lender or Administrative Agent a Beneficial Ownership Certification at least three (3) Business Days prior to the Effective Date.

(y)    Material Adverse Effect. No Material Adverse Effect shall have occurred since February 3, 2018.

The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects);

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c)    After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans, and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of the Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof, or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrower Representative will furnish to the Administrative Agent, for distribution to each Lender:

(a)    within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants; provided that the requirements of this clause (a) shall be deemed to have been satisfied if the Administrative Agent has been furnished with a consolidated annual report for the Company and its Subsidiaries containing the foregoing information on form 10-K in the time period specified above in this clause (a);

(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

provided that the requirements of this clause (b) shall be deemed to have been satisfied if the Administrative Agent has been furnished with a quarterly report for the Company and its Subsidiaries containing the foregoing information on form 10-Q in the time period specified above in this clause (b);

(c)    During any Increased Reporting Period, within 30 days after the end of each fiscal month of the Company, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)    concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a Compliance Certificate, which shall (i) when delivered concurrently with the delivery of the financial statements delivered under clause (b) or (c), certify that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certify as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) set forth reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not required to be tested pursuant to Section 6.12) and, if applicable, demonstrating compliance with Section 6.12, and (iv) state whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (v) describe whether, since the later of the Effective Date and the date of the last Compliance Certificate, any Loan Party shall have (A) changed its name as it appears in official filings in the state or province of incorporation or organization, (B) changed its chief executive office, (C) changed the type of entity that it is, (D) change its organization identification number, if any, issued by its state or province of incorporation or other organization, or (E) changed its state or province of incorporation or organization;

(e)    [Reserved];

(f)    no later than 60 days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Company for each quarter of such fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent (it being understood that the Company’s customary format consistent with the format delivered to the Administrative Agent in connection with the Effective Date will be satisfactory);

(g)    on or before each Borrowing Base Reporting Date, a Borrowing Base Certificate setting forth a computation of the Borrowing Base as of the most recently ended fiscal quarter, fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, together with supporting information and any additional reports with respect to the Borrowing Base that the Administrative Agent may reasonably request; and the Real Property Component of the Borrowing Base shall be updated immediately upon any Real Estate ceasing to be Eligible Real Property;

(h)    on or before each Borrowing Base Reporting Date, the following information as of the most recently ended fiscal quarter, fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, all delivered electronically in a text formatted file in form reasonably acceptable to the Administrative Agent:

(i)    (A) to the extent Eligible Trade Accounts are included in the Borrowing Base as of such date, a reasonably detailed aging of the Loan Parties’ Accounts, in a form reasonably acceptable to the Administrative Agent, and (B) a reasonably detailed aging of the Loan Parties’ Credit Card Accounts, in a form reasonably acceptable to the Administrative Agent;

(ii)    a schedule detailing the Loan Parties’ Inventory, in form satisfactory to the Administrative Agent;

(iii)    a worksheet of calculations prepared by the Loan Parties to determine Eligible Credit Card Accounts, Eligible Trade Accounts and Eligible Inventory, such worksheets detailing the Credit Card Accounts, Accounts and Inventory excluded from Eligible Credit Card Accounts, Eligible Trade Accounts and Eligible Inventory and the reason for such exclusion;

(iv)    a reconciliation of the Loan Parties’ Credit Card Accounts, Accounts and Inventory between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date;

(v)    if there are Eligible Trade Accounts included in the Borrowing Base, a schedule of the Loan Parties’ accounts payable as of the month then ended, delivered electronically in a text formatted file in a form reasonably acceptable to the Administrative Agent; and

(vi)    such other information regarding the Collateral or Loan Parties as the Administrative Agent may from time to time reasonably request.

(vii)    concurrent with any field exam permitted under Section 5.06 (or at such other times as agreed upon by the Administrative Agent and the Company), the Borrower Representative shall provide notice to the Administrative Agent of any removal or addition of any credit card issuer or credit card processor to the extent that (i) in the case of a removal, Credit Card Accounts of such credit card issuer or credit card processor were included in any previous Borrowing Base or (ii) in the case of an addition, the Borrower Representative desires to include the Credit Card Accounts of such credit card issuer or credit card processor in the Borrowing Base, and concurrently with any such notice of an addition, the Company shall provide to the Administrative Agent (A) evidence reasonably satisfactory to the Administrative Agent that a Credit Card Notification shall have been delivered to such credit card issuer or credit card processor, (B) a true and complete copy of each Credit Card Agreement with respect thereto, together with all material amendments, waivers and other modifications thereto, and (C) such other information with respect thereto as may be reasonably requested by the Administrative Agent; for the avoidance of doubt, unless otherwise agreed by the Administrative Agent, no Credit Card Accounts of an added credit card issuer or credit card processor may be included in the Borrowing Base until a field exam with respect thereto has been completed;

(i)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or any Canadian federal or provincial securities commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(j)    (A) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section

101(l)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan and is eligible to request such documents or notices, the applicable Loan Party or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof and (B) promptly after the filing thereof with any Governmental Authority, a copy of each actuarial valuation report and, upon request of the Administrative Agent, Annual Information Return in respect of any Canadian Benefit Plan (other than a Canadian MEPP) or a Canadian Pension Plan;

(k)    (i) where an actuarial report on a Canadian Defined Benefit Plan discloses a solvency or wind-up deficiency, on a quarterly basis thereafter whenever and for so long as a solvency or wind-up deficiency exists promptly following the end of each fiscal quarter of a Canadian Borrower, a summary actuarial update for such Canadian Defined Benefit Plan, which summary update shall reflect the updated value of the assets of the Canadian Defined Benefit Plan and discount rates at the end of the quarter to which the summary relates but otherwise utilizing the facts and assumptions set forth in the most recently delivered actuarial report, and (ii) when requested by the Administrative Agent, the most recent defined benefit Canadian Defined Benefit Plan financial statements;

(l)    within five (5) Business Days after a Responsible Officer of the Borrower Representative has knowledge of the production or the receipt by a Loan Party thereof, copies of (i) any material environmental reports produced by or on behalf of any Loan Party or Restricted Subsidiary or (ii) any notice received or sent by any Loan Party or Restricted Subsidiary with respect to the Specified Environmental Order;

(m)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Proceeds of Crime Act and the Beneficial Ownership Regulation;

(n)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The Borrower Representative shall be deemed to have furnished to the Administrative Agent the financial statements and certificates required to be delivered pursuant to Sections 5.01(a) and (b) and the reports and other material required by Section 5.01(j) upon (i) the filing of such financial statements or material by the Company through the SEC’s EDGAR system (or any successor electronic gathering system) or the publication by the Company of such financial statements on its website, so long as such system or website is publicly available; provided that, at the request of the Administrative Agent or any Lender, the Borrower Representative shall promptly deliver electronic or paper copies of such filings together all accompanying exhibits, attachments, calculations, or other supporting documentation included with such filing.

SECTION 5.02 Notices of Material Events. The Borrower Representative will furnish to the Administrative Agent prompt (but in any event within any time period after such Responsible Officer has such knowledge that may be specified below) written notice of the following:

(a)    within two (2) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any Default or Event of Default;

(b)    within two (2) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the receipt by any Loan Party or any Subsidiary of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(c)    within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of (i) any Casualty or Taking with respect to Collateral having a value in the amount of $10,000,000 or more, whether or not covered by insurance, and (ii) any Casualty, Taking, or other Material Event with respect to Eligible Real Property, whether or not covered by insurance;

(d)    within ten (10) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the receipt by any Loan Party or Restricted Subsidiary thereof, any default notice received under or with respect to any leased location or public warehouse where Collateral in the amount of $10,000,000 or more is located;

(e)    after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any ERISA Event that results, or could reasonably be expected to result in, a Material Adverse Effect;

(f)    after knowledge by a Responsible Officer of the Borrower Representative of (i) any default in, or breach of, a Canadian Defined Benefit Plan; (ii) any action or inaction of a plan sponsor or administrator that could lead to a Termination Event; (iii) receipt of any notice from, or any action of, any Governmental Authority that that could lead to a Termination Event; (iv) copies of all actuarial valuations conducted for all Canadian Defined Benefit Plans; and (v) the existence of any Unfunded Pension Liability in any Canadian Defined Benefit Plans; which, for each of clause (i)-(v), results, or could reasonably be expected to result in, a Material Adverse Effect;

(g)    within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any default or event of default under a Specified L/C Facility or any other event that requires, or enables any issuing bank under the Specified L/C Facility to require, the Company or any of its Subsidiaries to provide cash collateral for all or any portion of any Specified L/C Obligations;

(h)    within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any default or event of default under any Permitted Term Loan Indebtedness or receipt of any notice asserting a default or event of default thereunder (together with a copy of such notice), as well as copies of any material amendments to the documents related to such Permitted Term Loan Indebtedness;

(i)    (A) within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative (1) of the occurrence of any default or event of default by any Person under any Credit Card Agreement relating to Credit Cards Accounts contained in the Borrowing Base, (2) the establishment of, or receipt by any Loan Party of a notice of any proposed establishment of, a reserve or reserve account (or similar concept), whether in the form of an actual deposit account, book entry or otherwise, in connection with any Credit Card Agreement for the purposes of securing all or any portion of any Loan Party’s existing or potential obligations to the applicable credit card issuer or processor under such Credit Card Agreement, or (3) that any credit card issuer, credit card processor or debit card or mall card issuer or provider with respect to Credit Card Accounts ceases to meet the requirements of clause (f) of the definition of “Eligible Credit Card Accounts” and (B) on and at the time of submission to the Administrative Agent of the Borrowing Base Certificate after a Responsible Officer of the Borrower Representative has knowledge that any Loan Party has entered into a material amendment, waiver or other modification of a Credit Card Agreement applicable to any Credit Card Account included in the Borrowing Base;

(j)    within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the filing of any Lien with respect to any delinquent Taxes in excess of $2,000,000;

(k)    within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of the beneficial owners identified in parts (c) or (d) of such certification;

(l)    promptly after knowledge by a Responsible Officer of the Borrower Representative of any other development that results, or could reasonably be expected to result in, a Material Adverse Effect;

(m)    prompt written notice of (i) any lapse or other termination of any consent issued to any Loan Party by any Governmental Authority or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Authority or any other Person to renew or extend any such consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Authority or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Administrative Agent, and (iv) copies of any material notices and other communications from any Governmental Authority or Person which specifically relate to any Loan Party;

(n)    promptly upon learning thereof, report to Administrative Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Parties’ reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any customer or other obligor;

(o)    promptly if any of its Receivables arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them;

(p)    as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as each Loan Party shall send to its stockholders and (ii) copies of all notices, reports, financial statements and other materials sent pursuant to the Subordinated Debt documents;

(q)    promptly (a) copies of all environmental audits and reviews in respect of Eligible Real Property, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) except to the extent failure to do so could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits with respect to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, dissolution, disposition or other transaction permitted under Section 6.03 or Section 6.05.

SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all of its respective Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, and agents retained by the Administrative Agent), as and when determined by the Administrative Agent, upon reasonable prior notice and during reasonable hours, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (it being understood and expected that such examinations shall be limited to one per calendar year unless an Event of Default has occurred and is continuing or Availability is at any time during such calendar year less than the Applicable Trigger Amount (Level V)); provided, however, that, so long as at all times during any calendar year no Revolving Loans are outstanding and the LC Exposure is less than $40,000,000, the Loan Parties shall not be required to pay the fees and expenses of the Administrative Agent and such professionals with respect to any such examinations and evaluations conducted during such calendar year otherwise, if no Event of Default has occurred and is continuing, only one such field examination per calendar year shall be at the expense of the Loan Parties; provided further that one additional field examination per calendar year may be done at the expense of the Loan Parties if Availability is at any time during such calendar year less than the Applicable Trigger Amount (Level V). For the avoidance of doubt, all such examinations and evaluations conducted during an Event of Default shall be at the expense of the Loan Parties. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07 Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) comply with all Requirements of Law applicable to it or its property (including without limitation Environmental Laws) except, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect

(except in the case of Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, with respect to which compliance shall be in all material respects), and (ii) perform in all material respects its obligations under material agreements to which it is a party, except (A) where the validity or amount thereof is being contested in good faith by appropriate proceedings, or (B) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds.

(a)    The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes and working capital needs of the Loan Parties (including for Investments, Capital Expenditures and Restricted Payments) subject to the restrictions otherwise set forth in this Agreement. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b)    No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall, directly or indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(c)    No Borrower shall fund any payment under this Agreement with proceeds derived from a transaction prohibited by Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions or in any manner that would cause a party to this Agreement to be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

SECTION 5.09 [Reserved].

SECTION 5.10 Insurance.

(a)    Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. All insurance policies required in this clause shall name the Administrative Agent (for the benefit of the Administrative Agent and the Secured Parties) as an additional insured, as applicable, and with respect to casualty policies covering Collateral, as mortgagee or as lender loss payee, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, as applicable, through endorsements in form and substance reasonably satisfactory to the Administrative Agent.

(b)    In the event any Real Estate that is subject to a Mortgage is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” such Grantor shall (a) shall obtain and maintain with financially sound and reputable insurance companies (except to the extent that any insurance company insuring such Real Estate of such Grantor ceases to be financially sound and reputable after the Effective Date, in which case such Grantor shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the Lenders may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated under the Flood Laws and (b) promptly upon request of the Administrative Agent or any Lender, shall deliver to the Administrative Agent or such Lender as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.

SECTION 5.11 Casualty and Condemnation. In respect of any loss or damage to the Collateral resulting from fire, vandalism, malicious mischief or any other casualty or physical harm (a “Casualty”) or any exercise of the power of condemnation or eminent domain or similar action relating to the Collateral or any transfer by private sale in lieu thereof (a “Taking”), in each case, which affects a material portion of the Inventory included in the Borrowing Base or any portion of the Real Estate subject to a Mortgage, the Borrower Representative will and will cause each applicable Loan Party to comply in all respects with the provisions of this Section 5.11 to ensure that the Net Proceeds of any such Casualty or Taking, whether in the form of insurance proceeds, condemnation awards or otherwise, are collected and applied in accordance with the following provisions:

(a)    Notice of any Casualty or Taking that affects a material portion of the Inventory included in the Borrowing Base or any portion of the Real Estate subject to a Mortgage shall be provided pursuant to Section 5.02(c). Except during the existence of an Event of Default, the Company or such Loan Party may adjust, settle and compromise any such insurance claim or any proposed condemnation award and shall, subject to Section 5.11(b) below, collect the Net Proceeds thereof and have the right to repair, refurbish, restore, replace or rebuild any asset affected by such Casualty or Taking, as applicable, subject to the provisions contained in the definition of “Eligible Real Property.” The Company and such Loan Party will in good faith file and prosecute all claims necessary to obtain any such Net Proceeds. If the Company or such Loan Party fails, as determined in the reasonable judgment of the Administrative Agent, to proceed with diligence to effect settlement with insurers or collection of any such Net Proceeds, or if an Event of Default exists, then the Administrative Agent may appear in any such proceedings and negotiations and effect such settlement and such collection of any Net Proceeds, the Borrower Representative and the applicable Loan Party each hereby authorizes the Administrative Agent, at its option, to adjust, settle, compromise and collect any Net Proceeds under any insurance with respect to such Collateral and any Net Proceeds pursuant to any Casualty or Taking with respect to such Collateral, and each such Loan Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, coupled with an interest, for such purposes.

(b)    If any Loan Party or Subsidiary receives any such Net Proceeds of Collateral in excess of $2,000,000 in respect of a Casualty or Taking, such Loan Party shall receive such Net Proceeds as the Administrative Agent’s trustee, and shall immediately deposit all such Net Proceeds into a Concentration Account, which Net Proceeds shall then be applied or utilized in accordance with the applicable provisions of this Agreement.

SECTION 5.12 Appraisals. On an annual basis, at the Administrative Agent’s request, the Borrower Representative will provide the Administrative Agent with appraisals or updates thereof of the Loan Parties’ Inventory and Eligible Real Property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law; provided, however, that, so long as at all times during any calendar year no Revolving Loans are outstanding and the LC Exposure is less than $40,000,000, the Loan Parties shall not be required to pay the fees and expenses with respect to any such appraisals conducted during such calendar year, otherwise, if no Event of Default has occurred and is continuing, only one such appraisal of Inventory and Eligible Real Property per calendar year shall be at the expense of the Loan Parties, provided further that (x) one additional appraisal of Inventory and Eligible Real Property per calendar year shall be at the expense of the Loan Parties if Availability is at any time during such calendar year less than the Applicable Trigger Amount (Level V), and (y) in addition to the foregoing, an additional appraisal of Inventory shall be at the expense of the Loan Parties if requested by the Administrative Agent in connection with a change in the Loan Parties’ inventory costing methodology following the Effective Date. For the avoidance of doubt, all such appraisals commenced during the existence of an Event of Default shall be at the expense of the Loan Parties.

SECTION 5.13 Depository Banks; Withdrawals from Borrowing Base Deposit Accounts.

(a)    The Loan Parties will maintain with the Administrative Agent or one or more Lenders acceptable to the Administrative Agent in its Permitted Discretion as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business; provided that the Loan Parties shall not be required to satisfy the foregoing requirement with respect to any Deposit Account (i) that is an Excluded Account or an Excluded Asset or (ii) with respect to which the applicable Loan Parties have entered into a Deposit Account Control Agreement in accordance with the applicable Security Agreement and Section 5.14, as applicable, in favor of the Administrative Agent.

(b)    No Loan Party shall be entitled to withdraw any funds from any Borrowing Base Deposit Account unless (i) the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate demonstrating that after giving effect to such withdrawal, the Revolving Exposure Limitations shall be complied with (and, after any such withdrawal, the cash or Cash Equivalents withdrawn shall thereafter be excluded for purposes of calculating the applicable Borrowing Base), (ii) no Default or Event of Default exists or will exist immediately after giving effect to such withdrawal, and (iii) the Borrower Representative shall have delivered to the Administrative Agent evidence satisfactory to the Administrative Agent that the foregoing conditions in this clause (b) will be satisfied.

SECTION 5.14 Additional Collateral; Further Assurances.

(a)    Subject to applicable law, each Borrower and each Loan Party will cause each Designated Subsidiary formed or acquired after the date of this Agreement or that becomes a Designated Subsidiary after the Effective Date in accordance with the terms of this Agreement within 60 days (in each case, as such time may be extended in the Administrative Agent’s sole discretion) to become a Borrower or a Guarantor pursuant to a Joinder Agreement and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guaranty Requirement to be satisfied with respect to such Designated Subsidiary. Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower or Guarantor, as applicable hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the applicable Secured Parties, in any property of such Loan Party which constitutes Collateral, under the applicable Security Agreement.

(b)    The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents) which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request, to cause the Collateral and Guaranty Requirement to be and remain satisfied at all times. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(c)    Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any Real Estate acquired by any Loan Party after the Effective Date until (1) the date that occurs 45 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such Real Estate: (i) a completed flood hazard determination from a third party vendor, (ii) if such Real Estate is located in a “special flood hazard area,” (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance is not available and (B) evidence of receipt by the applicable Loan Party of such notice, and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such Real Estate is located, evidence of flood insurance, and (2) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

SECTION 5.15 Designation of Subsidiaries. Subject to the limitations in the definition of Unrestricted Subsidiary, the Company may at any time designate any Restricted Subsidiary of the Company (other than any Borrower or, to the extent any assets thereof are included in the Borrowing Base, any other Loan Party) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) on Pro Forma Basis, the Payment Conditions shall be satisfied, and (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if (i), after such designation, it is a “restricted subsidiary” under any Permitted Term Loan Indebtedness or Subordinated Debt or (ii) any Restricted Subsidiary would be a Subsidiary of such Unrestricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Company therein at the date of designation in an amount equal to the fair market value of the Company or its Restricted Subsidiaries’ (as applicable) Investments therein as determined in good faith by the Borrower Representative. The designation of any Unrestricted Subsidiary as an Restricted Subsidiary after the Effective Date shall constitute at the time of designation the incurrence of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.

SECTION 5.16 Environmental Laws.

(a)    Except where the failure to do so would not reasonably be expected to have Material Adverse Effect, the Company and each Restricted Subsidiary shall (i) conduct its operations and keep and maintain all of its real property in compliance with all Environmental Laws; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the Real Estate that is subject to a Mortgage or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials into, on, at, under, above or from any of its Real Estate, provided, however, that neither a Loan Party nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

(b)    Without limiting the foregoing, the Loan Parties and their Restricted Subsidiaries shall comply with the Specified Environmental Order, unless any failure to so comply or perform could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.17 Canadian Pension Plans and Canadian Benefit Plans.

(a)    For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Loan Party will, and will cause each Restricted Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), unless any failure to so comply or perform could not reasonably be expected to have a Material Adverse Effect.

(b)    All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Loan Party and each Restricted Subsidiary of each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, unless any failure to so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.18 Post-Closing Covenants. The Loan Parties will execute and deliver the documents and complete the tasks set forth on Schedule 5.18, in each case within the time limits specified on such schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof, or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)    (i) the Secured Obligations (other than Specified L/C Obligations) and (ii) Specified L/C Obligations or any other commercial letter of credit facilities in addition thereto on substantially similar terms as determined by the Administrative Agent in its reasonable judgment, so long as, in each case, the aggregate undrawn amount of all letters of credit issued thereunder plus the aggregate amount of all drawn and unreimbursed obligations with respect to all letters of credit thereunder does not exceed $155,000,000;

(b)    Indebtedness existing on the date hereof set forth in Schedule 6.01, and any extension, renewal, refinancing or replacement of any such Indebtedness in accordance with clause (f) hereof;

(c)    Indebtedness of the Company owed to any Subsidiary and of any Restricted Subsidiary owed to the Company or to any other Subsidiary; provided that (A) any such Indebtedness owing by (x) a Loan Party to a Subsidiary that is not a Loan Party and (y) any Canadian Loan Party to a U.S. Loan Party shall, in each case, be unsecured and on terms customary for intercompany Indebtedness, and (B) any such Indebtedness shall be incurred in compliance with Section 6.04(1) or Section 6.04(2)(c);

(d)    Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)    Indebtedness of any Borrower or any Restricted Subsidiary incurred to finance or reimburse any Borrower or Restricted Subsidiary for the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $100,000,000 at any time outstanding;

(f)    Indebtedness which represents amendments, restatements, supplements, extensions, renewals, refinancing or replacements (such Indebtedness being so amended, restated, supplemented, extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), and (m) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount (including any accreted or capitalized amount thereon) of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Restricted Subsidiary, and (iii) if such Original Indebtedness was subordinated in right of payment to any of the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g)    Indebtedness owed to any Person providing workers’ compensation, retirement, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit and checking accounts, in each case, in the ordinary course of business;

(j)    Indebtedness in the form of bona fide purchase price adjustments or earn-outs incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(k)    Indebtedness in the form of Swap Agreements permitted under Section 6.07;

(l)    Permitted Term Loan Indebtedness;

(m)    Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;

(n)    Indebtedness incurred under leases of real property in respect of tenant improvements;

(o)    other Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(p)    obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p- cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and other cash management services;

(q)    Indebtedness incurred for the construction, development or acquisition or improvement of, or to finance or to refinance, any real estate (other than real estate subject to a Mortgage) owned or leased by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Off-Balance Sheet Liabilities), provided that, if reasonably requested by the Administrative Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent;

(r)    Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness is subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent;

(s)    unsecured Indebtedness or Subordinated Indebtedness not otherwise specifically described herein, in each case, with a maturity date and an average life to maturity that is at least six (6) months following the Maturity Date and that does not require amortization or prepayments prior to the Maturity Date;

(t)    Indebtedness described in and secured by Liens permitted by Sections 6.02(n) or (o);

(u)    Indebtedness by any Loan Party incurred in connection with any standby letter of credit facility or bank guarantee program in conjunction with obligations of any Foreign Subsidiary in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(v)    Indebtedness consisting of financing transportation spectrum services, including, without limitation, advances of transportation payable services (including any such services constituting a Banking Service hereunder), in each case, in the ordinary course of business and consistent with past practices; and

(w)    Indebtedness consisting of supply chain finance services provided by third parties to or on behalf of a Loan Party or Restricted Subsidiary including, without limitation, trade payable services and accounts receivable purchases by any such third party from the suppliers of any such Loan Party or Restricted Subsidiary.

Anything in this Section 6.01 to the contrary notwithstanding, (A) Specified L/C Obligations may only be created, incurred, assumed or exist pursuant to Section 6.01(a)(ii) and (B) Permitted Term Loan Indebtedness may only be created, incurred, assumed or exist pursuant to Section 6.01(l).

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property, asset, income or revenue (including Accounts) now owned or hereafter acquired by it, or rights in respect of any thereof, except:

(a)    Liens in favor of the Administrative Agent created pursuant to any Loan Document;

(b)    Permitted Encumbrances;

(c)    any Lien on any property or asset of any Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)    Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (iii) such Liens shall not apply to any other property or assets of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary, and (iv) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(e)    any Lien existing on any property or asset (other than Collateral) prior to the acquisition thereof by any Borrower or any Restricted Subsidiary or existing on any property or asset (other than Collateral) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon and (ii) Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediary;

(g)    Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h)    Liens securing Permitted Term Loan Indebtedness; provided that, if any such Liens apply to Collateral, then such Liens must be subject to an Intercreditor Agreement;

(i)    Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;

(j)    Liens arising in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(k)    in the case of (i) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(l)    Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(m)    other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $20,000,000 at any time outstanding (it being understood that in the event any such Liens extend to Accounts, Credit Card Accounts, Inventory or Real Property, such Accounts, Credit Card Accounts, Inventory or Real Property, to the extent otherwise included therein, will not constitute or will cease to be Eligible Trade Accounts, Eligible Credit Card Accounts, Eligible Inventory, or Eligible Real Property, as applicable);

(n)    Liens in favor of landlords on leasehold improvements financed by allowances or advances pursuant to lease arrangements in the ordinary course of business;

(o)    Liens in favor of insurance companies or their affiliates on the unearned portion of the premium financed in connection with insurance premium financing in the ordinary course of business;

(p)    customary Liens on Documents and goods relating thereto in transit to (but not located in) the United States or Canada from a location outside of the United States or Canada in import documents granted in respect of any commercial or standby letter of credit issued under a Specified L/C Facility, provided that any Inventory subject to such Liens shall not constitute Eligible Inventory or Eligible LC Inventory;

(q)    Liens on Real Estate, provided that such Liens only secure Indebtedness permitted by clause (q) of Section 6.01; and

(r)    Liens on motor vehicles, aircraft, avionics, vessels and property related thereto and other property the subject of certificates of title or other certificates of registration and operation, provided that the Indebtedness secured by any such Lien does not exceed the cost of such motor vehicle, aircraft, avionic, vessel or other property, as applicable.

Notwithstanding the foregoing, (A) none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts or Credit Card Accounts, other than those permitted under clauses (a) and (k) of the definition of Permitted Encumbrances and clauses (a) and (h) above and (2) Inventory, other than those permitted under clauses (a), (b) and (i) of the definition of Permitted Encumbrances and clauses (a), (h) and (p) above and (B) none of the Specified L/C Obligations may be cash collateralized by cash owned by any Loan Party or Restricted Subsidiary unless such cash collateral constitutes Collateral hereunder for the benefit of all of the Secured Parties in accordance with the terms of the Loan Documents.

SECTION 6.03 Fundamental Changes; Changes in Name, Location. (a) No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or divide, liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary (that is not a Borrower) of any Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving or continuing entity, (ii) any Person (other than the Company) may merge into, amalgamate with or consolidate with any Restricted Subsidiary in a transaction in which the surviving or continuing entity is a Restricted Subsidiary and, in the case of a transaction involving a Borrower, the surviving or continuing entity is a Borrower, and, in the case of a transaction involving a Loan Party, the surviving or continuing entity is a Loan Party; provided that, in all circumstances, if the Loan Party merging, consolidating or amalgamating with any other Person is (A) a U.S. Loan Party then surviving or continuing entity must be domiciled in U.S. or (B) a Canadian Loan Party then surviving or continuing entity must be domiciled in Canada, (iii) any Restricted Subsidiary may merge into, amalgamate with or consolidate with any Person (other than the Company) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving or continuing entity is not a Restricted Subsidiary; (iv) any Loan Party which is a limited liability company may divide into two or more limited liability companies so long as each of the resulting Persons shall remain jointly and severally liable for the Obligations, and each resulting Person remains and, as applicable, is joined as a Loan Party hereunder, and (v) any Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, provided that any Loan Party may only liquidate or dissolve into another Loan Party; provided that, in each case, any such merger, amalgamation or consolidation in involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger, amalgamation or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b)    No Loan Party will, nor will it permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Restricted Subsidiaries on the date hereof and businesses reasonably similar, related, complementary or incidental thereto.

(c)    No Loan Party shall (a) change its name as it appears in official filings in the state or province of incorporation or organization, (b) change its chief executive office, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state or province of incorporation or other organization, or (e) change its state or province of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty (30) days prior written notice of such change and the Administrative Agent shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (2) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Secured Parties, in any Collateral).

(d)    No Loan Party shall change its fiscal year from the basis in effect on the Effective Date without having first provided to the Administrative Agent thirty (30) days’ prior written notice thereof.

(e)    No Loan Party will change the accounting basis upon which its financial statements are prepared, other than immaterial changes to comply with changes in GAAP, without having first provided to the Administrative Agent thirty (30) days’ prior written notice thereof; it being acknowledged that with respect to calculations of the applicable Borrowing Base such change must be approved in writing by the Administrative Agent.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly-owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing), make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), or enter into any other Acquisition (each of the foregoing, an “Investment”), except that (1) if the Payment Conditions are satisfied before and immediately after giving effect to such Investment (other than Investments that are Acquisitions), then such Investment shall be permitted (it being understood that no Investment made when the Payment Conditions are satisfied shall be included in the calculation of any items in clauses (2)(a) through (q) below) and (2) if the Payment Conditions are not satisfied before or immediately after giving effect to each such Investment or such Investment is an Acquisition, the following Investments shall be permitted:

(a)    Investments in (i) cash, (ii) Cash Equivalents, (iii) marketable direct obligations issued by any state of the U.S., or by the Canadian federal government, or any province, commonwealth or territory of Canada, or any political subdivision of any such state, province, commonwealth or territory or any public instrumentality thereof, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, in each case having a rating from either S&P or Moody’s of AA/Aa2 or better, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then an equivalent or better rating from such other nationally recognized rating services acceptable to the Administrative Agent), and in the case of any Foreign Subsidiary, other short-term investments that are (A) analogous to the foregoing, (B) comparable credit quality and (C) customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes, (iv) U.S. Dollar denominated fixed or floating rate notes and foreign currency denominated fixed or floating rate notes, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A or A-1 from S&P or the equivalent thereof from another nationally recognized rating agency, (v) variable rate demand notes with interest reset period and related put at par at 7-day intervals and having, at the time of the acquisition thereof, a rating of at least AA from S&P or the equivalent thereof from another nationally recognized rating agency, and (vi) asset-backed securities of auto and credit card receivables issuers carrying an S&P rating of AAA or better;

(b)    Investments in existence on the date hereof and described in Schedule 6.04;

(c)    Investments by the Company and the Restricted Subsidiaries in their respective Subsidiaries; provided that the aggregate amount of such Investments by (x) the Loan Parties in Subsidiaries that are not Loan Parties and (y) the U.S. Loan Parties in Canadian Loan Parties, shall not exceed $20,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)    [reserved];

(e)    [reserved];

(f)    loans or advances made by a Loan Party or a Restricted Subsidiary to its employees, officers, or directors on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(g)    accounts receivable, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts obligations in the ordinary course of business, consistent with past practices, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of customers or suppliers, or settlement of disputes with suppliers, in each case in the ordinary course of business;

(h)    Investments in the form of Swap Agreements permitted by Section 6.07;

(i)    Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger;

(j)    Investments made as a result of receipt of non-cash consideration from a sale, transfer or other disposition of assets permitted under Section 6.05;

(k)    Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l)    Permitted Acquisitions;

(m)    [reserved];

(n)    deposits, prepayments, advances and other credits to suppliers, vendors, customers, lessors and landlords or in connection with marketing promotions, such as sweepstakes, in each instance, made in the ordinary course of business;

(o)    Investments the sole payment for which is common stock of the Company and do not constitute Indebtedness;

(p)    any indemnity, purchase price adjustment, earnout or similar obligation payable to the Company or any of its Restricted Subsidiaries arising pursuant to a Permitted Acquisition or a disposition permitted under Section 6.05 to the extent permitted by this Agreement;

(q)    so long as no Default or Event of Default has occurred and is continuing before or after giving effect to such Investments, other Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding; and

(r)    Investments (excluding Acquisitions) made pursuant to the Company’s Investment Policy.

Notwithstanding anything to the contrary contained herein, the Loan Parties may only dispose of Intellectual Property in the form of an Investment to any Person (other than another Loan Party) if such Investment is subject to a non-exclusive royalty-free license of such Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 5.3 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent).

For the purposes of this Section 6.04, any unreimbursed payment by the Company or any Restricted Subsidiary for goods or services delivered to any Restricted Subsidiary shall be deemed to be an Investment in such Restricted Subsidiary.

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or any assignment (whether non-recourse, recourse, or otherwise) of income or revenue (including Accounts), nor will any Loan Party permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to another Borrower or another Restricted Subsidiary in compliance with Section 6.04 and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), excluding therefrom the payment of advances, customer deposits, trade payables and other accrued expenses and liabilities incurred in the ordinary course of business, and the transfer and sale of Cash Equivalents and other marketable securities, except:

(a)    (i) sales of inventory in the ordinary course of business, (ii) sales, transfers and other dispositions of used, damaged, surplus, obsolete, or outmoded, or not useful machinery, equipment or other fixed assets in the ordinary course of business, including without limitation in connection with remodels and closings, and (iii) bulk sales of inventory in an amount not to exceed in any fiscal year 2% of Total Assets (the calculation of Total Assets for each such fiscal year to be based on Total Assets as of the last day of the immediately preceding fiscal year);

(b)    sales, transfers, leases and other dispositions to the Company or any Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving (x) a Loan Party and a Restricted Subsidiary that is not a Loan Party or (y) a U.S. Loan Party and a Canadian Loan Party shall be made in compliance with Sections 6.04(c) and 6.09;

(c)    the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d)    Sale and Leaseback Transactions permitted by Section 6.06;

(e)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(f)    leases or subleases of real property (other than Eligible Real Property) granted by the Company or any Restricted Subsidiary to third Persons not interfering in any material respect with the business of the Company or any Restricted Subsidiary, including, without limitation, retail store lease assignments and surrenders;

(g)    other dispositions of assets (other than of the type included in the Borrowing Base) of the Company and its Restricted Subsidiaries not otherwise permitted under this Section 6.05, provided that before and after giving effect to such disposition, the Payment Conditions are satisfied;

(h)    other dispositions of assets (whether or not of the type included in the Borrowing Base) of the Company and its Restricted Subsidiaries not otherwise permitted under this Section 6.5 in an aggregate amount not to exceed $10,000,000 during the term of this Agreement;

(i)    the sale, transfer or other disposition of patents, trademarks, copyrights and other Intellectual Property or the granting of franchises and similar rights, in each case (i) in the ordinary course of business, including pursuant to non-exclusive licenses of Intellectual Property; provided that no such sale, transfer or other disposition shall adversely affect in any material respect the fair value of any Eligible Inventory or the ability of the Administrative Agent to dispose of or otherwise realize upon any Eligible Inventory after an Event of Default, or (ii) which, in the reasonable judgment of the Company or any Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business;

(j)    Restricted Payments permitted by Section 6.08;

(k)    dispositions of equipment or real property (other than Eligible Real Property included in the Borrowing Base) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of similar replacement property;

(l)    as long as no Event of Default then exists or would arise therefrom, sales of real property (other than Eligible Real Property included in the Borrowing Base) of any Loan Party or Restricted Subsidiary (or sales of any Person or Persons created to hold such real property or the Equity Interests in such Person or Persons);

(m)    sales of the Warrendale, Pennsylvania, campus or any part thereof and related equipment;

(n)    licenses for the conduct of licensed departments in the ordinary course of business; provided that (i) the Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of the granting of such license and (ii), with respect to the Loan Parties’ stores and if requested by the Administrative Agent, the Administrative Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Administrative Agent;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a)(ii), (b), (f), (i), (j), or (k) above) shall be made for fair value and for at least 75% cash consideration (or, in the case of a sale, transfer, lease or other disposition of assets included in the Borrowing Base, 100% cash consideration).

Notwithstanding anything to the contrary contained herein, the Loan Parties may only Dispose of Intellectual Property to any Person (other than another Loan Party) if such Disposition is subject to a non-exclusive royalty-free license of such Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 5.3 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent).

SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets (other than Eligible Real Property included in the Borrowing Base) by any Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset.

SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, other than (i) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Loan Party or a Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes, and (ii) to the extent constituting a Swap Agreement, any accelerated share repurchase contract, prepaid forward purchase contract or other contract entered into in connection with the purchase by the Company of any Equity Interest if such purchase is permitted by Section 6.08.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a)    No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)    the Company may declare and pay dividends with respect to its Equity Interests payable solely in common stock;

(ii)    any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Company and the Restricted Subsidiaries);

(iii)    the Company may repurchase Equity Interests upon the exercise of stock options, deferred stock units and restricted shares to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares;

(iv)    the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Company; and

(v)    the Company may declare and make Restricted Payments so long as before and immediately after giving effect to such Restricted Payments the Payment Conditions are satisfied.

(b)    No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)    payment of Indebtedness created under the Loan Documents;

(ii)    payment of regularly scheduled interest and principal payments or reimbursement obligations under letters of credit, in each case, as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)    refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)    payment of secured Indebtedness that becomes due as a result of (A) any voluntary sale or transfer of any assets (other than assets included in any Borrowing Base) securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets (other than assets included in any Borrowing Base) securing such Indebtedness;

(v)    payments of or in respect of Indebtedness solely by issuance of the common stock of the Company;

(vi)    payments of intercompany Indebtedness owed to any Loan Party;

(vii)    other payments of or in respect of Indebtedness; provided that at the time of and immediately after giving effect thereto the Payment Conditions have been satisfied; and

(viii)    prepayments of any Indebtedness permitted under Section 6.01 (other than pursuant to any of subsections (h), (l) or (s) thereof), not to exceed $5,000,000 in any fiscal year.

(c)    Notwithstanding anything to the contrary contained in Section 6.08(a) or (b) above, the Loan Parties may only dispose of Intellectual Property in the form of a Restricted Payment to any Person (other than another Loan Party) if such Restricted Payment is subject to a non-exclusive royalty-free license of such Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the Collateral, which license shall be substantially similar to the license described in Section 5.3 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent).

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Parties not involving any other Affiliate, (c) any Investment permitted by Section 6.04, (d) any Indebtedness permitted under Section 6.01, provided that Indebtedness owed to non-Loan Parties must be on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Restricted Subsidiary who are not employees of such Borrower or Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Restricted Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement, any other Loan Document, or any agreement governing Permitted Term Loan Indebtedness) that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Restricted Subsidiary to create, incur or permit to exist any Lien (i) upon the Collateral or (ii) other than this Agreement, any other Loan Document, any agreement governing Permitted Term Loan Indebtedness or any other Indebtedness incurred pursuant to Section 6.01(s) upon any of its property or assets in favor of the Administrative Agent or the Secured Parties or, subject to the terms of any Intercreditor Agreement, any Person refinancing or otherwise replacing all or any portion of the Secured Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to Guarantee the Secured Obligations (or, subject to the terms of any Intercreditor Agreement, any obligations refinancing or otherwise replacing all or any portion of the Secured Obligations) of any Borrower or any other Restricted Subsidiary; provided that in respect of clauses (a) and (b) above (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) its certificate or articles of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational documents if such amendments, modifications, or waivers, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) Material Indebtedness (other than Permitted Term Loan Indebtedness), other than on account of any refinancing thereof otherwise permitted hereunder, in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, or otherwise would be reasonably expected to have a Material Adverse Effect, or (c) Permitted Term Loan Indebtedness, except as permitted by the applicable Intercreditor Agreement with respect thereto.

SECTION 6.12 Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter, commencing with the fiscal quarter ending immediately preceding the date on which Availability is less than the Applicable Trigger Amount (Level I), to be less than 1.0 to 1.0. Once such covenant is in effect, compliance with the covenant will be discontinued: (i) on the first date thereafter that (A) no Default or Event of Default exists and (B) Availability is greater than or equal to the Applicable Trigger Amount (Level I) for a period of 90 consecutive days and (ii) no more than once in any period of 12 consecutive months.

SECTION 6.13 Canadian Pension Plans. The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent (consent not to be unreasonably withheld), or (b) acquire an interest in any Person (other than pursuant to a Permitted Acquisition) if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent (consent not to be unreasonably withheld).

ARTICLE VII.

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)    the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b)    the Borrowers shall fail to pay (i) any interest on any Loan or Letter of Credit Fee when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (ii) any fee or any other amount (other than any fee or other amount referred to in clause (a) or (b)(i) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of the knowledge of a Responsible Officer of the Borrower Representative of such breach or notice thereof from the Administrative Agent (which notice will be given upon the request of any Lender); or

(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (it being understood and agreed that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects); or

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.18 or in Article VI of this Agreement; or

(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute an Event of Default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of the knowledge of a Responsible Officer of the Borrower Representative of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.10, 5.11 or 5.13 of this Agreement, Article VII of the U.S. Security Agreement or Article VII of the Canadian Security Agreement, or (ii) 30 days after the earlier of the knowledge of a Responsible Officer of the Borrower Representative of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document; or

(f)    so long as the following failure is unremedied or is not waived by the holders of such Indebtedness, in each case, prior to the termination of the Aggregate Commitments or acceleration of the Loans pursuant to this Article VII, any Loan Party or Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Specified L/C Obligations) or Permitted Term Loan Indebtedness, when and as the same shall become due and payable; or

(g)    so long as the following events or conditions are unremedied or are not waived by the holders of such Indebtedness, in each case, prior to the termination of the Aggregate Commitments or acceleration of the Loans pursuant to this Article VII, (i) any event or condition occurs that results in any Material Indebtedness (other than Specified L/C Obligations) or Permitted Term Loan Indebtedness of any Loan Party or Restricted Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Specified L/C Obligations) or Permitted Term Loan Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness or Permitted Term Loan Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05, and (ii) any event or condition occurs that results in Specified L/C Obligations that constitute Indebtedness of any Loan Party or Restricted Subsidiary being cash collateralized by any Person, or being required to be cash collateralized by any Person, in each case, in an amount in excess of $40,000,000 in the aggregate; or

(h)    (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of a Loan Party or Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or other Insolvency Laws now or hereafter in effect or (B) the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) any involuntary case or proceeding (including the filing of any notice of intention in respect thereof) is commenced against any Canadian Loan Party or any Subsidiary of any Canadian Loan Party under any Insolvency Law, any incorporation law or other applicable law in any jurisdiction in respect of (A) its bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, or (B) the composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of its debts or obligations; or

(i)    any Loan Party or Restricted Subsidiary shall (i) voluntarily commence any proceeding or proposal or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or other Insolvency Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j)    any Loan Party or Restricted Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due; or

(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against any Loan Party, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Restricted Subsidiary to enforce any such judgment; or (ii) any Loan Party or Restricted Subsidiary shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(l)    (i) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, or (ii) a Termination Event shall occur; or there is an appointment by the appropriate Governmental Authority of a replacement administrator to administer any Canadian Defined Benefit Plan; or if any Canadian Defined Benefit Plan shall be terminated or a replacement administrator is appointed; or if the Canadian Borrower or any other Canadian Subsidiary is in default with respect to payments to a Canadian Defined Benefit Plan; or Canadian Borrower or any other Canadian Subsidiary completely or partially withdraws from a Canadian Defined Benefit Plan which is a multi-employer pension plan, as defined under the applicable pension standards legislation; or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Defined Benefit Plan, in each case when taken together with all other events set forth in this clause (ii) that have occurred, in the opinion of the Required Lenders, could reasonably be expected to result in a Material Adverse Effect; or

(m)    a Change in Control shall occur; or

(n)    [reserved]; or

(o)    the Loan Party shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Party shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08, except where due to such Loan Party’s permitted liquidation or dissolution under the terms of this Agreement; or

(p)    except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any material portion of the Collateral purported to be covered thereby and such Collateral shall be a material portion of the Collateral taken as a whole, or (ii) for any reason, other than as a result of the gross negligence or willful misconduct of the Administrative Agent, the Liens pursuant to the Loan Documents, any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien, subject to any applicable Permitted Encumbrances; or

(q)    any Collateral Document covering a material portion of the Collateral or this Agreement, or any material provision of such Collateral Document or this Agreement, for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of this Agreement or any Collateral Document or shall assert in writing, or engage in any action that evidences its assertion, that any provision of any of Agreement or any Collateral Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(r)    (i) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness in excess of the principal sum of $10,000,000 or provisions of any Intercreditor Agreement (such provisions being referred to as the “Intercreditor Provisions”), shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of such Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Secured Parties, or (C) in the case of Subordinated Indebtedness, that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Intercreditor Provisions;

then, and in every such Event of Default (other than an Event of Default with respect to the Loan Parties described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in the case of any event with respect to the Loan Parties described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations to the extent set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or the PPSA, as applicable.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

SECTION 8.01 Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

For the purposes of the grant of security by any Borrower or any other Loan Party pursuant to the laws of the Province of Quebec, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the hypothecary representative (in such capacity, the “Attorney”) of the Secured Parties, as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec granted by any Loan Party in favour of the Attorney, and to exercise such powers and duties that are conferred upon the Attorney under any applicable deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any deed of hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any deed of hypothec on such terms and conditions as it may determine from time to time. Any person who becomes a Lender or an Issuing Bank hereunder shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the appointment of the Attorney as aforesaid and to have ratified, as of the date it becomes a Lender or an Issuing Bank hereunder, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and any successor Administrative Agent shall automatically (and without any further act or formality) become the successor Attorney for the purposes of each deed of hypothec referred to above.

SECTION 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper

Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub- agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties, including through its Toronto or London branches as applicable. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06 Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative and with the consent of the Borrower Representative (unless an Event of Default shall have occurred and be continuing or unless such successor is an existing Lender), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07 Non-Reliance.

(a)    Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b)    Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08 Other Agency Titles. The joint bookrunners and joint lead arrangers, co-syndication agents, and co-documentation agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as joint bookrunners and joint lead arrangers, co-syndication agents, and co-documentation agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

SECTION 8.09 Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a)    The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b)    In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.10 Flood Laws. PNC has adopted internal policies and procedures that address requirements placed on federally regulated lenders under (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (iv) related legislation (collectively, the “Flood Laws”). PNC, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, PNC reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 8.11 No Reliance on Administrative Agent’s Customer Identification Program. To the extent the this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any Sanctions or other Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Sanctions or Anti-Corruption Laws.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01 Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone or otherwise, all notices and other communications provided for herein shall be in writing and shall be delivered by Electronic Systems (and subject in each case to paragraph (b) below) or by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)    if to any Loan Party, to the Borrower Representative at: American Eagle Outfitters, Inc.

77 Hot Metal Street

Pittsburgh, PA 15203

Attention: Chief Financial Officer

Email: madoreb@ae.com

with copies to:

77 Hot Metal Street

Pittsburgh, PA 15203

Attention: General Counsel

Email: siegals@ae.com

and

Porter, Wright, Morris & Arthur LLP

41 South High Street

Columbus, OH 43215

Attention: Timothy E. Grady and Andrew S. Nicoll

Facsimile No: 614-227-2100

Email: tgrady@porterwright.com; anicoll@porterwright.com

(ii)    if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to PNC Bank, National Association. at:

PNC Bank, National Association

PNC Business Credit

300 Fifth Avenue

Pittsburgh, PA 15222

Attention: Douglas Hoffman

Facsimile: 412-768-4369

Email: douglas.hoffman@pnc.com

with copies to:

Choate, Hall & Stewart LLP

Two International Place, 34th Floor

Boston, MA 02110

Attention: John F. Ventola

Office No: 617-248-5085

Facsimile: 617-502-5085

Email: jventola@choate.com

(iii)    in addition to notices pursuant to clause (ii) above, with respect to any Borrowing in any currency (other than U.S. Dollars), to the Persons at the address or facsimile number set forth on Schedule 9.01.

(iv)    if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. In the case of notices from the Borrower Representative to the Administrative Agent, such acceptable and approved Electronic Systems include email to the Administrative Agent at the email addresses identified above or as otherwise designated in writing pursuant to Section 9.01(c) below. All such notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)    Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)    Electronic Systems.

(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third- party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02 Waivers; Amendments.

(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iii)), (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of each Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Borrower from the Obligations or Loan Party from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04, and this Agreement may be amended without any additional consents to provide for increased Commitments in the manner contemplated by Section 2.09.

(c)    The Secured Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, (i) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations) and the Cash Collateralization (or, at the discretion of the Administrative Agent, the providing of a back up standby letter of credit satisfactory to the Administrative Agent and the Issuing Banks) of all outstanding Letters of Credit, (B) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement, (D) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, and (E) constituting property of a Loan Party that is being released as a Loan Party as provided below, and (ii) to release any Loan Guaranty provided by any U.S. Loan Party or Canadian Loan Party that is (A) dissolved pursuant to Section 6.03(a)(iv) in connection with a voluntary liquidation or dissolution thereof permitted by such Section, (B) upon the disposition of all of the outstanding Equity Interests of a Subsidiary of the Borrower (other than a Canadian Borrower) to a Person other than a Borrower or a Restricted Subsidiary in a transaction permitted by Section 6.05, (C) upon the designation of such Subsidiary as an Unrestricted Subsidiary in compliance with Section 5.15 or (D) in the case of the Canadian Loan Parties, upon any release of all the Canadian Collateral pursuant to clause (i)(A) above and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral, if the Company certifies to the

Administrative Agent that such liquidation or dissolution is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). The Lenders and the Issuing Banks hereby further irrevocably authorize the Administrative Agent to release or subordinate, as applicable, any Liens with respect to real property or other term priority collateral in connection with the incurrence of Permitted Term Loan Indebtedness as follows: (x) if the Permitted Term Loan Indebtedness is secured by real property but not secured by any Accounts, Credit Card Accounts, or Inventory, the Administrative Agent shall release the Liens with respect to real property, and (y) if the Permitted Term Loan Indebtedness is secured by any Accounts, Credit Card Accounts, or Inventory, the Administrative Agent shall subordinate its Liens on real property pursuant to an Intercreditor Agreement. Subject to compliance by the Loan Parties and the holders of such Permitted Term Loan Indebtedness with the terms and conditions required to be satisfied in connection with the incurrence of such Permitted Term Loan Indebtedness, the Administrative Agent agrees to release such Liens or subordinate such Liens as set forth in the immediately preceding sentence; for the avoidance of doubt, nothing in this sentence shall authorize the Administrative Agent to release or subordinate any Lien on assets of the type included in the Borrowing Base (other than real property) or assets related thereto described in any Security Agreement as of the date hereof. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(f)    MIRE Events. Each of the parties hereto acknowledges and agrees that, if there is any Real Estate subject to a Mortgage, any increase, extension or renewal of any of the Commitments or Loans or any other incremental or additional credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans, or (iii) the issuance, renewal or extension of Letters of Credit shall be subject to and conditioned upon: (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Real Estate subject to a Mortgage as required by the Flood Laws and as otherwise reasonably required by the Administrative Agent and (2) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance have been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a)    Except as otherwise provided in this Agreement, the Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons). Such reasonable and documented out-of-pocket expenses being reimbursed by the Loan Parties under this Section may include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i)    appraisals and insurance reviews;

(ii)    field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the reasonable and documented internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)    Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)    The Loan Parties, subject to Section 9.21, shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Loan Parties or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)    To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d)    To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.

(f)    Notwithstanding the foregoing, no Canadian Loan Party shall have any liability under this Section 9.03 for any expenses or indemnities that do not arise from the commitments or extensions of credit to the Canadian Loan Parties, the conduct or alleged conduct of any Canadian Loan Party, the assets of any Canadian Loan Party, any Default or Event of Default relating to any Canadian Loan Party, any services provided to any Canadian Loan Party or any enforcement action against any Canadian Loan Party.

SECTION 9.04 Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (in each case, such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, nor shall any consent of the Borrower Representative be required in the case of an assignment by a Lender in connection with the sale of all or a substantial portion of such Lender’s portfolio;

(B)    the Administrative Agent shall be required for assignments in respect of the Revolving Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of such Revolving Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)    each Issuing Bank; and

(D)    the Swingline Lender.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (including its obligations to fund the Loans and other products under the Canadian Sublimit and the Foreign Currency Sublimit);

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)    each assignee Lender shall acquire and equal proportionate share (as determined by the assigned Commitments in relation to all other Commitments of other Lenders), either directly, or through an Affiliate or a branch, of the Canadian Sublimit and the Foreign Currency Sublimit.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such

Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that the foregoing authorization shall not entitle any Lender to apply any deposits (i) of any Canadian Loan Party to the satisfaction of any of the U.S. Secured Obligations or (ii) to the extent that such deposit constitutes an Excluded Asset. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, NO LENDER, NO ISSUING BANK AND NO PARTICIPANT SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks; provided, however, that if the laws of any jurisdiction other than New York shall govern in regard to the validity, perfection or effect of perfection of any lien or in regard to procedural matters affecting enforcement of any liens in collateral, such laws of such other jurisdictions shall continue to apply to that extent.

(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b)    to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than any Loan Party and, as far as such recipient is aware, has not been made available as a result of a breach of any obligation of confidentiality of such source with respect to such information. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Loan Parties under circumstances in which, as far as such recipient is aware, such information has not been made available as a result of a breach of any obligation of confidentiality of such source with respect to such information; provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON- PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON- PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS

ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15 Canadian Anti-Money Laundering Legislation.

(a)    Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, the Administrative Agent or any Issuing Bank, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)    If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)    shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)    shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 9.16 Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.17 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.20 Authorization to Distribute Certain Materials to Public-Siders.

(a)    If the Borrowers do not file this Agreement with the SEC, then the Borrowers hereby authorize the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. Each Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Loan Parties’ respective securities while in possession of the Loan Documents.

(b)    Each Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the federal and state securities laws after the date hereof, each Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.21 Obligations of Foreign Subsidiaries. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, none of the Canadian Loan Parties nor any other Foreign Subsidiary of the Company that is a CFC, nor any Unrestricted Subsidiary shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any obligations (including principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other U.S. Obligations) in respect of any U.S. Loan Party under this Agreement, any other Loan Document, any document with respect to Banking Services Obligations or Swap Agreement Obligations or any other agreement executed and/or delivered in connection with any of the foregoing (provided that, for the avoidance of doubt, the U.S. Loan Parties shall be jointly and severally liable for the U.S. Obligations and the Canadian Obligations).

SECTION 9.22 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency at the Spot Rate on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency as a result of such judgment, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section means the Spot Rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 9.23 Waiver of Immunity. To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 9.24 Process Agent. Each Canadian Loan Party hereby irrevocably designates and appoints the Borrower Representative, in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Canadian Loan Party in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 9.01, and each such Canadian Loan Party hereby irrevocably authorizes and directs the Borrower Representative to accept such service on its behalf. As an alternative method of service, each Canadian Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Borrower Representative or such Canadian Loan Party at its address specified in Section 9.01. Each Canadian Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.25 Termination and Release of Collateral. (a) In connection with the termination of all Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations) and the Cash Collateralization (or, at the discretion of the Administrative Agent, the providing of a back up standby letter of credit satisfactory to the Administrative Agent and the Issuing Banks) of all outstanding Letters of Credit, the Administrative Agent, on behalf of the Lenders, agrees to negotiate in good faith with the Borrower Representative, and to execute and deliver, a customary payoff letter in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, which payoff letter shall provide for, among other things, (i) an acknowledgment of the termination of all Loan Documents, other than any terms thereunder that expressly survive termination, (ii) delivery to the Borrower Representative or its designee of all property pledged to the Administrative Agent or any Lender (including without limitation stock or other certificates, notes receivable, certificates of title, change of address forms and other instruments) or, if applicable, lost collateral affidavits with respect thereto, (iii) delivery to the Borrower Representative of the original promissory notes executed in connection with the Obligations marked “CANCELLED”, (iv) delivery to the Borrower Representative or its designee of mortgage or deed of trust releases against any real property of any Loan Party or property subject to any title laws and other like releases, revocations of direct pay notices to account debtors, Credit Card Notifications, releases of deposit account control agreements, Collateral Access Agreements and similar instruments or documents, (v) delivery to the Borrower Representative or its designee of UCC-3 termination statements with respect to the UCC and PPSA discharge filings made by the Administrative Agent in respect of each Loan Party, as applicable, and (vi) a release of liability from the Loan Parties in favor of the Secured Parties.

(a)    Upon the written request of the Borrower Representative, the Administrative Agent and the Lenders agree that the Administrative Agent shall, within a reasonable period of time after such request (but in any event, in not less than ten (10) Business Days (or such shorter period otherwise agreed by the Administrative Agent)) and subject to the satisfaction of the conditions below, execute and deliver, as applicable, to the Borrower Representative or a designated agent releases of Mortgages, deeds of trust and assignment of rents (or other similar releases) against Real Estate of any Loan Party subject to a Mortgage; whereupon such specified Real Estate shall cease to be Eligible Real Property, provided that, for each such request, (x) the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate which shall include a reasonably detailed calculation of Availability immediately before and after giving effect to the release of such property (which shall include any financing being obtained by the Loan Parties giving effect to such release), (y) if such release is requested in connection with the incurrence of Permitted Term Loan Indebtedness, all conditions with respect to such incurrence shall have first been satisfied, and (z) immediately before and after the release of such property the Payment Conditions shall have been satisfied and the Loan Parties shall be in compliance with the Revolving Exposure Limitations, and the Borrower Representative shall have delivered a certificate to the Administrative Agent certifying that each of the foregoing conditions has been satisfied, and the Administrative Agent shall be entitled to conclusively rely on such certificate. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 9.26 Publicity. Each Loan Party and each Lender hereby authorizes the Administrative Agent, at its sole expense, after providing prior notice thereof to the Borrower Representative, to reference this Agreement and the syndication and arrangement of the loan facility contemplated herein (but not the individual Lenders, bookrunners or arrangers) in connection with marketing, press release or other transactional announcements or updates; provided that the content of any such marketing, press release or other transactional announcements or updates shall be reasonably acceptable to the Borrower Representative (it being understood that tombstones used in pitchbooks by Administrative Agent (as opposed to public announcements) referencing the syndication and arrangement of this Agreement and the loan facility contemplated herein, or inclusion of same on lists or in other formats (other than public announcements), in each case providing the same information as is typically included on tombstones, shall not require prior notice thereof to, or acceptance by, the Borrower Representative).

SECTION 9.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and the effects of any Bail-in Action on any such liability, including, if applicable:

(a)    a reduction in full or in part or cancellation of any such liability;

(b)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.28 Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more U.S. Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more prohibited transaction exceptions (or “PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

SECTION 9.29 Amendment and Restatement. Effective immediately upon the Effective Date, the terms and conditions of the Existing Credit Agreement shall be amended and restated as set forth herein and the Existing Credit Agreement shall be superseded by this Agreement. On the Effective Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and the grant of security interests and Liens in the Collateral under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) by the Borrowers and the Guarantors party thereto shall continue under this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter continue to be in full force and effect and be governed by this Agreement and the other Loan Documents. All Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation (as defined in the Existing Credit Agreement) under the Existing Credit Agreement or any other “Loan Document” (as defined in the Existing Credit Agreement), nor does it operate as a waiver of any right, power or remedy of the Lenders under any “Loan Document” (as defined in the Existing Credit Agreement). All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

ARTICLE X.

U.S. LOAN GUARANTY

SECTION 10.01 Guaranty. Each U.S. Loan Party hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable and documented costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Party or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “U.S. Guaranteed Obligations”; provided, however, that the definition of “U.S. Guaranteed Obligations” shall not create any guarantee by any U.S. Loan Party of (or grant of security interest by any U.S. Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such U.S. Loan Party for purposes of determining any obligations of any U.S. Loan Party). Each U.S. Loan Party further agrees that the U.S. Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this U.S. Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the U.S. Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This U.S. Loan Guaranty is a guaranty of payment and not of collection. Each U.S. Loan Party waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any other Loan Party, any other guarantor of, or any other Person obligated for, all or any part of the U.S. Guaranteed Obligations (each, a “U.S. Obligated Party”), or to enforce its rights against any collateral securing all or any part of the U.S. Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each U.S. Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the U.S. Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the U.S. Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Loan Party or any other Obligated Party liable for any of the U.S. Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any U.S. Obligated Party or their assets or any resulting release or discharge of any obligation of any U.S. Obligated Party; or (iv) the existence of any claim, setoff or other rights which any U.S. Loan Party may have at any time against any U.S. Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transaction.

(a)    The obligations of each U.S. Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the U.S. Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any U.S. Obligated Party, of the U.S. Guaranteed Obligations or any part thereof.

(b)    Further, the obligations of any U.S. Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the U.S.

Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the U.S. Guaranteed Obligations; (iii) any release, non- perfection or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the U.S. Guaranteed Obligations or any obligations of any other U.S. Obligated Party liable for any of the U.S. Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the U.S. Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the U.S. Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such U.S. Loan Party or that would otherwise operate as a discharge of any U.S. Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of the U.S. Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each U.S. Loan Party hereby waives any defense based on or arising out of any defense of any U.S. Loan Party or the unenforceability of all or any part of the U.S. Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any U.S. Loan Party or any other U.S. Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each U.S. Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any U.S. Obligated Party or any other Person. Each U.S. Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the U.S. Guaranteed Obligations, compromise or adjust any part of the U.S. Guaranteed Obligations, make any other accommodation with any U.S. Obligated Party or exercise any other right or remedy available to it against any U.S. Obligated Party, without affecting or impairing in any way the liability of such U.S. Loan Party under this U.S. Loan Guaranty except to the extent the U.S. Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each U.S. Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any U.S. Loan Party against any U.S. Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No U.S. Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any U.S. Obligated Party or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Bank, the Lenders, and the other Secured Parties.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the U.S. Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each U.S. Loan Party’s obligations under this U.S. Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank, the Lenders, or the other Secured Parties are in possession of this U.S. Loan Guaranty. If acceleration of the time for payment of any of the U.S. Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the U.S. Guaranteed Obligations shall nonetheless be payable by the U.S. Loan Parties forthwith on demand by the Administrative Agent.

SECTION 10.07 Information. Each U.S. Loan Party assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the U.S. Guaranteed Obligations and the nature, scope and extent of the risks that each U.S. Loan Party assumes and incurs under this U.S. Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any U.S. Loan Party of information known to it regarding those circumstances or risks.

SECTION 10.08 Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this U.S. Loan Guaranty until five (5) days after it receives written notice of termination from any U.S. Loan Party of this U.S. Loan Guaranty. Notwithstanding receipt of any such notice, each U.S. Loan Party will continue to be liable to the Lenders for any U.S. Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such U.S. Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Event of Default that shall exist under Article VII hereof as a result of any such notice of termination.

SECTION 10.09 Taxes. The provisions of Section 2.17 shall apply mutatis mutandis to all payments by the U.S. Loan Parties of the U.S. Guaranteed Obligations.

SECTION 10.10 Maximum Liability. The provisions of this U.S. Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any U.S. Loan Party under this U.S. Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such U.S. Loan Party’s liability under this U.S. Guaranty, then, notwithstanding any other provision of this U.S. Guaranty to the contrary, the amount of such liability shall, without any further action by the U.S. Loan Party or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant U.S. Loan Party’s “Maximum U.S. Liability”). This Section with respect to the Maximum U.S. Liability of each U.S. Loan Party is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no U.S. Loan Party nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum U.S. Liability, except to the extent necessary so that the obligations of any U.S. Loan Party hereunder shall not be rendered voidable under applicable law. Each U.S. Loan Party agrees that the U.S. Guaranteed Obligations may at any time and from time to time exceed the Maximum U.S. Liability of each U.S. Loan Party without impairing this U.S. Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any U.S. Loan Party’s obligations hereunder beyond its Maximum U.S. Liability.

SECTION 10.11 Contribution. In the event any U.S. Loan Party (a “Paying U.S. Loan Party”) shall make any payment or payments under this U.S. Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this U.S. Guaranty, each other U.S. Loan Party (each a “Non-Paying U.S. Loan Party”) shall contribute to such Paying U.S. Loan Party an amount equal to such Non-Paying U.S. Loan Party’s Applicable Share of such payment or payments made, or losses suffered, by such Paying U.S. Loan Party. For purposes of this Section, each Non-Paying U.S. Loan Party’s “Applicable Share” with respect to any such payment or loss by a Paying U.S. Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non- Paying U U.S. Loan Party’s Maximum U.S. Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying U.S. Loan Party’s Maximum U.S. Liability has not been determined, the aggregate amount of all monies received by such Non-Paying U.S. Loan Party from the other U.S. Loan Parties after the Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum U.S. Liability of all U.S. Loan Party hereunder (including such Paying U.S. Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum U.S. Liability has not been determined for any U.S. Loan Party, the aggregate amount of all monies received by such U.S. Loan Parties from the other Loan Parties after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any U.S. Loan Party’s several liability for the entire amount of the U.S. Guaranteed Obligations (up to such U.S. Loan Party’s Maximum U.S. Liability). Each of the U.S. Loan Party covenants and agrees that its right to receive any contribution under this U.S. Guaranty from a Non-Paying U.S. Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the U.S. Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Banks, the Lenders and the U.S. Loan Party and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a U.S. Loan Party under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Keepwell. Each Qualified ECP Guarantor that is a U.S. Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this U.S. Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI.

CANADIAN LOAN GUARANTY

SECTION 11.01 Guaranty. Each Canadian Loan Party hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Secured Obligations and all reasonable costs and expenses, including, without limitation, all reasonable and documented court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the Canadian Secured Obligations from, or in prosecuting any action against, the Canadian Borrower, any Canadian Guarantor or any other guarantor of all or any part of the Canadian Secured Obligations (such costs and expenses, together with the Canadian Secured Obligations, collectively the “Canadian Guaranteed Obligations”). Except as otherwise provided in Section 9.02, each Canadian Loan Party further agrees that the Canadian Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Canadian Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the Canadian Guaranteed Obligations.

SECTION 11.02 Guarantee of Payment. This Canadian Guaranty is a Guarantee of payment and not of collection. Each Canadian Loan Party waives any right to require the Administrative Agent, any Issuing Bank or any Lender or any other Secured Party to sue any other Loan Party, any other guarantor, or any other Person obligated for all or any part of the Canadian Guaranteed Obligations (each, a “Canadian Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Canadian Guaranteed Obligations. In addition, as an original and independent obligation under this Canadian Guaranty, each Canadian Loan Party shall:

(a)    indemnify each Canadian Obligated Party and its successors, endorsees, transferees and assigns and keep the Canadian Obligated Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Loan Parties or any of them, to make due and punctual payment of any of the Canadian Secured Obligations or resulting from any of the Canadian Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Canadian Obligated Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Canadian Guaranty); and

(b)    pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Canadian Obligated Parties has attempted to enforce any rights against any Loan Party or any other Person or otherwise.

SECTION 11.03 No Discharge or Diminishment of Canadian Guaranty.

(a)    Except as otherwise provided for herein, the obligations of each Canadian Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Canadian Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Canadian Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Canadian Loan Party or any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Canadian Obligated Party or their assets or any resulting release or discharge of any obligation of any Canadian Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Canadian Loan Party may have at any time against any Canadian Obligated Party, the Administrative Agent, each Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)    The obligations of each Canadian Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Canadian Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Canadian Obligated Party, of the Canadian Guaranteed Obligations or any part thereof.

(c)    Further, the obligations of any Canadian Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Canadian Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Canadian Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Canadian Loan Party for all or any part of the Canadian Guaranteed Obligations or any obligations of any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender or any other Secured Party with respect to any collateral securing any part of the Canadian Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Canadian Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Canadian Loan Party or that would otherwise operate as a discharge of any Canadian Loan Party as a matter of law or equity (other than the payment in full in cash of the Canadian Guaranteed Obligations).

SECTION 11.04 Defenses Waived. To the fullest extent permitted by applicable law, each Canadian Loan Party hereby waives any defense based on or arising out of any defense of any Canadian Loan Party or the unenforceability of all or any part of the Canadian Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Canadian Loan Party, other than the payment in full in cash of the Canadian Guaranteed Obligations. Without limiting the generality of the foregoing, each Canadian Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Canadian Obligated Party, or any other Person. Each Canadian Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on, or otherwise enforce against, any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Canadian Guaranteed Obligations, compromise or adjust any part of the Canadian Guaranteed Obligations, make any other accommodation with any Canadian Obligated Party or exercise any other right or remedy available to it against any Canadian Obligated Party, without affecting or impairing in any way the liability of such Canadian Loan Party under this Canadian Guaranty except to the extent the Canadian Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Canadian Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Canadian Loan Party against any Canadian Obligated Party or any security.

SECTION 11.05 Rights of Subrogation. No Canadian Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Canadian Obligated Party, or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 11.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Canadian Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Canadian Loan Party or otherwise, each Canadian Loan Party’s obligations under this Canadian Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, any Issuing Bank and the Lenders or other Secured Parties are in possession of this Canadian Guaranty. If acceleration of the time for payment of any of the Canadian Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Canadian Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Canadian Guaranteed Obligations shall nonetheless be payable by the Canadian Loan Parties promptly on demand by the Administrative Agent.

SECTION 11.07 Information. Each Canadian Loan Party assumes all responsibility for being and keeping itself informed of the other Canadian Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Canadian Guaranteed Obligations and the nature, scope and extent of the risks that each Canadian Loan Party assumes and incurs under this Canadian Guaranty, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any Canadian Loan Party of information known to it regarding those circumstances or risks.

SECTION 11.08 Maximum Canadian Liability. In any action or proceeding involving any corporate law, or any provincial, territorial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Canadian Loan Party under this Canadian Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Canadian Loan Party’s liability under this Canadian Guaranty, then, notwithstanding any other provision of this Canadian Guaranty to the contrary, the amount of such liability shall, without any further action by the Canadian Loan Parties or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Canadian Loan Party’s “Maximum Canadian Liability”). This Section with respect to the Maximum Canadian Liability of each Canadian Loan Party is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Canadian Loan Party nor any other Person shall have any right or claim under this Section with respect to such Maximum Canadian Liability, except to the extent necessary so that the obligations of any Canadian Loan Party hereunder shall not be rendered voidable under applicable law. Each Canadian Loan Party agrees that the Canadian Guaranteed Obligations may at any time and from time to time exceed the Maximum Canadian Liability of each Canadian Loan Party without impairing this Canadian Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Canadian Loan Party’s obligations hereunder beyond its Maximum Canadian Liability.

SECTION 11.09 Contribution. In the event any Canadian Loan Party (a “Paying Canadian Loan Party”) shall make any payment or payments under this Canadian Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Canadian Guaranty, each other Canadian Loan Party (each a “Non-Paying Canadian Loan Party”) shall contribute to such Paying Canadian Loan Party an amount equal to such Non-Paying Canadian Loan Party’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Canadian Loan Party. For purposes of this Article XI, each Non-Paying Canadian Loan Party’s “Applicable Percentage” with respect to any such payment or loss by a Paying Canadian Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Canadian Loan Party’s Maximum Canadian Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Canadian Loan Party’s Maximum Canadian Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Canadian Loan Party from the other Canadian Loan Parties after the Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Canadian Liability of all Canadian Loan Parties hereunder (including such Paying Canadian Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Canadian Liability has not been determined for any Canadian Loan Party, the aggregate amount of all monies received by such Canadian Loan Parties from the other Canadian Loan Parties after the Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Canadian Loan Party’s several liability for the entire amount of the Canadian Guaranteed Obligations (up to such Canadian Loan Party’s Maximum Canadian Liability). Each of the Canadian Loan Parties covenants and agrees that its right to receive any contribution under this Canadian Guaranty from a Non-Paying Canadian Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the Canadian Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders and the Canadian Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 11.10 Liability Cumulative. The liability of each Canadian Loan Party under this Article XI is in addition to and shall be cumulative with all liabilities of each Canadian Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Canadian Loan Party is a party or in respect of any obligations or liabilities of the other Canadian Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XII.

THE BORROWER REPRESENTATIVE

SECTION 12.01 Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XII. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not result in a violation of the Revolving Exposure Limitations. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.

SECTION 12.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 12.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 12.04 Notices. Each Loan Party shall promptly notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give notice thereof to the Administrative Agent and the Lenders pursuant to Section 5.02. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 12.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 12.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 12.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

AMERICAN EAGLE OUTFITTERS, INC.
RETAIL DISTRIBUTION EAST LLC
RETAIL DISTRIBUTION WEST LLC

By:		/s/ David Ovis
	Name:	David Ovis
	Title:	Vice President

AEO MANAGEMENT CO.
AE OUTFITTERS RETAIL CO.
AE RETAIL WEST LLC
AEO REALTY CO LLC
AE DIRECT CO. LLC
AMERICAN EAGLE OUTFITTERS CANADA
CORPORATION/CORPORATION DE VETEMENTS SPORT AMERICAN EAGLE CANADA

By:		/s/ David Ovis
	Name:	David Ovis
	Title:	President

RETAIL ROYALTY COMPANY

By:		/s/ Michael Rempell
	Name:	Michael Rempell
	Title:	President

BLUE STAR IMPORTS, L.P.

By:		/s/ Bethany Glassbrenner
	Name:	Bethany Glassbrenner
	Title:	Treasurer

[Signature Page to Amended and Restated Credit Agreement]

OTHER LOAN PARTIES:

AEO INTERNATIONAL CORP.
AE CORPORATE SERVICES CO.
AEO ISRAELI SERVICES CO.
LINMAR REALTY COMPANY II LLC
AE ADMIN SERVICES CO LLC
AE HOLDINGS CO.
AEH HOLDING COMPANY
BLUE STAR IMPORTS, LTD.
AMERICAN EAGLE CDN HOLD CO
BSI IMPORTS COMPANY, LLC
AEO FOREIGN HOLD CO LLC
BLUE HEART ENTERPRISES LLC
AE NORTH HOLDINGS CO.

By:		/s/ David Ovis
	Name:	David Ovis
	Title:	President

[Signature Page to Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, Individually as a Lender and as Administrative Agent, an Issuing Bank and Swingline Lender

By:	/s/ Ian S. Maccubbin
	Name:	Ian S. Maccubbin
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

HSBC BANK USA, N.A., as a Lender and as an Issuing Bank

By:	/s/ Ashley K. Brenner
	Name:	Ashley K. Brenner
	Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as a Lender and as an Issuing Bank

By:	/s/ Devin Roccisano
	Name:	Devin Roccisano
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually as a Lender

By:	/s/ Michael Tam
	Name:	Michael Tam
	Title:	Authorized Officer

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Joseph Becker
	Name:	Joseph Becker
	Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A. Canada Branch as a Lender

By:	/s/ Sylwia Durkiewicz
	Name:	Sylwia Durkiewicz
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joseph Burt
	Name:	Joseph Burt
	Title:	Director

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, individually as a Lender

By:	/s/ David G. Phillips
	Name:	David G. Phillips
	Title:	Senior Vice President

WELLS FARGO BANK, N.A., LONDON BRANCH, individually as a Lender

By:	/s/ N B Hogg
	Name:	N B Hogg
	Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jeff Patchell
	Name:	Jeff Patchell
	Title:	Attorney-in-Fact

[Signature Page to Amended and Restated Credit Agreement]

TD BANK, N.A., as a Lender

By:	/s/ Jennifer Visconti
	Name:	Jennifer Visconti
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Kevin Rich
	Name:	Kevin Rich
	Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

DISCLOSURE SCHEDULES TO

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 30, 2019

Among

AMERICAN EAGLE OUTFITTERS, INC., as the Company

The Subsidiaries from time to time party thereto,

as U.S. Subsidiary Borrowers

AMERICAN EAGLE OUTFITTERS CANADA CORPORATION,

and the other Subsidiaries from time to time party thereto,

as Canadian Borrowers

The other LOAN PARTIES party thereto

The LENDERS party thereto

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

PNC CAPITAL MARKETS, LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A.,

As Joint Bookrunners and Joint Lead Arrangers

WELLS FARGO BANK, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents

BANK OF AMERICA, N.A., ROYAL BANK OF CANADA and HSBC BANK USA, N.A.,

as Co-Documentation Agents

Reference is made to that certain AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) entered into as of January 30, 2019, among AMERICAN EAGLE OUTFITTERS, INC. (the “Company”), each of the U.S. Subsidiary Borrowers from time to time party thereto, each of the Canadian Borrowers from time to time party thereto, the other Loan Parties party thereto, the Lenders party thereto, and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Agreement.

These Schedules are qualified in their entirety by reference to specific provisions of the Agreement and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or any other Loan Party, except to the extent provided in the Agreement. Inclusion of information or references herein shall not be construed as an admission that such information is material to any Loan Party and shall not be used as a basis for interpreting the terms “material,” “materially,” “Material Adverse Effect,” or any similar term or

1

qualification in the Agreement. The introductory language and headings to each section of these Schedules are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Agreement.

Commitment Schedule

Schedule 1.01(a)	Eligible Real Property
Schedule 1.01(b)	Existing Letters of Credit
Schedule 1.10(g)	Eligible Real Property Deliverables and Performance
Schedule 3.06	Disclosed Matters
Schedule 3.10	Canadian Benefit Plans and Canadian Pension Plans
Schedule 3.15	Capitalization and Subsidiaries
Schedule 5.18	Post-Closing Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.10	Existing Restrictions
Schedule 9.01	Foreign Currency Notice Address

2

Commitment Schedule

Lender	Commitment	LC Individual Sublimit	Applicable Percentage
PNC Bank, National Association	$100,000,000	$26,666,666.67	25.00000%
Wells Fargo Bank, National Association	$70,000,000	N/A	17.50000%
JPMorgan Chase Bank, N.A.	$70,000,000	$26,666,666.67	17.50000%
Bank of America N.A.	$40,000,000	N/A	10.00000%
Royal Bank of Canada	$40,000,000	N/A	10.00000%
HSBC Bank USA, N.A.	$40,000,000	N/A	10.00000%
TD Bank, N.A.	$20,000,000	N/A	5.00000%
The Huntington National Bank	$20,000,000	N/A	5.00000%

Total	$400,000,000	$53,333,333.34	100.00000%

3

Schedule 1.01(a)

Eligible Real Property

	19 Hot Metal, Pittsburgh, PA 15203	77 Hot Metal, Pittsburgh, PA 15203	1529 N Davis Avenue, Ottawa, KS 66067	600 Oak Ridge Road, Hazle Township, PA 18202
Initial Appraised Value	$22,200,000	$26,800,000	$22,000,000	$85,000,000

4

Schedule 1.01(b)

Existing Letters of Credit

HSBC

Applicant	Issue Date	Letter of Credit No.	DC Amount
American Eagle Outfitters Inc. OBO American Eagle Mexico Retail, S. de R. L de C.V.	01/2013	SDCMTN563094	MXN Peso	6,463,893.00
American Eagle Outfitters Inc./American Eagle Mexico Retail, S. de R. L de C.V.	02/2013	SDCMTN562936	MXN Peso	623,896.00
American Eagle Outfitters Inc./American Eagle Mexico Retail, S. de R. L de C.V.	01/2013	SDCMTN562860	MXN Peso	1,253,290.00

PNC

Applicant	Issue Date	Letter of Credit No.	DC Amount
American Eagle Outfitters, Inc.	2012	12501815-00-000	USD	$5,425,000.00
American Eagle Outfitters, Inc.	2012	12501814-00-000	USD	$2,271,013.50

5

Schedule 1.01(g)

Eligible Real Property Deliverables and Performance

With respect to each parcel of real property, the Borrower shall have delivered, or caused to be delivered, to the Administrative Agent each of the following items (except as otherwise agreed to by the Administrative Agent) prior to such parcel being included in the Borrowing Base:

1.

Fully executed (i) Amendments to Mortgage, (ii) Amendments to Assignments of Leases and Rents, and (iii) Hazardous Materials Indemnity Agreement, each in form and substance reasonably satisfactory to the Administrative Agent;

2.	Fully-paid ALTA endorsements to the existing title insurance policies, each in form and substance reasonably satisfactory to the Administrative Agent;

3.

Signed and sealed survey in form and substance reasonably satisfactory to the Administrative Agent, and certified to the Administrative Agent, the Lenders and their respective successors and/or assigns;

4.	All documents required by the title company in connection with the issuance of the endorsements to the existing title policies;

5.	All other state-specific documents reasonably requested by the Administrative Agent, including, without limitation, any tax affidavits or other mortgage tax documents;

6.	Flood zone certificate and, if applicable, evidence of flood insurance satisfactory to the Administrative Agent; and

7.

Insurance endorsements naming the Administrative Agent and the Lenders as loss payee and mortgagee on all casualty and property insurance policies and as additional insured on liability insurance policies, in form and substance reasonably satisfactory to the Administrative Agent.

6

Schedule 3.06

Disclosed Matters

None.

7

Schedule 3.10

Canadian Benefit Plans and Canadian Pension Plans

Canadian Benefit Plans:

Administered by Fidelity

•	Employee Stock Purchase Plan (ESPP)
•	Stock Award and Incentive Plan

Administered by Sun Life

•	Medical, dental, vision & life insurance
•	Long Term Disability
•	Registered Retirement Savings Plan (RRSP)
•	Deferred Profit Sharing Plan (DPSP)

Administered by Windley Ely

•	Worker’s Compensation Claims Management

Paid by Loan Party

•	Short Term Disability
•	Maternity Leave
•	Maternity Leave Top Up
•	Paid Sick Days
•	Bereavement Pay
•	Jury Duty

Paid by the Government

•	Compassionate Care Leave
•	Sick Emergency Leave
•	Preventive Leave (Quebec)

Canadian Pension Plans: None

8

Those portions of this Schedule 3.15

marked with an [*] have been omitted

pursuant to a request for confidential

treatment and have been filed separately

with the SEC.

Schedule 3.15

Capitalization and Subsidiaries

NAME OF ENTITY	JURISDICTION/ TYPE OF ENTITY	RELATIONSHIP TO COMPANY/ OWNER	CLASS OF STOCK	% OWNERSHIP	RESTRICTED/ UNRESTRICTED SUBSIDIARY
American Eagle Outfitters, Inc.	Delaware Corporation	N/A			N/A
AEO Management Co.	Delaware Corporation	[*]	Common	100%	Restricted
AEO International Corp.	Delaware Corporation	[*]	Common	100%	Restricted
AE Corporate Services Co.	Delaware Corporation	[*]	Common	100%	Restricted
AEO Israeli Services Co.	Delaware Corporation	[*]	Common	100%	Restricted
AE Outfitters Retail Co.	Delaware Corporation	[*]	Common	100%	Restricted
AE Retail West LLC	Delaware LLC	[*]		100%	Restricted
Retail Distribution West LLC	Delaware LLC	[*]		100%	Restricted
Linmar Realty Company II LLC	Delaware LLC	[*]		100%	Restricted
AEO Realty Co LLC	Delaware LLC	[*]		100%	Restricted
AE Direct Co. LLC	Delaware LLC	[*]	Common	100%	Restricted
AE Admin Services Co LLC	Ohio LLC	[*]		100%	Restricted
Blue Star Imports, L.P.	Pennsylvania Limited Partnership	[*]		1% 99%	Restricted
Retail Distribution East LLC	Delaware LLC	[*]		100%	Restricted
AE North Holdings Co.	Canadian - Nova Scotia, Unlimited Liability Company	[*]	Common	100%	Restricted
American Eagle Outfitters Canada Corporation/Corporation de Vetements Sport American Eagle Canada	Canadian - Nova Scotia, Unlimited Liability Company	[*]	Common	100%	Restricted
AE Holdings Co.	Delaware Corporation	[*]	Common	100%	Restricted
AEH Holding Company	Delaware Corporation	[*]	Common	100%	Restricted

9

Those portions of this Schedule 3.15

marked with an [*] have been omitted

pursuant to a request for confidential

treatment and have been filed separately

with the SEC.

NAME OF ENTITY	JURISDICTION/ TYPE OF ENTITY	RELATIONSHIP TO COMPANY/ OWNER	CLASS OF STOCK	% OWNERSHIP	RESTRICTED/ UNRESTRICTED SUBSIDIARY
Blue Star Imports, Ltd.	Delaware Corporation	[*]	Common	100%	Restricted
American Eagle Cdn Hold Co	Delaware Corporation	[*]	Common	100%	Restricted
BSI Imports Company, LLC	Delaware LLC	[*]		100%	Restricted
AEO Foreign Hold Co LLC	Delaware LLC	[*]		100%	Restricted
Blue Heart Enterprises LLC	Delaware LLC	[*]		100%	Restricted
Retail Royalty Company	Nevada Corporation	[*]	Common	100%	Restricted
American Eagle NL Services Co B.V.	Netherlands Limited Liability Company	[*]		100%	Unrestricted
American Eagle Outfitters Asia Limited	Hong Kong Limited Company	[*]		100%	Unrestricted
American Eagle Outfitters Hong Kong Limited	Hong Kong Limited Company	[*]		100%	Unrestricted
American Eagle Outfitters (China) Commercial Enterprise Co., Ltd.	Peoples Republic of China Limited Liability Company	[*]		100%	Unrestricted
American Eagle Outfitters European Hold Co C.V.	Netherlands Limited Partnership	[*]		100%	Unrestricted
American Eagle Outfitters Holland Hold Co B.V.	Netherlands Limited Liability Company	[*]		100%	Unrestricted
American Eagle Outfitters Dutch Op Co B.V.	Netherlands Limited Liability Company	[*]		100%	Unrestricted
American Eagle Outfitters UK Limited	United Kingdom Limited Company	[*]		100%	Unrestricted
American Eagle Mexico Imports, S. de R.L. de C.V.	Mexican Limited Liability Variable Stock Company	[*]		100%	Unrestricted
American Eagle Mexico Retail, S. de R.L. de C.V.	Mexican Limited Liability Variable Stock Company	[*]		100%	Unrestricted
American Eagle Mexico Services, S. de R.L. de C.V.	Mexican Limited Liability Variable Stock Company	[*]		100%	Unrestricted
NS Holdings Co	Delaware Corporation	[*]	Common	100%	Excluded but Restricted

10

Those portions of this Schedule 3.15

marked with an [*] have been omitted

pursuant to a request for confidential

treatment and have been filed separately

with the SEC.

NAME OF ENTITY	JURISDICTION/ TYPE OF ENTITY	RELATIONSHIP TO COMPANY/ OWNER	CLASS OF STOCK	% OWNERSHIP	RESTRICTED/ UNRESTRICTED SUBSIDIARY
Tailgate Clothing Company Corp.	Iowa Corporation	[*]	Common	100%	Excluded but Restricted
AEO International Trading Corp.	Cayman Islands Corporation	[*]	Common	100%	Unrestricted
AEO Asia Trading	Peoples Republic of China Corporation/ Business Trust	[*]	Common	100%	Unrestricted

11

Schedule 5.18

Post-Closing Matters

1.

The Loan Parties shall deliver or cause to be delivered to the Administrative Agent, within ten (10) days after the Effective Date, an ALTA survey with respect to the mortgaged property located at 600 Oak Ridge Road, Hazle Township, PA 18202, in form and substance reasonably acceptable to the Administrative Agent.

2.

The Loan Parties shall deliver or cause to be delivered to the Administrative Agent, within fifteen (15) days after the Effective Date, a mortgagee/lenders loss payable endorsement with respect to the Loan Parties’ property insurance (including notice of cancellation language), in form and substance reasonably acceptable to the Administrative Agent.

3.

The Loan Parties shall deliver or cause to be delivered to the Administrative Agent, within fifteen (15) days after the Effective Date, a certificate with respect to the Loan Parties’ Canadian general liability insurance policy                in form and substance reasonably acceptable to the Administrative Agent.

4.

The Loan Parties shall deliver or cause to be delivered to the Administrative Agent, within fifteen (15) days after the Effective Date, in each case, in form and substance reasonably acceptable to the Administrative Agent, executed copies of the following:

a.

a transfer of debenture pursuant to which JPMorgan Chase Bank, N.A. transfers to PNC Bank, National Association, the debenture represented by certificate no. 1 in the amount of CDN$80,000,000 dated December 1, 2014 issued pursuant to the terms of a deed of hypothec entered into by American Eagle Outfitters Canada Corporation in favor of JPMorgan Chase Bank, N.A., acting as, inter alia, fondé de pouvoir pursuant to Article 2692 of the Civil Code of Québec (in its capacity as fondé de pouvoir, the “Attorney”), executed before Arine Nazirganian, notary, on December 1, 2014 in respect of which a registration has been made at the Register of Personal and Movable Real Rights on December 2, 2014 at 9:00 a.m. under number 14-1124825-0001 (the “Original Deed of Hypothec”);

b.

a deed of substitution and assignment executed pursuant to which, inter alia, JPMorgan Chase Bank, N.A. resigns as the Attorney and the Administrative Agent is appointed as successor Attorney (the “Successor Attorney”) for the Debentureholders (as such term is defined in the Original Deed of Hypothec);

c.

delivery order from American Eagle Outfitters Canada Corporation to the Successor Attorney, instructing the Successor Attorney to cancel the debenture described in the Transfer of Debenture and to issue a new debenture pursuant to the terms of the Original Deed of Hypothec as amended by the Deed of Substitution (collectively, the “2014 Deed of Hypothec”) bearing certificate no. 2 and to register same in the name of PNC Bank, National Association, as Agent (the “Delivery Order”);

d.

a debenture bearing number 2 issued by American Eagle Outfitters Canada Corporation pursuant to the terms of the 2014 Deed of Hypothec payable to the order of PNC Bank, National Association, as Agent, in the principal amount of CDN$80,000,000 with interest at a rate of 25% per annum (the “Debenture”);

e.	an amended and restated debenture pledge agreement entered into by American Eagle Outfitters Canada Corporation and the Administrative Agent with respect to the Debenture; and

f.	legal opinions of Osler, Hoskin & Harcourt LLP and McInnes Cooper, Canadian counsel to the Loan Parties in respect of the foregoing matters.

12

5.

The Loan Parties shall deliver or cause to be delivered to the Administrative Agent, within thirty (30) days after the Effective Date, duly executed bailee waivers with the following third parties (it being understood that failure to deliver any such bailee waiver solely entitles the Administrative Agent to establish appropriate Reserves with respect to any assets located at such location; for the avoidance of doubt, the failure to deliver any bailee waiver with respect to the following third parties shall not be an Event of Default under Section 7.01(d) of the Credit Agreement), in each case in form and substance reasonably acceptable to the Administrative Agent:

a.	Florida International Enterprise (Triangle);

b.	Vista Packaging & Logistics; and

c.	Bergen Logistics (Todd Snyder).

6.

The Loan Parties shall deliver or cause to be delivered to the Administrative Agent, within thirty (30) days after the Effective Date, duly executed acknowledgements to the U.S. assignment and assumption letter agreements with respect to the following third party agreements, in each case in form and substance reasonably acceptable to the Administrative Agent (or such other document(s) or agreement(s) having the same operative effect):

a.	Blocked Account Control Agreement dated as of December 2, 2014, among AEO Management Co., JPMorgan Chase Bank, N.A. (as lender) and JPMorgan Chase Bank, N.A. (as depositary).

b.	Blocked Account Control Agreement dated as of December 2, 2014, among AE Outfitters Retail Co., JPMorgan Chase Bank, N.A. (as lender) and JPMorgan Chase Bank, N.A. (as depositary).

c.	Blocked Account Control Agreement dated as of December 2, 2014, among AE Retail West LLC, JPMorgan Chase Bank, N.A. (as lender) and JPMorgan Chase Bank, N.A. (as depositary).

d.	Collateral Account Control Agreement (Third Party) dated as of January 29, 2015, among AEO Management Co, JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

7.

The Loan Parties shall deliver or cause to be delivered to the Administrative Agent, within thirty (30) days after the Effective Date, duly executed acknowledgements to the Canadian assignment and assumption letter agreements with respect to the following third party agreements, in each case in form and substance reasonably acceptable to the Administrative Agent:

a.	Blocked Account Control Agreement dated as of December 2, 2014, among American Eagle Outfitters Canada Corporation, JPMorgan Chase Bank, N.A. (as lender) and JPMorgan Chase Bank, N.A. (as depositary).

b.	Blocked Accounts Agreement dated as of February 2, 2015, among American Eagle Outfitters Canada Corporation, JPMorgan Chase Bank, N.A. and Royal Bank of Canada.

8.

To the extent required by the U.S. Security Agreement, the Loan Parties shall deliver or cause to be delivered to the Administrative Agent, within ninety (90) days after the Effective Date, duly executed deposit account control agreements with the following financial institutions with respect to each of the Company’s below-listed deposit accounts at such institutions, in each case in form and substance reasonably acceptable to the Administrative Agent:

a.	Bank of America, N.A. (x )

b.	HSBC Bank (x and x )

c.	TD Bank, N.A. (x )

13

9.

To the extent required by the U.S. Security Agreement, the Loan Parties shall deliver or cause to be delivered to the Administrative Agent, within ninety (90) days after the Effective Date, duly executed securities account control agreements with the following financial institutions with respect to the Loan Parties’ securities accounts at such institutions, in each case in form and substance reasonably acceptable to the Administrative Agent:

a.	JPMorgan Securities LLC (x and x )

b.	Merrill Lynch, Pierce, Fenner & Smith Incorporated (x and x )

c.	HSBC Securities (x )

d.	Wells Fargo Bank, N.A. (x )

10.

The Loan Parties shall deliver or cause to be delivered to the Administrative Agent, within ninety (90) days after the Effective Date, duly executed freight forwarder agreements, customs broker agreements and carrier agreements, as applicable, with respect to the Loan Parties’ In-Transit Inventory (it being understood that failure to deliver any such agreements solely entitles the Administrative Agent to establish appropriate Reserves with respect to any In-Transit Inventory held by third party freight forwarders, customs brokers and carriers; for the avoidance of doubt, the failure to deliver any such freight forwarder agreements, customs broker agreements and carrier agreements, as applicable, shall not be an Event of Default under Section 7.01(d) of the Credit Agreement), in each case in form and substance reasonably acceptable to the Administrative Agent.

14

Schedule 6.01

Existing Indebtedness

1.	HSBC Affiliate Trade Facilities and Bank Guaranty Facilities:

a.

Hong Kong 6,000,000 HKD with The Hongkong and Shanghai Banking Corporation Limited pursuant to a Facility Offer Letter dated 7/31/2013 with American Eagle Outfitters Hong Kong Limited and the Limited Guaranty dated 5/28/2013 by American Eagle Outfitters, Inc. as guarantor.

2.	Current Capital Leases and purchase money obligations listed below:

Description
Dell- Sch 278 Dell- Sch 279 Dell- Sch 281 Dell- Sch 289 Dell- Sch 290 Dell- Sch 293 Leasenet 12A.2 Leasenet 4K.7

15

Schedule 6.02

Existing Liens

1.

Liens on fixed assets, software, chattel paper, and general intangibles relating thereto and proceeds thereof in connection with Indebtedness related to Capital Lease Obligations and purchase money obligations, in each case, set forth on Schedule 6.01.

2.

Liens granted pursuant to the Terms and Conditions for American Express Card Acceptance relating to the American Express Card Acceptance Agreement between American Eagle Outfitters Inc. and Amex Bank of Canada for acceptance of American Express Cards in Canada (the “Canadian Amex Credit Card Agreement”) on payments owed or owing to American Eagle Outfitters Inc. or its Affiliates under the Canadian Amex Credit Card Agreement or other agreements with Amex Bank of Canada or its affiliates and American Eagle Outfitters Inc. and its Affiliates.

3.

Liens granted pursuant to the Merchant Services Agreement dated as of April 28, 2016, between AE Corporate Services Co. doing business as American Eagle Outfitters , and Bank of America, N.A., Banc of American Merchant Services, LLC and any other third party providers who enter into Supplements and Addenda to such Merchant Services Agreement.

4.	Liens referenced or perfected by the following financing statements as in effect on the date hereof:

a)	American Eagle Outfitters, Inc.:

i.	Dell Financial Services L.L.C. – Leased computer equipment more specifically described in UCC File No. 2061445 7 filed with the Delaware Secretary of State.

ii.	Dell Financial Services L.L.C. – Leased computer equipment more specifically described in UCC File No. 2015 4163050 filed with the Delaware Secretary of State.

iii.	GE Money Bank – Private label and co-brand consumer credit card program more specifically described in UCC File No. 2007 4670971 filed with the Delaware Secretary of State.

iv.

The Huntington National Bank – Leased, itemized goods and property listed in filed financing statement together with insurance refunds, goodwill, products and proceeds of or relating thereto pursuant to UCC File No. 2014 2229359 filed with the Delaware Secretary of State (Equipment Lease No. AEO95102, Schedule 9A).

v.

The Huntington National Bank – Specific leased property under Equipment Lease No. AEO95102, Schedule 7B.2, plus chattel paper and general intangibles related thereto and proceeds, pursuant to UCC File No. 2014 1181932 filed with the Delaware Secretary of State.

vi.

The Huntington National Bank – Leased property under Equipment Lease No. AEO95102, Schedule 6A.17, plus chattel paper and general intangibles related thereto and proceeds, pursuant to UCC File No. 2014 1230754 filed with the Delaware Secretary of State.

vii.

The Huntington National Bank – Any and all Tier 1 technology products and machines leased under Equipment Lease No. AEO95102, Schedule 6A.18, plus chattel paper and general intangibles related thereto and proceeds, pursuant to UCC File No. 2014 2158897 filed with the Delaware Secretary of State.

viii.

The Huntington National Bank – Leased, itemized goods and property listed in filed financing statement together with insurance refunds, goodwill, products and proceeds of or relating thereto pursuant to UCC File No. 2014 2229342 filed with the Delaware Secretary of State (Equipment Lease No. AEO95102, Schedule 8A).

16

ix.

BankFinancial, FSB (assigned from HNB) – Leased, goods and property together with insurance refunds, goodwill, products and proceeds of or relating thereto pursuant to UCC File No. 2014 4665105 filed with the Delaware Secretary of State (Equipment Lease No. AEO95102, Schedule 10A).

x.

The Huntington National Bank – itemized goods and property listed in filed financing statement together with proceeds and all deposits, account balances and credits with or due from Secured Party, now existing or hereafter arising, and all proceeds thereof, pursuant to UCC File No. 2015 1177434 filed with the Delaware Secretary of State (Equipment Lease No. AEO95012, Schedule 11A).

xi.

BankFinancial, FSB (assigned from HNB) – all present and future goods leased pursuant to Equipment Lease No. AEO95102 (LeaseNet Interim Agreement attached as Exhibit A), and all products and produce of any property, all payments, monies, proceeds, general intangibles arising out of sale, lease or other disposition, all proceeds, all records and data, pursuant to UCC File No. 2015 1813350 (Schedule 12A).

xii.	Dell Financial Services L.L.C. – Leased computer equipment, proceeds and insurance proceeds pursuant to UCC File No. 2015 4163050 filed with the Delaware Secretary of State.

xiii.

The Huntington National Bank – Leased goods and property pursuant to filed financing statement together with insurance refunds, goodwill, products and proceeds of or relating thereto pursuant to UCC File No. 2015 4231980 filed with the Delaware Secretary of State (Equipment Lease No. AEO95102, Schedule 12A.1).

xiv.

The Huntington National Bank – Leased goods and property listed in filed financing statement together with chattel paper, general intangibles related thereto and all products and proceeds there from pursuant to UCC File No. 2016 1233509 filed with the Delaware Secretary of State (Equipment Lease No. AEO95102, Schedule 4K.7).

xv.

The Huntington National Bank – Leased goods and property listed in filed financing statement together with chattel paper, general intangibles related thereto and all products and proceeds there from pursuant to UCC File No. 2016 3538467 filed with the Delaware Secretary of State (Equipment Lease No. AEO95102, Schedule 7A.2).

xvi.

CT Corporation System, as Representative – All assets and property now or hereafter the subject of or covered by any rental, lease, lease schedule or similar agreement entered into by Debtor as lessee and the party thereto for whom Secured Party Representative named is acting in such capacity pursuant to UCC File No. 2016 7958539.

xvii.	CT Corporation System, as Representative – List of specific Hewlett Packard printers attached pursuant to UCC File No. 2017 0042306.

xviii.	CT Corporation System, as Representative – List of specific Hewlett Packard equipment attached pursuant to UCC File No. 2017 4515919.

xix.	CT Corporation System, as Representative – List of specific Hewlett Packard equipment attached pursuant to UCC File No. 2018 1458310.

xx.	CT Corporation System, as Representative – List of specific Hewlett Packard equipment attached pursuant to UCC File No. 2018 3655228.

xxi.	CT Corporation System, as Representative – List of specific Hewlett Packard equipment attached pursuant to UCC File No. 2018 8481661.

b)	AEO Management Co.:

i.	AE Admin Services Co LLC – Consigned gift certificates, gift cards and related instruments pursuant to UCC File No. 2009 0744265 filed with the Delaware Secretary of State.

17

c)	AE Outfitters Retail Co.:

i.	GE Money Bank – Private label and co-brand consumer credit card program pursuant to UCC File No. 2007 4671060 filed with the Delaware Secretary of State.

ii.	AE Admin Services Co LLC – Consigned gift certificates, gift cards and related instruments pursuant to UCC File No. 2009 0743275 filed with the Delaware Secretary of State.

d)	AE Retail West LLC:

i.	GE Money Bank – Private label and co-brand consumer credit card program pursuant to UCC File No. 2007 4670997 filed with the Delaware Secretary of State.

ii.	AE Admin Services Co LLC – Consigned gift certificates, gift cards and related instruments pursuant to UCC File No. 2009 0743812 filed with the Delaware Secretary of State.

e)	AE Direct Co. LLC:

i.	GE Money Bank – Private label and co-brand consumer credit card program pursuant to UCC File No. 2007 4671144 filed with the Delaware Secretary of State.

ii.	AE Admin Services Co LLC – Consigned gift certificates, gift cards and related instruments pursuant to UCC File No. 2009 0742657 filed with the Delaware Secretary of State.

iii.	M+O Services Co LLC – Consigned gift certificates, gift cards and related instruments pursuant to UCC File No. 2009 0744646 filed with the Delaware Secretary of State.

f)	Retail Royalty Company:

i.	Monogram Credit Card Bank of Georgia – Credit card program pursuant to UCC File No. 0010863 filed with the Nevada Secretary of State.

ii.	Monogram Credit Card Bank of Georgia – Credit card program pursuant to UCC File No. 2005019522-9 filed with the Nevada Secretary of State.

iii.	GE Capital Retail Bank (formerly GE Money Bank ) – Private label and co-brand consumer credit card program pursuant to UCC File No. 2007 040727-4 filed with the Nevada Secretary of State.

iv.	AE Admin Services Co LLC – Consigned gift certificates, gift cards and related instruments pursuant to UCC File No. 2014016097-2 filed with the Nevada Secretary of State.

g)	American Eagle Outfitters Canada Corporation / Corporation de Vetements Sport American Eagle Canada:

i.

Dell Financial Services Canada Limited – All Dell and non-Dell computer equipment and peripherals wherever located heretofore or hereafter leased to Debtor by Secured Party pursuant to lease 200-0175507-026 together with all substitutions, additions, accessions and replacements thereto and thereof now and hereafter installed in, affixed to, or used in conjunction with such equipment and proceeds thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due or to become due and arising from or relating to such equipment. Proceeds all present and after-acquired personal property pursuant to Province of Ontario PPSA Reference File No. 723926331, Registration No. 20170109 1039 8077 4686, Reg. 4 years. Debtor: American Eagle Outfitters Canada Corporation/Corporation De Vetements Sport American Eagle Canada

ii.

Dell Financial Services Canada Limited – All Dell and non-Dell computer equipment and peripherals wherever located heretofore or hereafter leased to Debtor by Secured Party pursuant to lease 200-0175507-025 together with all substitutions, additions, accessions and replacements thereto and thereof now and hereafter installed in, affixed to, or used in conjunction with such equipment and proceeds thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due or to become

18

due and arising from or relating to such equipment. Proceeds all present and after-acquired personal property. Province of Ontario PPSA Reference File No. 715806288, Registration No. 20160419 1433 8077 5196, Reg. 3 years. Debtor: American Eagle Outfitters Canada Corporation/Corporation De Vetements Sport American Eagle Canada

iii.

Dell Financial Services Canada Limited – All Dell and non-Dell computer equipment and peripherals wherever located heretofore or hereafter leased to Debtor by Secured Party pursuant to lease 200-0175507-024 together with all substitutions, additions, accessions and replacements thereto and thereof now and hereafter installed in, affixed to, or used in conjunction with such equipment and proceeds thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due or to become due and arising from or relating to such equipment. Proceeds all present and after-acquired personal property. Province of Ontario PPSA Reference File No. 712763586, Registration No. 20151218 1443 8077 6637, Reg. 3 years. Debtor: American Eagle Outfitters Canada Corporation/Corporation De Vetements Sport American Eagle Canada

iv.

MB Financial Bank, N.A. – Equipment leased by the Secured Party to the Debtor pursuant to Province of Ontario PPSA Reference File No. 693084177, Registration No. 20140110 1708 1590 4601 (as amended), Reg. 4 years, renewed for 3 additional years. Debtor: American Eagle Outfitters Canada Corporation/Corporation De Vetements Sport American Eagle Canada

19

Those portions of this Schedule 6.04

marked with an [*] have been omitted

pursuant to a request for confidential

treatment and have been filed separately

with the SEC.

Schedule 6.04

Existing Investments

1.	Intercompany Loans:

Issuer (Lender)	Beneficiary (Borrower)	Amount
[*]	[*]	[*]
[*]	[*]	[*]

2.	Investment by NS Holdings Co in Dormify, Inc. in the amount of [*].

3.	Investment by NS Holdings Co in [*] in the amount of [*].

4.	Investment by NS Holdings Co in [*] in the amount of [*].

5.	Investments in equity interests by Loan Parties in their Subsidiaries as set forth in Schedule 3.15.

6.	Guaranties identified in Schedule 6.01, Item 1.

7.	Guaranties of Loan Parties in connection with the Specified L/C Facility to the extent such Specified L/C Facility is permitted by Section 6.01(a)(ii) of the Credit Agreement.

8.	American Eagle Outfitters, Inc.’s guaranty of the following non-Loan Party lease obligations:

a.	Obligations of [*] for [*]
b.	Obligations of [*] for [*]
c.	Obligations of [*] for [*]
d.	Obligations of [*] for [*]
e.	Obligations of [*] for [*]
f.	Obligations of [*] for [*]
g.	Obligations of [*] for [*]
h.	Obligations of [*] for [*]
i.	Obligations of [*] for [*]
j.	Obligations of [*] for [*]

20

Schedule 6.10

Existing Restrictions

None.

21

Schedule 9.01

Foreign Currency Notice Address

The PNC Financial Services Group

First Side Center (Mail Stop: P7-PFSC-04-I)

500 First Avenue

Pittsburgh, PA 15219

Attention: Cheryl Thon

Telephone: (412) 762-7806

E-mail: Cheryl.thon@pncbank.com

22

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, guarantees, Swingline Loans, Protective Advances and Overadvances included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is a Lender, an Affiliate/Approved Fund of [identify Lender]][1]

3. Borrowers:

4. Administrative Agent:	PNC Bank, National Association, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5. Credit Agreement:	The Amended and Restated Credit Agreement dated as of January 30, 2019 among American Eagle Outfitters, Inc., certain of its subsidiaries from time to time party thereto, the other Loan Parties party thereto, the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date: [                    , 20    ]4

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Name:
Title:

[Signature page to Assignment and Assumption]

[Consented to and]5 Accepted:

PNC BANK, NATIONAL ASSOCIATION, as

[Administrative Agent, Issuing Bank and Swingline Lender]

By:

Name:
Title:

[Consented to:]6

[NAME OF RELEVANT PARTY]

By:

Name:
Title:

[5]	To be added only if the consent of the Administrative Agent, Issuing Bank and/or Swingline Lender, as applicable, is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

[Signature page to Assignment and Assumption]

ANNEX I

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with the law of the State of New York.

EXHIBIT B

PNC Bank, N.A. / PNC Business Credit

Borrowing Base Certificate

Amerian Eagle Outfitters, Inc.	Certificate #	Initial BBC
Customer #	Period Ended	11/3/2018

To (i) induce PNC Bank, National Association (“Agent”) to make an initial loan advance pursuant to the Revolving Credit and Security Agreement dated as of                              (as amended from time to time, the “Loan and Security Agreement”) and (ii) comply with the ongoing requirements set forth in the Loan and Security Agreement to deliver a Borrowing Base Certificate, we hereby certify as of the above date, the following:

			As Of:			Loan Status Schedule ID Total	01AR US	02AR Canada
Accounts Receivable	1	CC AR Now Being Certified to Bank	11/03/18			$0.00	$0.00	$0.00
	2	Ineligible AR Per Attached				$0.00	$0.00	$0.00

	3	Net Eligible Trade AR				$0.00	$0.00	$0.00
	4	Advance Rate				#DIV/0!	90%	90%

	5	Trade AR Availability				$0.00	$0.00	$0.00

						Loan Status Schedule ID Total	3IN US	4IN Canada
In-Transit	6	Gross Inventory as of:	11/3/18	-		$0.00	$0.00	$0.00
	7	Ineligible Inventory as of:	11/3/18			$0.00	$0.00	$0.00

	8	Net Eligible Inventory				$0.00	$0.00	$0.00
	9	Advance Rate (per appraisal tab - 90% of NOLV)				#DIV/0!	89.370000%	91.080000%

	10	Inventory Availability before Reserves				$0.00	$0.00	$0.00
	11	Less: In-Transit Delivery Costs				$0.00	$0.00	$0.00

	12	Inventory Availability before Divisional Sub-limits				$0.00	$0.00	$0.00
	13	Inventory Divisional Sub-limits					$0.00	$0.00

	14	Net Inventory Availability Before Aggregate Sub-limit				$0.00	$0.00	$0.00

	15	Aggregate Inventory Sub-limit

	16	Net Aggregate Inventory Availability				$0.00

						Loan Status Schedule ID Total	5IN US	6IN Canada
Finished Goods	17	Gross Inventory as of:	11/3/18			$0.00	$0.00	$0.00
	18	Ineligible Inventory as of:	11/3/18	-		$0.00	$0.00	$0.00

	19	Net Eligible Inventory				$0.00	$0.00	$0.00
	20	Advance Rate (per appraisal tab - 90% of NOLV)				#DIV/0!	89.370000%	91.080000%

	21	Inventory Availability before Aggregate Sub-limit				$0.00	$0.00	$0.00
	22	Inventory Divisional Sub-limits

	23	Net Inventory Availability Before Aggregate Sub-limit				$0.00	$0.00	$0.00

	24	Aggregate Inventory Sub-limit

	25	Net Aggregate Inventory Availability				$0.00

Total Inventory	26	Total Gross Inventory				$0.00
	27	Total Ineligible Inventory				$0.00
	28	Total Eligible Inventory Before Categorical & Divisional Sublimits				$0.00
	29	Combined Inventory Availability before Aggregate Sublimit				$0.00
	30	Inventory Sub limit on Aggregate Inventory Availability

						Loan Status Schedule ID Total	700 AEO
Real Estate	32	Total Other Collateral	12/31/2018			$0.00	$0.00
	33	Ineligible Other Collateral	12/31/2018	-		$0.00	$0.00

	34	Net Eligible Other Collateral				$0.00	$0.00
	35	Advance Rate				#DIV/0!	50.00000%

	36	Other Collateral Availability				$0.00	$0.00
	37	Other Collateral Availability Sub-limit			$140,000,000.00

	38	Adjusted Other Collateral Availability				$—

Collateral Reserves	39	Gross Combined Availability				$0.00	$0.00	$0.00
	40	Less Availability Reserve				$0.00	$0.00	$0.00
	41	Gift Cards / Mdse Credits (50%)				$0.00	$0.00	$0.00
	42	Landlord Lien Reserve (3 Mos PA, VA & WA)				$0.00	$0.00	$0.00
	43	Landlord Lien Reserve (3 Mos Mississauga DC)				$0.00	$0.00	$0.00
	44	WEPPA Reserve				$0.00	$0.00	$0.00
	45	Canadian Sales Tax Reserve				$0.00	$0.00	$0.00

	46	Total Reserves				$0.00	$0.00	$0.00

	47	Subtotal Availability before Canadian Sublimit				$0.00	$0.00	$0.00
	48	Canadian Sublimit						$40,000,000.00
	49	Gross Loan Value Less Reserves				$0.00	$0.00	$0.00

	50	Revolver Limit			$400,000,000.00

	51	Net Loan Value				$0.00

Loans & Advances	52	Revolver Loan Balance Per Previous Certificate				$0.00
	53	Net Collections Since Last Certificate		-		$0.00
	54	Advance Requested		+		$0.00
	55	Misc. Loan Adjustment		+/-		$0.00

	56	New Loan Balance				$0.00
	57	Outstanding L/C’s		-		$0.00

	58	Master Reserve Total (per PNC system)				$0.00
	59	Total Revolver Loans & Reserves				$0.00

	60	Loan Availability				$0.00

	61	Remaining Revolver Availability				$0.00
	62	Remaining Line Availability			$400,000,000.00

The undersigned hereby certifies that the above representations are true and correct and subject to all conditions of the Loan and Security Agreement. We also represent that there does not exist a condition which may precipitate an Event of Default, as defined under the terms of the Loan and Security Agreement.

Authorized Signature, Title	Date

Name of Authorized Signer (Printed)

EXHIBIT C

[FORM OF] BORROWING REQUEST

COMPANY NAME/HEADER

Borrowing Request	Date:

PNC Bank, National Association

PNC Business Credit

300 Fifth Avenue

Pittsburgh, PA 15222

Attention: Douglas Hoffman

Facsimile: 412-768-4369

Email: douglas.hoffman@pnc.com

Ladies and Gentlemen:

This Borrowing Request is furnished pursuant to Section 2.03 of that certain Amended and Restated Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”) among American Eagle Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and PNC Bank, National Association as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings ascribed thereto in the Credit Agreement. The Borrower represents that, as of this date, the conditions precedent set forth in Section 4.02 of the Credit Agreement are satisfied.

The Borrower Representative hereby notifies the Administrative Agent of its request for the following Borrowing:

(1)	This Borrowing Request is being made on behalf of [INSERT APPLICABLE BORROWER’S NAME].

(2)	The Borrowing shall be a U.S. Borrowing or Canadian Borrowing.

(3)	The Borrowing shall be a [LIBOR Borrowing or CDOR Borrowing or EURIBOR Borrowing or ABR Borrowing or Canadian Prime Rate Borrowing].

(4)	Borrowing Date of the Borrowing (must be a Business Day):

(5)	Aggregate amount and currency of the Borrowing: [$][Cdn$][€][£]

(6)	If a LIBOR Borrowing, CDOR Borrowing, or EURIBOR Borrowing, the duration of Interest Period shall be:

One Month

Two Months

Three Months

Six Months

Twelve Months

AMERICAN EAGLE OUTFITTERS, INC.

By:

Name:
Title:

[Signature page to Borrowing Request]

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE1

[                          ], 20[    ]

To:	The Administrative Agent and Lenders party to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of January 30, 2019 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among American Eagle Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and PNC Bank, National Association as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON HIS/HER BEHALF AS AN OFFICER OF BORROWER REPRESENTATIVE AND NOT IN HIS/HER INDIVIDUAL CAPACITY, AND ON BEHALF OF THE BORROWERS, THAT:

1.    I am the duly elected [                            ] of the Borrower Representative;

[2.    The attached financial statements for the [quarterly/monthly] accounting period ending on [                            ] present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;]2

[2./3.]    I have no knowledge of, in each case except as set forth below, (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement;

[3./4.]    Since the later of the Effective Date and the date of the last Compliance Certificate, no Loan Party has (i) changed its name as it appears in official filings in the state or province of incorporation or organization, (ii) changed its chief executive office, (iii) changed

[1]

This form of Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Loan Parties under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this form of Compliance Certificate shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this form of Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this form of Compliance Certificate are to be modified accordingly.

[2]	For certificate accompanying quarterly or monthly financial statements only.

the type of entity that it is, (iv) changed its organization identification number, if any, issued by its state or province of incorporation or other organization, or (v) changed its state or province of incorporation or organization;

[4./5.]    Schedule I attached hereto sets forth reasonably detailed calculations of the Fixed Charge Coverage Ratio and, if applicable, calculations setting demonstrating compliance with Section 6.12 of the Credit Agreement; and

Described below are the exceptions, if any, to paragraph [2/3] by listing, in detail, the (i) nature of the condition or event giving rise to a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications are made and delivered as of the date first written above.

AMERICAN EAGLE OUTFITTERS, INC.

By:

Name:
Title:

[Signature page to Compliance Certificate]

SCHEDULE I

Calculation of Fixed Charge Coverage Ratio and

Compliance as of [                         ], 20[    ]

with Section 6.12 of the Credit Agreement

EXHIBIT E

[FORM OF] INTEREST ELECTION REQUEST

[                          ], 20[    ]

PNC Bank, National Association

PNC Business Credit

300 Fifth Avenue

Pittsburgh, PA 15222

Attention: Douglas Hoffman

Facsimile: 412-768-4369

Email: douglas.hoffman@pnc.com

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among American Eagle Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes an Interest Election Request and the Borrower Representative hereby gives you notice, pursuant to Section 2.08 of the Credit Agreement, that it requests the conversion or continuation of [U.S. Borrowing][Canadian Borrowing] under the Credit Agreement, and in connection therewith the Borrower Representative specifies the following information with respect to such Borrowing and each resulting Borrowing:

(1)	Borrowing to which this request applies:

a.	Principal Amount: [$][Cdn$][£][€]
b.	Type: [LIBOR Borrowing or CDOR Borrowing or EURIBOR Borrowing or ABR Borrowing or Canadian Prime Rate Borrowing]
c.	[Interest Period: [one][two][three][six][twelve] months][1]

(2)	Effective date of this election (must be a Business Day):

(3)	Resulting Borrowing(s):

a.	Principal Amount: [$][Cdn$][£][€]
b.	Type: [LIBOR Borrowing or CDOR Borrowing or EURIBOR Borrowing or ABR Borrowing or Canadian Prime Rate Borrowing]
c.	[Interest Period: [one][two][three][six][twelve] months][2]

[1]	Applicable to LIBOR Borrowing, CDOR Borrowing, and EURIBOR Borrowing.
[2]	Applicable to LIBOR Borrowing, CDOR Borrowing, and EURIBOR Borrowing.

AMERICAN EAGLE OUTFITTERS, INC.

By:

Name:
Title:

[Signature Page to Interest Election Request]

EXHIBIT F

[FORM OF] JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [                         ], 20[    ], is entered into between [                            ], a [                            ] (the “New Subsidiary”) and PNC Bank, National Association, in its capacity as administrative agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement dated as of January 30, 2019 (as the same may be amended, restated, supplemented, modified, extended or restated from time to time, the “Credit Agreement”) among American Eagle Outfitters, Inc. and certain of its subsidiaries from time to time party thereto (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent for the Lenders. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and shall have all of the obligations of a [U.S.] [Canadian] Loan Party and a [U.S.] [Canadian] Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the applicable terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the applicable representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the applicable covenants set forth in Articles V and VI of the Credit Agreement, and (c) all of the applicable guaranty obligations set forth in [Article X] [Article XI] of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in [Sections 10.10 and 10.13] [Section 11.08] of the Credit Agreement, hereby guarantees, jointly and severally with the other [U.S.] [Canadian] Guarantors, to the Administrative Agent and the Lenders, as provided in [Article X] [Article XI] of the Credit Agreement, the prompt payment and performance of the [U.S.] [Canadian] Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the [U.S.] [Canadian] Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other [U.S.] [Canadian] Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the [U.S.] [Canadian] Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.    Joinder and Assumption of Obligations. Effective as of the date of this Agreement:

(a)    The New Subsidiary hereby:

(i)    acknowledges and agrees that it has received and reviewed a copy of the Credit Agreement, the [U.S. Security Agreement][Canadian Security Agreements], and each of the other Loan Documents;

(ii)    in addition to joining in the execution of, and becoming a party to the Credit Agreement, joins in the execution of, and becomes a party to the [U.S. Security Agreement][Canadian Security Agreements], and each of the other Loan Documents to which the [U.S.][Canadian] [Borrowers][Guarantors] are party (and in the same capacities and to the same extent as the [U.S.][Canadian] [Borrowers][Guarantors]); and

(iii)    assumes and agrees to perform all applicable duties and Obligations of a [U.S.][Canadian] [Borrower][Guarantor] and Loan Party under the Credit Agreement, the [U.S. Security Agreement][Canadian Security Agreements], and each of the other Loan Documents to which the [U.S.][Canadian] [Borrower][Guarantor] are a party.

(b)    Without in any manner limiting the generality of clause (a) above, the New Subsidiary hereby covenants and agrees that to secure the prompt and complete payment, performance and observance of all of the [Secured Obligations][Canadian Secured Obligations], and in accordance with the [U.S. Security Agreement][Canadian Security Agreements], the New Subsidiary hereby grants, pledges, assigns and hypothecates to the Administrative Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all of the Collateral of such [Borrower][Guarantor] (as defined in the [U.S. Security Agreement][Canadian Security Agreements]), subject to all of the terms and provisions of the [U.S. Security Agreement][Canadian Security Agreements], and hereby authorizes the Administrative Agent and/or its representatives to file such UCC or PPSA financing statements as the Administrative Agent may determine to be appropriate in accordance with the Loan Documents.

3.    Updated Schedules. To the extent that any changes in any representations, warranties, and covenants (other than representations, warranties, and covenants that relate solely to an earlier date) require any amendments to the Schedules to the Credit Agreement or any of the other Loan Documents to reflect the joinder of the New Subsidiary, such Schedules are hereby amended or supplemented as set forth in the Schedules annexed to this Agreement at Schedule A.

4.    If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) [including, but not limited to, the Canadian Security Agreements,]1 as requested by the Administrative Agent in accordance with the Credit Agreement.

5.    The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

[1]	To be included for a Canadian New Subsidiary only.

6.    The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

7.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

8.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:

Name:
Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:
Title:

[Signature page to Joinder Agreement]

Schedule A

[See attached]2

[2]	Amendments or supplements to Schedules (if any).

EXHIBIT G-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among American Eagle Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and PNC Bank, National Association, in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date: [                         ], 20[    ]

EXHIBIT G-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among American Eagle Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and PNC Bank, National Association, in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date: [                         ], 20[    ]

EXHIBIT G-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among American Eagle Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and PNC Bank, National Association, in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein. terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date: [                         ], 20[    ]

EXHIBIT G-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of January 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among American Eagle Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, and PNC Bank, National Association, in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date: [                         ], 20[    ]